Exhibit 10.29

3 October 2011

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES IN THE

CAPITAL OF EURO CAR PARTS HOLDINGS LIMITED

(1)	DRACO LIMITED
(2)	LKQ EURO LIMITED
(3)	LKQ CORPORATION

Olswang LLP	T +44 (0) 20 7067 3000
90 High Holborn	F +44 (0) 20 7067 3999	Olswang LLP is regulated by the Solicitors Regulation Authority
London WC1V 6XX	DX 37972 Kingsway	www.olswang.com

28.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCEEDINGS	42

SCHEDULE 1
	Part 1: Details of the Company	44
	Part 2: Details of the Subsidiaries	46

SCHEDULE 2
	Warranties
	Part 1 — General	55
	Part 2 — Accounts, Financial, Banking and Current Trading	59
	Part 3 — Compliance and Litigation	66
	Part 4 — Contracts	72
	Part 5 — Assets	78
	Part 6 — Property	81
	Part 7 — Employment	89
	Part 8 — Pensions	94
	Part 9 — Intellectual Property	96
	Part 10 — Information Technology	99
	Part 11 — Compliance	101

SCHEDULE 3
	Tax
	Part 1: Tax definitions and interpretation	105
	Part 2: Tax Warranties	110
	Part 3: Tax Covenant	117
	Part 4: Miscellaneous: including exclusions and limitations, conduct of claims and payments	120

SCHEDULE 4
	Not used

SCHEDULE 5
	Limitations on Seller’s Liability	130

SCHEDULE 6
	The Earn-out Periods	138

SCHEDULE 7
	EBITDA Policies	141

SCHEDULE 8
	Finance leases	144

SCHEDULE 9
	Proportion	148

SCHEDULE 10
	Completion Financial Statements	149

Agreed Form Documents

Series A Loan Note Instrument

Series B 2012 Loan Note Instrument

Series B 2013 Loan Note Instrument

Series C 2012 Loan Note Instrument

Series C 2013 Loan Note Instrument

Series D 2012 Loan Note Instrument

Series D 2013 Loan Note Instrument

Resignation of auditors

Resignation of directors and secretary

Deed of release

Power of attorney

Minutes of the Buyer

Minutes of the Company

Minutes of the Seller

Disclosure Letter

Flowering Shareholders SPAs

Employment Agreements

Deed of Undertaking

Compromise Agreement

Deed of Guarantee

Wembley Option Agreement

Wembley Rent Review Memoranda

Wembley Deed

Set-Off Escrow Account Instruction Letter

Letter of Appointment (for David Bevan)

Appointment Variation (for Neil Brown)

THIS AGREEMENT is made on October 3, 2011

BETWEEN:

(1)	DRACO LIMITED, a company incorporated in Jersey (registered number 88756) whose registered office is at No.2, The Forum, Grenville Street, Jersey JE1 4HH (“Seller”);

(2)	LKQ EURO LIMITED, a company incorporated in England and Wales (registered number 07780838) whose registered office is at c/o K&L Gates LLP, One New Change, London EC4M 9AF; (“Buyer”); and

(3)	LKQ CORPORATION, a company incorporated in the State of Delaware whose principal office is at 500 West Madison Street, Suite 2800 Chicago IL 60661, USA (“Guarantor”).

RECITALS:

(A)	The Company (as defined below) is a private company limited by shares. Further details of the Company are set out in part 1 of schedule 1.

(B)	The Seller wishes to sell and the Buyer wishes to buy all of the shares in the capital of the Company held by the Seller on the terms of this Agreement.

(C)	The Buyer also wishes to purchase all of the Flowering Shares from the Flowering Shareholders pursuant to the terms of the Flowering Shareholders SPAs.

(D)	The Guarantor has agreed to guarantee the performance by the Buyer of its obligations under this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“2009 Group Reorganisation” means the group reorganisation carried out in 2009 as more particularly described in the Group Restructuring Memorandum prepared by Grant Thornton dated 14 October 2009, a copy of which is at document B2 attached to the Disclosure Letter;

“2012 Earn-out Loan Notes” means the Series B 2012 Loan Notes and the Series D 2012 Loan Notes;

“2013 Earn-out Loan Notes” means the Series B 2013 Loan Notes and the Series D 2013 Loan Notes;

“2012 Earn-out Period” means the period starting on 1 January 2012 and ending on 31 December 2012;

“2012 EBITDA” means the EBITDA for the 2012 Earn-out Period;

“2012 EBITDA Target” means the sum agreed in writing between the parties for such purpose or such other adjusted amount as is agreed between the parties in accordance with this Agreement;

“2012 Initial EBITDA Amount” means the sum agreed in writing between the parties for such purpose;

“2013 Earn-out Period” means the period starting on 1 January 2013 and ending on 31 December 2013;

“2013 EBITDA” means the EBITDA for the 2013 Earn-out Period;

“2013 EBITDA Target” means the sum agreed in writing between the parties for such purpose or such other adjusted amount as is agreed between the parties in accordance with this Agreement;

“2013 Initial EBITDA Amount” means the sum agreed in writing between the parties for such purpose;

“Accounts” means:

(i)	the audited group financial statements of the Company for the financial year ended on the Accounts Date (including the group profit and loss account, the group balance sheet, the Company balance sheet, the Company profit and loss account, the group cash flow statement and all notes), together with the directors’ report and the auditor's report; and

(ii)	the financial statements of each of the Subsidiaries for the financial year ended on the Accounts Date (including, in each case, the profit and loss account, the balance sheet, the cash flow statement (where applicable) and all notes), together with the directors' report and the auditor's report, such financial statements having been audited in the case of each of the Active Companies, and in schedule 2 the “Company Accounts” means the Accounts of the relevant Group Company and “Group Accounts” means the consolidated Accounts of the Group Companies;

“Accounts Date” means 31 December 2010;

“Active Companies” means the Company, ECP, ADS and VDS;

“Actual Cash Amount” means the aggregate amount of Cash on the balance sheets of each of the Group Companies other than ADS and VDS as at the Effective Date determined in accordance with clause 4 and schedule 10;

“Actual Debt and Finance Lease Amount” means the amount outstanding in respect of the Debt and Finance Leases as at the Effective Date determined in accordance with clause 4 and schedule 10 (expressed as a positive number);

“Actual Pro-rata Bonus” means the aggregate gross amount of the bonuses actually paid to the Bonus Recipients in respect of the calendar year 2011 plus an amount equal to the Class 1 secondary ‘employer’s’ national insurance contributions payable by any Group Company in respect thereof, multiplied by (X÷365) where X equals the number of days that have elapsed between (and including) 1 January 2011 and the Effective Date;

“Adjustment” means the Bonus Adjustment, the Tax Adjustment, the Cash Adjustment or the Debt Adjustment as the context requires;

“ADS” means Automotive Data Services Limited, brief details of which are set out in part 2 of schedule 1;

“ADS/VDS Indemnity” means the indemnity in clause 13.16;

“ADS/VDS Indemnity Claim” means a claim under the indemnity in clause 13.16;

“ADS/VDS Tax Covenant Claim” means a claim under the provisions of part 3 of schedule 3 that relates to ADS and/ or VDS;

“Agent” means (i) any person appointed by a power of attorney or similar instrument granted by any Group Company empowering that person to represent a Group Company in matters and dealings by or involving such Group Company, and (ii) any agent, sales representative, sponsor or other person appointed or retained to assist any Group Company to obtain business or promote the distribution, marketing or sales of products or services of any Group Company;

“Anti-Corruption Laws” means, collectively, (i) the United States Foreign Corrupt Practices Act, (ii) applicable laws enacted pursuant to the Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iii) any other applicable law of any jurisdiction in which any Group Company operates or to which it is subject prohibiting bribery and corruption of public officials;

“Appointment Letter” means the letter of appointment in the agreed form to be entered into at Completion by ECP and David Bevan;

“Appointment Variation” means the deed of variation in the agreed form to be entered into at Completion between ECP and Neil Brown varying the terms of the letter of appointment dated 4 September 2009 between Neil Brown and the Company;

“Bonus Adjustment” has the meaning given to it in clause 4.6;

“Bonus Estimate” means £850,000;

“Bonus Recipients” means Sukhpal Singh Ahluwalia, Maheshkumar Shah, Paul Stuart Creasey, Stephen James Horne, David John Bevan, Christopher Barella, David William Beak, Arpana Mangrola, Sukhbir Singh Kapoor, Martin Kenneth Gray, William Kenneth Stimson, Andrew Craig Hamilton and Michael Ronald Spalding;

“Business Day” means a day on which banks are open for business in London and New York, other than Saturday or Sunday;

“Business Information” means information used by, or relating to the business, affairs, products, services, activities, operations, properties, finances, assets or liabilities of, any Group Company which is confidential or not generally known including:

(a)	customer and supplier lists and confidential other customer-related and supplier-related information;

(b)	sales targets, sales statistics, market share statistics, market research surveys and reports;

(c)	confidential know-how;

(d)	business plans and forecasts and information relating to business development and future projects and commercial relationships; and

(e)	all confidential notices, correspondence, orders, enquiries and accounting, financial and tax books and records,

in each case, in whatever form held;

“Business Plan” means the three year plan a copy of which is included in the Data Room at documents 2.1.11.1, 2.1.11.2, 4.4.3.13 and 4.4.3.14;

“Buyer’s Group” means the Buyer, any ultimate parent undertaking of the Buyer for the time being and all direct or indirect subsidiary undertakings for the time being of any such parent undertaking but excluding for the avoidance of doubt the Group Companies;

“Buyer’s Solicitors” means K&L Gates LLP of One New Change London EC4M 9AF;

“Canterbury Documents” means:

(a)	the agreement for sale and purchase of leasehold property made between (1) Thorn Limited, (2) ECP and (3) the Seller, a copy of which is contained in the data room at document 1.18.3.17.1; and

(b)	the licence to assign made between (1) Paul Bradley Griffith, (2) Thorn Limited, (3) ECP and (4) the Seller, a copy of which is contained in the Data Room at document 1.18.3.17.2;

“Cash” shall have the meaning given in schedule 10;

“Cash Adjustment” has the meaning given to it in clause 4.4;

“Cash Estimate” means £11,162,820, being the estimated aggregate amount of Cash on the balance sheets of each of the Group Companies other than ADS and VDS as at the Effective Date;

“Claims” means Tax Claims, Warranty Claims, Indemnity Claims and ADS/VDS Indemnity Claims;

“Companies Law” means the Companies Act 1985 and the Companies Act 2006, in each case as amended and any equivalent legislation applicable in respect of any overseas companies;

“Company” means Euro Car Parts Holdings Limited, a private company limited by shares incorporated in England and Wales with registered number 7063752, brief details of which are set out in part 1 of schedule 1;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date on which Completion takes place;

“Completion Financial Statements” means financial statements of the Company for the period commencing on 1 January 2011 and ending on the Effective Date prepared and agreed or determined in accordance with clause 4 and schedule 10 including a balance sheet and profit and loss account for each Group Company and the Group on a consolidated basis;

“Compromise Agreement” means the compromise agreement in the agreed form to be entered into at Completion between ECP and Parvinder Ahluwalia;

“Connected Person” means a person who is connected within the meaning given in section 1122 of the Corporation Tax Act 2010 provided that this shall not include any director of the Seller;

“Contingent Consideration” means the consideration (if any) payable to the Seller and to the Flowering Shareholders pursuant to clause 5 and the Flowering Shareholders SPAs payable in the proportions set out in schedule 9;

“Data Room” means the “Project Moore” electronic Data Room hosted by Merrill Corporation as contained on identical CDs/DVDs labelled “Project Moore Data Room” and initialled by or on behalf of the Buyer and the Seller;

“Debt Adjustment” has the meaning given to it in clause 4.5;

“Debt and Finance Leases” means any borrowing or indebtedness in the nature of borrowing including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement, purchase on deferred terms or other transaction having the commercial effect of a borrowing or any factored debts, including those finance leases details of which are set out in schedule 8;

“Debt and Finance Lease Estimate” means £7,700,000, being estimated amount outstanding in respect of the Debt and Finance Leases as at the Effective Date (expressed as a positive number);

“Deed of Guarantee” means the deed of guarantee in the agreed form to be entered into at Completion by the Guarantor and the noteholders (as detailed therein) in relation to the Loan Notes;

“Deed of Undertaking” means the deed of undertaking in the agreed form to be entered into at Completion by the Buyer and Sukhpal Singh Ahluwalia;

“Deferred Consideration Loan Notes” means the Series C 2012 Loan Notes and the Series C 2013 Loan Notes;

“Disclosure Bundle” means the bundle of documents in the agreed form attached to the Disclosure Letter;

“Disclosure Letter” means the disclosure letter from the Seller to the Buyer, dated with the date of this Agreement;

“Draco Completion Payment” means the payment to be made in accordance with clause 3;

“Draco Loan” means the interest free loan made by the Seller to the Company, in respect of which the amount of £102,147,666.54 is owing to the Seller by the Company as at the Effective Date;

“Draco Shares” means the 2 ordinary shares in the capital of the Company held by the Seller;

“Draft Completion Financial Statements” has the meaning given to it in clause 4.1.1;

“EAR” means the Export Administration Regulations administered by the U.S. Department of Commerce;

“Earn-out Periods” means the 2012 Earn-out Period and the 2013 Earn-out Period;

“EBITDA” means earnings of the Group Companies (on a consolidated basis) before interest, tax, depreciation and amortisation as determined in accordance with schedule 7;

“EBITDA Statement” means the statement of 2012 EBITDA or 2013 EBITDA as the case may be;

“ECP” means Euro Car Parts Limited brief details of which are set out in part 2 of schedule 1;

“Effective Date” means 12.01 a.m. on 1 October 2011;

“Employment Agreements” means the employment agreements in the agreed form to be entered into at Completion between ECP and each of Paul Creasey, Sukhpal Singh Ahluwalia, David Beak, Christopher Barella, Martin Gray, Andrew Hamilton, Stephen Horne, Sukhbir Singh Kapoor, Arpana Mangrola, Maheshkumar Shah, Michael Spalding and William Stimson;

“Encumbrance” includes any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption or other third party right, interest or claim of any kind (including imposed by law);

“Exchange Rate” means with respect to a particular currency on a particular date, the closing mid-point rate for conversion of that currency into pounds sterling on that date or, if that date is not a Business Day, the first Business Day after that date (“Relevant Date”), as set out in the London edition of the Financial Times first published after the Relevant Date;

“Flowering Shares” means the 211,714 A ordinary shares of £1 each and the 389,594 B ordinary shares of £1 each in the capital of the Company;

“Flowering Shareholders SPAs” means the agreements in the agreed form between the Buyer and each of the Flowering Shareholders to be entered into at Completion for the sale and purchase of the Flowering Shares;

“Flowering Shareholders” means the holders of the Flowering Shares, details of whom and their shareholdings are set out in part 1 of schedule 1;

“Freehold Properties” means the freehold properties listed in part 1 of document D1 of the Disclosure Bundle;

“General Warranties” means the Warranties other than the Title Warranties and the Tax Warranties;

“General Warranty Claim” means a claim for breach of any of the General Warranties;

“Government Official” includes, (i) any officer, employee or agent of any government (including any government of any country or any political subdivision within a country) or of any department, agency or instrumentality (including any business or corporate entity owned or managed by a government, such as a national oil company or subsidiary thereof) thereof, or any person acting in an official capacity or performing public duties or functions on behalf of any such government, department, agency or instrumentality, (ii) any political party or official thereof, (iii) any candidate for public office, or (iv) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund and the World Bank;

“Group” means the Buyer's Group or the Seller's Group as the context requires;

“Group Companies” means the Company and each of the Subsidiaries, and a reference to a “Group Company” is a reference to any one of them;

“ICE Regulations” means the Information and Consultation of Employees Regulations 2004;

“Inactive Companies” means Seebeck 31 Limited, Euro Car Parts Limited (registered in Republic of Ireland), Euro Car Parts (Northern Ireland) Limited, Car Parts 4 Less Limited and Euro Garage Solutions Limited;

“Indemnity Claim” means a claim under the indemnity in clause 13.13;

“Independent Accountant” means such firm of accountants as is appointed in accordance with clause 9;

“Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied;

“Insurance Cap” means £25,000,000;

“Insurance Excess” means £2,250,000;

“Insurance Policy” means the warranties and indemnities insurance policies in relation to Claims taken out by the Buyer with Allied World Assurance Company Limited and Pembroke Syndicate at Lloyd's with effect from the Completion Date;

“Leasehold Properties” means the leasehold properties demised by the Leases;

“Leases” means the leases listed in part 2 of document D1 of the Disclosure Bundle;

“Loan Note Instruments” means all or any of the instruments constituting the Loan Notes;

“Loan Notes” means all or any of the Series A Loan Notes, the 2012 Earn-out Loan Notes, the 2013 Earn-out Loan Notes and the Deferred Consideration Loan Notes;

“Losses” means in relation to any matter, all liabilities, losses, damages, claims, costs, actions, awards, penalties, fines, proceedings, demands and expenses on a full indemnity basis (including all reasonable legal and other professional fees and expenses properly incurred) relating to that matter;

“Management Accounts” means:

(a)	the unaudited management accounts of each Active Company comprising a balance sheet as at 31 July 2011 and a profit and loss account and cash flow statement (for each Active Company) for the period which began on 1 January 2011 and ended on 31 July 2011 as contained in the Data Room at documents 2.1.1.3, 4.2.2 and 4.2.75 (the “July Management Accounts”); and

(b)	the unaudited management accounts of each Active Company comprising a balance sheet as at 31 August 2011 and a profit and loss account and cash flow statement (for each Active Company) for the period which began on 1 January 2011 and ended on 31 August 2011 as contained in the Data Room at documents 2.1.7.2.1, 4.4.3.4, 4.4.3.5, 4.4.3.8 and 4.4.3.9 (the “August Management Accounts”);

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department;

“OFAC Regulations” means the regulations and Executive Orders administered by OFAC;

“Pension Schemes” means:

(i)	the Universal Group Personal Pension Plan effected with Phoenix Life (formerly Scottish Mutual); and

(ii)	the Euro Car Parts Limited Stakeholder Pension Plan effected with Legal & General;

“Post-Completion Adjustments” means the financial statement adjustments made by Buyer's Group to conform the Completion Financial Statements to the accounting policies of Buyer's Group;

“Prohibited Payment” means any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any Government Official or relative of any Government Official, to influence any act, decision or omission of any Government Official, to obtain or retain business, to direct business to any Group Company or to gain any advantage or benefit for any Group Company. Prohibited Payments do not include: (i) any facilitating payment to a Government Official the purpose of which is to expedite or to secure the performance of a routine governmental action, or (ii) a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of a Government Official that is directly related to the execution or performance of a contract with a foreign government or department, agency or instrumentality thereof;

“Properties” means the Freehold Properties and the Leasehold Properties;

“Relief” has the meaning given to it in part 1 of schedule 3;

“Representative” means any appropriate representative (as that expression is used in the Transfer Regulations or TULRCA), negotiating representative (as that expression is used in the ICE Regulations), information and consultation representative (as that expression is used in the ICE Regulations) and the Transnational Information and Consultation of Employees Regulations 1999), employee representative (as that expression is used in the Transnational Information and Consultation of Employees Regulations 1999) or any staff association or trade union representative;

“Restricted Encumbrance” means any mortgage, charge, pledge, option, right of first refusal, right of pre-emption or other third party right in the nature of security but excluding reservation of title over goods supplied and excluding liens under third party trading terms or which arise by operation of law and excluding finance leases;

“Seller's Estimated CT Liability” has the meaning given in clause 4.7;

“Seller's Group” means the Seller, any ultimate parent undertaking of the Seller for the time being and all direct or indirect subsidiary undertakings for the time being of any such parent undertaking, but excluding for the avoidance of doubt the Group Companies;

“Seller's Proportion” means in relation to the Seller, the proportion as specified in schedule 9;

“Seller's Solicitors” means Olswang LLP of 90 High Holborn, London WC1V 6XX;

“Series A Loan Note Instrument” means the instrument in the agreed form constituting £10,000,000 in aggregate principal amount of unsecured loan notes, to be issued to the Seller and the Flowering Shareholders at Completion;

“Series A Loan Notes” means the unsecured loan notes of the Buyer constituted by the Series A Loan Note Instrument;

“Series B 2012 Loan Note Instrument” means the instrument in the agreed form constituting such principal amount of unsecured loan notes as shall be required to satisfy the Contingent Consideration payable to the Flowering Shareholders in respect of the 2012 Earn-out Period;

“Series B 2012 Loan Notes” means the loan notes of the Buyer constituted by the Series B 2012 Loan Note Instrument;

“Series B 2013 Loan Note Instrument” means the instrument in the agreed form constituting such principal amount of unsecured loan notes as shall be required to satisfy the Contingent Consideration payable to the Flowering Shareholders in respect of the 2013 Earn-out Period;

“Series B 2013 Loan Notes” means the loan notes of the Buyer constituted by the Series B 2013 Loan Note Instrument;

“Series C 2012 Loan Note Instrument” means the instrument in the agreed form constituting £4,169,749 in aggregate principal amount of unsecured loan notes, to be issued at Completion to certain Flowering Shareholders;

“Series C 2012 Loan Notes” means the loan notes of the Buyer constituted by the Series C 2012 Loan Note Instrument;

“Series C 2013 Loan Note Instrument” means the instrument in the agreed form constituting £4,169,749 in aggregate principal amount of unsecured loan notes, to be issued at Completion to certain Flowering Shareholders;

“Series C 2013 Loan Notes” means the loan notes of the Buyer constituted by the Series C 2013 Loan Note Instrument;

“Series D 2012 Loan Note Instrument” means the instrument in the agreed form constituting unsecured loan notes to be issued to certain Flowering Shareholders if required pursuant to clause 5.6;

“Series D 2012 Loan Notes” means the loan notes of the Buyer constituted by the Series D 2012 Loan Note Instrument;

“Series D 2013 Loan Note Instrument” means the instrument in the agreed form constituting unsecured loan notes to be issued to certain Flowering Shareholders if required pursuant to clause 5.7;

“Series D 2013 Loan Notes” means the loan notes of the Buyer constituted by the Series D 2013 Loan Note Instrument;

“Set-Off Escrow Account” means an account to be opened in the name of the Seller's Solicitors if required pursuant to clause 7;

“Set-Off Escrow Account Instruction Letter” means the letter in the agreed form to be delivered at Completion by the Seller and the Buyer to the Seller's Solicitors giving instructions regarding the Set-off Escrow Account;

“Shares” means all the issued shares in the capital of the Company, details of which are set out in part 1 of schedule 1;

“Subsidiaries” means the subsidiary undertakings of the Company, details of which are set out in part 2 of schedule 1;

“Tax” or “Taxation” has the meaning given to it in part 1 of schedule 3;

“Tax Authority” has the meaning given to it in part 1 of schedule 3;

“Tax Adjustment” has the meaning given to it in clause 4.8;

“Tax Claim” means a claim under the Tax Covenant including an ADS/VDS Tax Covenant Claim or for any breach of any of the Tax Warranties;

“Tax Covenant” means the tax covenants given in favour of the Buyer set out in part 3 of schedule 3;

“Tax Warranties” means the warranties of the Seller relating to Tax given under clause 13.1 which are set out in part 2 of schedule 3;

“Title Warranties” means the warranties set out at paragraphs 1 and 8 of part 1 of schedule 2;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“TULRCA” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“UK GAAP” means generally accepted accounting practice in the United Kingdom incorporating Statements of Standard Accounting Practice and Financial Reporting Standards adopted or issued by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board and in force on the date of this Agreement;

“U.S. Trade Laws” means each and any U.S. law, regulation and Executive Order imposing restrictions, requirements, conditions or sanctions in connection with international trade activities, including, without limitation, the EAR, the OFAC Regulations, the International Traffic in Arms Regulations administered by the U.S. Department of State, and statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran;

“VAT” means value added tax as provided for in VATA, and any tax imposed in substitution for it;

“VATA” means the Value Added Tax Act 1994;

“VDS” means Vehicle Data Services Limited, brief details of which are set out in part 2 of schedule 1;

“Warranties” means the warranties of the Seller given under clause 13.1 which are set out in schedule 2 and the Tax Warranties;

“Warranty Claim” means a claim for any breach of any of the Warranties other than a Tax Warranty;

“Wembley Leases” means the leases between Property Holdings (Euro) Limited and the ECP dated 12 November 2002 and 3 October 2007 respectively in relation to premises at Fulton Road, Wembley Industrial Estate, HA9 0TF;

“Wembley Option Agreement” means the agreement in the agreed form to be signed at Completion by Property Holdings (Euro) Limited and ECP relating to options to extend the Wembley Leases;

“Wembley Rent Review Memoranda” means the memoranda in the agreed form from Property Holdings (Euro) Limited to ECP confirming no increase in the rent in respect of the Wembley Leases;

“Wembley Deed” means the deed in the agreed form to be signed by Property Holdings (Euro) Limited and ECP at Completion;

“Year 2012 Accounts” means the consolidated accounts of the Group Companies for the financial year ended on 31 December 2012; and

“Year 2013 Accounts” means the consolidated accounts of the Group Companies for the financial year ended on 31 December 2013.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	any reference to the parties or a recital, clause or schedule is to the parties or the relevant recital, clause or schedule of or to this Agreement, and any reference in a schedule to a paragraph is to a paragraph of the schedule or, where relevant, that part of the schedule;

1.2.2	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	“financial year”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them by sections 390 and 1162 of the Companies Act 2006 respectively;

1.2.6	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation except to the extent that any amendment, re-enactment or consolidation on or after the date of this Agreement would increase the liability of any party under this Agreement;

1.2.7	the words “include(s)”, “including” and “in particular” are to be construed without limitation;

1.2.8	any reference to a document being “in the agreed form” means a document in a form agreed by the parties before the signing of this Agreement and either entered into on the date of this Agreement by the relevant parties or initialled by the parties or on their behalf, in the latter case with such amendments as they may subsequently agree;

1.2.9	save where otherwise specified in this Agreement, references in this Agreement to a time of day shall be to London time;

1.2.10	any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, governmental or administrative authority or agency or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to whatever most closely approximates in that jurisdiction to the relevant English legal term.

1.3	The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

1.4	Any reference in this Agreement to a sum expressed in pounds sterling in the context of any sum denominated in any other currency (such as for example, but without limitation, a reference in any Warranty to an asset or liability being or having a value in excess of or not in excess of a sum in pounds sterling or a reference in a paragraph in schedule 5 (Limitations on Seller's Liability) to a sum in pounds sterling in the context of the amount or value of one or more Warranty Claims) shall be converted into pounds sterling at the Exchange Rate on the relevant date. In the case of a Warranty Claim or a claim for a breach of the Tax Warranties the relevant date shall be the date at which the Warranty is given and in the case of paragraph 1 of schedule 5 the relevant date shall be the date the Warranty Claim is notified in accordance with paragraph 3.1 of that schedule.

2.	AGREEMENT FOR SALE

Subject to the terms of this Agreement the Seller shall sell with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from all Encumbrances the Draco Shares and the Buyer shall buy the Draco Shares from the Seller. The Draco Shares shall be sold with all rights attaching to them at the date of Completion or subsequently, including the rights to receive all dividends and other distributions declared, paid or made at or after Completion.

3.	CONSIDERATION

3.1	The consideration for the Draco Shares shall comprise the Draco Completion Payment (which shall be payable in accordance with this clause 3) and the Seller's Proportion of the Contingent Consideration (which may be payable in accordance with clause 5) and shall be subject to adjustment in accordance with clause 4.

3.2	The Draco Completion Payment shall be £101,447,316, calculated as follows:

3.2.1	103,590,526;

less the aggregate of

3.2.2	£6,913,060 being the Seller’s Proportion of the amount of the Debt and Finance Lease Estimate; and

3.2.3	£763,130 being the Seller’s Proportion of the amount of the Bonus Estimate; and

3.2.4	£4,489,000 being the Seller’s Proportion of the amount of the Seller's Estimated CT Liability;

plus

3.2.5	£ 10,021,980 being the Seller’s Proportion of the amount of the Cash Estimate.

3.3	The Draco Completion Payment shall be satisfied as follows:

3.3.1	£92,289,316 in cash; and

3.3.2	£9,158,000 by the issue of £9,158,000 in principal amount of Series A Loan Notes.

4.	CONSIDERATION ADJUSTMENTS

4.1	The Buyer shall:

4.1.1	cause the Company to prepare a draft of the Completion Financial Statements (the “Draft Completion Financial Statements”) in accordance with the accounting principles, practices, policies and procedures set out in schedule 10 which shall include a statement of the Actual Cash Amount and the Actual Debt and Finance Lease Amount; and

4.1.2	deliver the Draft Completion Financial Statements to the Seller by no later than 60 Business Days following the Completion Date.

4.2	The Seller shall use reasonable endeavours to agree the Actual Cash Amount and the Actual Debt and Finance Lease Amount within 15 Business Days of the date on which the Draft Completion Financial Statements are delivered to the Seller in accordance with clause 4.1.2 and, if it agrees with the amount of the Actual Cash Amount and the Actual Debt and Finance Lease Amount it shall give written notice to the Buyer of such agreement. If the Seller fails to notify the Buyer in writing that it agrees with the amount of the Actual Cash Amount and the Actual Debt and Finance Lease Amount during that 15 Business Day period and has not given a Cash Notice or a Debt Notice (each as defined in this clause 4.2) (as the case may be), then the Actual Cash Amount and/ or the Actual Debt and Finance Lease Amount (as the case may be) shall be deemed to have been agreed. If the Seller does not agree with the amount of the Actual Cash Amount and/ or the Actual Debt and Finance Lease Amount it may give written notice to the Buyer of the points in dispute setting out, to the extent reasonably practicable, in reasonable detail the reasons why those points are in dispute and its calculation of the Actual Cash Amount and/ or the Actual Debt and Finance Lease Amount (a “Cash Notice” or a “Debt Notice” as the case may be).

4.3	If the Seller gives a Cash Notice or a Debt Notice to the Buyer within the period of 15 Business Days specified in clause 4.2, the Buyer and the Seller shall attempt in good faith to resolve any outstanding matters and agree the amount of the Actual Cash Amount or the Actual Debt and Finance Lease Amount (as the case may be) within 15 Business Days after the receipt by the Buyer of written notice from the Seller of the points in dispute. The amount of the Actual Cash Amount or the Actual Debt and Finance Lease Amount so agreed by them shall be final and binding on the parties for all purposes. In the absence of agreement between the Buyer and the Seller within that time period, the matters in dispute shall be referred to the Independent Accountant and the Independent Accountant shall be instructed to determine the correct interpretation and application of the provisions of schedule 10 and/ or the amount of the Actual Cash Amount or the Actual Debt and Finance Lease Amount (as the case may be) in accordance with the procedure set out in clause 9.

4.4	Cash Adjustment

Within five Business Days after the date on which the Actual Cash Amount is agreed or determined in accordance with this Agreement, a payment shall be made as follows (“Cash Adjustment”):

4.4.1	if the Actual Cash Amount is greater than the Cash Estimate then the Buyer shall pay the amount of the excess to the Seller;

4.4.2	if the Actual Cash Amount is less than the Cash Estimate then the Seller shall pay the amount of the shortfall to the Buyer,

save that if the Actual Cash Amount is the same as the Cash Estimate then no payment shall be made.

4.5	Debt Adjustment

Within five Business Days after the date on which the Actual Debt and Finance Lease Amount is agreed or determined in accordance with this Agreement, a payment shall be made as follows (“Debt Adjustment”):

4.5.1	if the Actual Debt and Finance Lease Amount is greater than the Debt and Finance Lease Estimate then the Seller shall pay the amount of the excess to the Buyer;

4.5.2	if the Actual Debt and Finance Lease Amount is less than the Debt and Finance Lease Estimate then the Buyer shall pay the amount of the shortfall to the Seller,

save that if the Actual Debt and Finance Lease Amount is the same as the Debt and Finance Lease Estimate then no payment shall be made.

4.6	Bonus Adjustment

Within five Business Days of the payment of bonuses for the calendar year 2011 to the Bonus Recipients the Buyer shall notify the Seller in writing of the amount paid in cash to the Bonus Recipients and a payment shall be made as follows (“Bonus Adjustment”):

4.6.1	if the Actual Pro-rata Bonus is greater than the Bonus Estimate then the Seller shall pay the amount of the excess to the Buyer;

4.6.2	if the Actual Pro-rata Bonus is less than the Bonus Estimate then the Buyer shall pay the amount of the shortfall to the Seller,

save that if the Actual Pro-rata Bonus is the same as the Bonus Estimate then no payment shall be made.

4.7	Tax Adjustment

In this clause 4.7, the following definitions shall apply:

“Actual Tax Paid”	means, the total aggregate amount of corporation tax paid by the Group Companies before the Effective Date in respect of the Current Accounting Period;

“corporation tax”	means corporation tax in the United Kingdom and the equivalent in any other jurisdiction in which a Group Company is resident or has a permanent establishment;

“Current Accounting Period”	means the accounting period of a Group Company current at the Effective Date;

“Due Date”	means the last date on which a corporation tax return for a Group Company in respect of the Current Accounting Period is filed;

“Excess”	means the amount by which the Seller's CT Liability exceeds the Seller's Estimated CT Liability;

“instalment”	shall include a one off payment and sum of instalments shall be interpreted in the same way where the context requires;

“Seller’s CT Liability”	means an amount equal to the Seller's Percentage of the Total CT Liability, less the Actual Tax Paid;

“Seller’s Estimated CT Liability”	means £5,000,000 (such amount representing the amount estimated to be the aggregate corporation tax liability of the Group Companies on the taxable profits of the Group Companies accrued up to the Effective Date for the Current Accounting Period, less the Actual Tax Paid);

“Seller’s Percentage”	means (CP/TP) x 100 (expressed as a percentage) where:

CP = the aggregate taxable profits of the Group Companies up to the Effective Date, such profits calculated on an accruals basis provided that (i) the payments made to Person A and Person B referred to in paragraph 2.5.6 of schedule 10 shall be assumed to have accrued in full in the period up to the Effective Date, and (ii) for the avoidance of doubt, capital allowances on qualifying expenditure incurred in the Current Accounting Period shall be apportioned on the basis that X/365 of such allowances are available in the period up to the Effective Date, where X equals the number of days that have elapsed between (and including) 1 January 2011 and the Effective Date; and

TP = total aggregate taxable profits of the Group Companies for the Current Accounting Period.

For the purposes of this definition, in calculating taxable profits any group relief claims from the Buyer’s Group shall be ignored;

“Shortfall”	means the amount by which the Seller's CT Liability is less than the Seller's Estimated CT Liability; and

“Total CT Liability”	means the sum of the instalments paid both before and after Completion in respect of the corporation tax liability of the Group Companies for the Current Accounting Period.

4.8	Within five Business Days of the Due Date, the Buyer shall notify the Seller in writing of the amount (if any) to be paid in cash in respect of any Shortfall or Excess (“Tax Adjustment”).

4.9	If:

4.9.1	there is a Shortfall, the Buyer shall pay to the Seller an amount equal to that Shortfall;

4.9.2	there is an Excess, the Seller shall pay to the Buyer an amount equal to that Excess; and

4.9.3	there is neither a Shortfall, nor an Excess, no payment shall be made.

4.10	The Seller shall use reasonable endeavours to agree the amount of the Tax Adjustment within 15 Business Days of the date on which it is notified to the Seller in accordance with clause 4.8 and, if it agrees with the amount of the Tax Adjustment it shall give written notice to the Buyer of such agreement. If the Seller fails to notify the Buyer in writing that it agrees with the amount of the Tax Adjustment during that 15 Business Day period, then the Tax Adjustment shall be deemed to have been agreed. If the Seller does not agree with the amount of the Adjustment it may give written notice to the Buyer of the points in dispute setting out in reasonable detail the reasons why those points are in dispute and its calculation of the Tax Adjustment (a “Tax Notice”).

4.11	If the Seller gives a Tax Notice to the Buyer within the period of 15 Business Days specified in clause 4.10, the Buyer and the Seller shall attempt in good faith to resolve any outstanding matters and agree the amount of the Tax Adjustment within 15 Business Days after the receipt by the Buyer of written notice from the Seller of the points in dispute. The amount of the Tax Adjustment so agreed by them shall be final and binding on the parties for all purposes. In the absence of agreement between the Buyer and the Seller within that time period, the matters in dispute shall be referred to the Independent Accountant and the Independent Accountant shall be instructed to determine the correct interpretation and application of the of the provisions of schedule 10 and/ or the amount of the Tax Adjustment (as the case may be) in accordance with the procedure set out in clause 9.

4.12	The Tax Adjustment shall become payable on the date falling five Business Days after the date on which it is agreed or determined in accordance with this Agreement.

General

4.13	Subject to clauses 7.1 to 7.9, the Buyer or Seller (as the case may be) shall satisfy its obligation under this clause 4 in cash by telegraphic transfer of immediately available funds to the bank account specified or referred to in clause 16 (Payments and Interest).

4.14	Each party shall promptly provide to the other or the other's accountants or professional advisers all such documents and information as may reasonably be requested for the purpose of agreeing each Adjustment. The parties' obligations under this clause shall, without limitation, extend to providing access to or copies of all working papers in their possession or under their control created in the course of determining the relevant Adjustment, subject to parties signing the appropriate hold harmless letter(s), as necessary.

4.15	Any Cash Adjustment, Debt Adjustment, Bonus Adjustment and Tax Adjustment shall so far as possible and to the extent permitted by law be treated as a reduction or (as the case may be) an increase to the purchase price payable for the Shares by an equivalent amount.

5.	CONTINGENT CONSIDERATION

5.1	The Contingent Consideration (if any) in relation to the 2012 EBITDA Target shall be calculated as follows:

5.1.1	if the 2012 EBITDA is greater than or equal to the 2012 EBITDA Target, the Contingent Consideration in relation to 2012 EBITDA shall be 54.32% of the 2012 Initial EBITDA Amount plus an amount equal to 0.001% of the amount by which the 2012 EBITDA is greater than the 2012 EBITDA Target; or

5.1.2	if the 2012 EBITDA is between 86.475% (inclusive) and 100% of the 2012 EBITDA Target, the Contingent Consideration in relation to 2012 EBITDA shall be (54.32% of the 2012 Initial EBITDA Amount) x (2012 EBITDA ÷ 2012 EBITDA Target); or

5.1.3	if the 2012 EBITDA is less than 86.475% of the 2012 EBITDA Target, no Contingent Consideration shall be payable in relation to 2012 EBITDA.

5.2	The Contingent Consideration (if any) in relation to the 2013 EBITDA Target shall be calculated as follows:

5.2.1	if the 2013 EBITDA is greater than or equal to the 2013 EBITDA Target, the Contingent Consideration in relation to 2013 EBITDA shall be 48.76% of the 2013 Initial EBITDA Amount plus an amount equal to 0.001% of the amount by which the 2013 EBITDA is greater than the 2013 EBITDA Target; or

5.2.2	if the 2013 EBITDA is between 76.285% (inclusive) and 100% of the 2013 EBITDA Target, the Contingent Consideration in relation to 2013 EBITDA shall be (48.76% of the 2013 Initial EBITDA Amount) x (2013 EBITDA ÷ 2013 EBITDA Target); or

5.2.3	if the 2013 EBITDA is less than 76.285% of the 2013 EBITDA Target, no Contingent Consideration shall be payable in relation to 2013 EBITDA.

5.3	Subject to clauses 7.1 to 7.7 the Contingent Consideration in relation to the 2012 EBITDA Target shall become payable on the date falling 10 days after:

5.3.1	the date that the Seller gives notice in writing to the Buyer that it agrees the draft EBITDA Statement in respect of the 2012 EBITDA or such statement is deemed to have been agreed, in either case pursuant to clause 6.4; or

5.3.2	if the Seller gives an EBITDA Notice in relation to such draft EBITDA Statement, the date that such EBITDA Statement is agreed by the Seller and the Buyer or delivered by the Independent Accountant, in either case pursuant to clause 6.5.

5.4	Subject to clauses 7.1 to 7.7 the Contingent Consideration in relation to the 2013 EBITDA Target shall become payable on the date falling 10 days after:

5.4.1	the date that the Seller gives notice in writing to the Buyer that it agrees the draft EBITDA Statement in respect of the 2013 EBITDA or such statement is deemed to have been agreed, in either case pursuant to clause 6.4; or

5.4.2	if the Seller gives an EBITDA Notice in relation to such draft EBITDA Statement, the date that such EBITDA Statement is agreed by the Seller and the Buyer or delivered by the Independent Accountant, in either case pursuant to clause 6.5.

5.5	Subject to clauses 7.1 to 7.7, the Buyer shall satisfy its obligation to pay the Contingent Consideration due to the Seller in cash by telegraphic transfer of immediately available funds to the bank account specified in clause 16 (Payments and Interest). The Buyer shall satisfy its obligation to pay the Contingent Consideration due to the Flowering Shareholders by the issue of the 2012 Earn-out Loan Notes and the 2013 Earn-out Loan Notes as appropriate.

5.6	In the event that the 2012 EBITDA is greater than the 2012 EBITDA Target:

5.6.1	the Buyer shall execute the Series D 2012 Loan Note Instrument in a principal amount equal to the amount of the Contingent Consideration in excess of the sum of 54.32% of the 2012 Initial EBITDA Amount that is payable to the Flowering Shareholders; and

5.6.2	issue Series D 2012 Loan Notes to the Flowering Shareholders in the proportions specified in schedule 9.

5.7	In the event that the 2013 EBITDA is greater than the 2013 EBITDA Target:

5.7.1	the Buyer shall execute the Series D 2013 Loan Note Instrument in a principal amount equal to the amount of the Contingent Consideration in excess of the sum of 48.76% of the 2013 Initial EBITDA Amount that is payable to the Flowering Shareholders; and

5.7.2	issue Series D 2013 Loan Notes to the Flowering Shareholders in the proportions specified in schedule 9.

6.	PREPARATION OF EBITDA STATEMENT

6.1	The Buyer undertakes to inform the Seller as soon as reasonably practicable of any event or circumstance that will or might reasonably be expected to give rise to an adjustment to the 2012 EBITDA Target or the 2013 EBITDA Target.

6.2	The parties agree that, notwithstanding any other provision of this Agreement, Sukhpal Singh Ahluwalia shall be entitled to disclose such information to the Seller as he, in his absolute discretion, considers relevant to the Contingent Consideration.

6.3	The Buyer shall procure that the Year 2012 Accounts and Year 2013 Accounts are drawn up as soon as reasonably practicable and delivered to the Seller together with a draft EBITDA Statement for that financial year within six Business Days of the sooner of:

6.3.1	in the case of the Year 2012 Accounts, (i) the date on which such accounts are agreed on behalf of the directors and auditors of ECPH and (ii) 1 April 2013;

6.3.2	in the case of the Year 2013 Accounts, (i) the date on which such accounts are agreed on behalf of the directors and auditors of ECPH and (ii) 1 April 2014.

6.4	The Seller shall use reasonable endeavours to agree the EBITDA Statement within 20 Business Days of the date on which it is delivered to the Seller in accordance with this clause 6 and shall give written notice to the Buyer of such agreement. If the Seller fails to notify the Buyer in writing that it agrees with the draft EBITDA Statement and has not given an EBITDA Notice, then it shall be deemed to have been agreed. If the Seller does not agree with the draft EBITDA Statement it may give written notice to the Buyer of the points in dispute setting out in reasonable detail the reasons why those points are in dispute and its calculation of the relevant EBITDA (an “EBITDA Notice”).

6.5	If the Seller gives an EBITDA Notice within the period of 20 Business Days specified in clause 6.4, the Buyer and the Seller shall attempt in good faith to resolve any matters in dispute and agree the calculation of the EBITDA Statement within 20 Business Days after the receipt by the Buyer of the EBITDA Notice. The relevant EBITDA Statement so agreed by them shall be final and binding on the parties for all purposes. In the absence of agreement between the Buyer and the Seller within that time period, the matters in dispute including any dispute in relation to the interpretation or application of the provisions of schedule 7 shall be determined by the Independent Accountant in accordance with the procedure set out in clause 9. The Independent Accountant shall be instructed to deliver an EBITDA Statement for the relevant year. That revised EBITDA Statement shall then constitute the EBITDA Statement for that financial year for the purposes of this Agreement.

6.6	Each party shall promptly provide to the other or the other's accountants or professional advisers all such documents and information as may reasonably be requested for the purpose of preparing or reviewing each EBITDA Statement. The parties' obligations under this clause shall, without limitation, extend to providing access to or copies of all working papers in their possession or under their control created in the course of the preparation and/or review of the relevant EBITDA Statement.

7.	SET-OFF

7.1	If the Buyer makes a Claim against the Seller, then, at the sole option of the Buyer and without prejudice to any other remedy available to it, the following provisions of this clause 7 shall apply.

7.2	If a Claim has been settled in favour of the Buyer but shall, as at the date on which any Adjustment or Contingent Consideration falls due for payment, remain unpaid by the Seller, the Buyer shall be entitled to set-off all or part of the amount of the Claim against such Adjustment and/or Contingent Consideration payable to the Seller.

7.3	A Claim shall be regarded as settled for the purposes of this clause 7 if either:

7.3.1	the Seller and the Buyer shall so agree in writing; or

7.3.2	a court of competent jurisdiction has awarded an unappealable judgment in respect of the Claim.

7.4	If a Claim has not been settled as at the date on which any Adjustment or Contingent Consideration falls due for payment (an “Outstanding Claim”), then the Buyer shall be entitled to withhold from the Adjustment and/or the Contingent Consideration an amount up to its good faith estimate of the amount for which the Seller is likely to be liable pursuant to the Outstanding Claim (the “Retained Amount”) provided that the Buyer shall transfer the Retained Amount into the Set-Off Escrow Account as soon as reasonably practicable after such account is opened by the Seller's Solicitors.

7.5	Where a Retained Amount is held in the Set-Off Escrow Account in respect of an Outstanding Claim, the following provisions shall apply upon the Outstanding Claim being settled:

7.5.1	where the Outstanding Claim is settled in favour of the Buyer, the amount due in respect of the claim shall be released to the Buyer together with any interest accrued on such amount in the Set-Off Escrow Account (less any amounts that are to be deducted in accordance with the terms of the Set-Off Escrow Account Instruction Letter) and shall be set off by the Buyer against the Contingent Consideration and, if the Retained Amount exceeds the amount at which the claim is settled, the excess shall be paid to the Seller from the Set-Off Escrow Account together with any interest accrued on such sum in the Set-Off Escrow Account; and

7.5.2	where the Outstanding Claim is settled in favour of the Seller, the Retained Amount shall be paid to the Seller from the Set-Off Escrow Account together with any interest accrued on such sum in the Set-Off Escrow Account (less any amounts that are to be deducted in accordance with the terms of the Set-Off Escrow Account Instruction Letter), unless, following any such payment, the amount remaining in the Set-Off Escrow Account would be less than the total amount of all Outstanding Claims in which case the amount payable under this clause 7.5.2 shall be the amount (if any) by which the amount remaining in the Set-Off Escrow Account exceeds the total amount of all Outstanding Claims.

7.6	The set-off by the Buyer of any amount due in respect of any Claim against an Adjustment and/or the Contingent Consideration shall not restrict the rights of the Buyer to recover any further sum due to it in respect of that or any other Claim not satisfied by such set-off.

7.7	Any set-off shall so far as is possible be treated as a reduction to the consideration paid for the Shares.

7.8	If any amount is required to be paid into the Set-Off Escrow Account pursuant to this clause, each of the Seller and the Buyer shall instruct the Seller's Solicitors to open an account in accordance with the Set-Off Escrow Account Instruction Letter and will provide a list of authorised signatories and specimen signatures to the Seller's Solicitors with that instruction. Each of the Seller and the Buyer undertakes not to revoke any instructions contained in the Set-Off Escrow Account Instruction Letter.

7.9	The Buyer shall also be entitled to set-off amounts due under the Series A Loan Notes (and cancel such notes) and withhold sums payable in respect of such notes all in accordance with the terms of the Series A Loan Note Instruments.

7.10	If through the operation of this clause 7 or pursuant to the Series A Loan Note Instruments amounts are set-off in respect of Claims such that the order of priority set out in paragraph 2.4 of schedule 5 is not applied, the Buyer shall seek to recover under the Insurance Policy any amounts that would otherwise have been recoverable under the Insurance Policy and, upon receipt of any amounts so recovered, shall reimburse the Seller for such amounts.

8.	EARN-OUT PERIODS

During the Earn-out Periods the provisions of schedule 6 (The Earn-out Periods) shall apply.

9.	INDEPENDENT ACCOUNTANT

9.1	Any matters which this Agreement provides are to be determined by the Independent Accountant shall be referred for determination by either the Seller or the Buyer to:

9.1.1	an independent firm of chartered accountants, being one of Ernst & Young, PwC and KPMG, agreed between the Seller and the Buyer; or

9.1.2	if no such firm is agreed on or before the date falling five Business Days after the date on which a firm is first proposed by either party to the other for the purpose, such independent firm of chartered accountants as shall be chosen on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales.

9.2	The Independent Accountant:

9.2.1	shall act as expert and not as arbitrator;

9.2.2	shall decide on the procedure to be followed in the determination (provided that, in any event, it shall give the Seller and the Buyer the opportunity of making such written representations as they may reasonably require);

9.2.3	in relation to the EBITDA Statement, shall be instructed to determine the points in dispute in accordance with the accounting principles, practices and policies set out in schedule 7;

9.2.4	in relation to a matter that relates to the Completion Financial Statements, shall be instructed to determine the points in dispute in accordance with the accounting principles, practices and policies set out in schedule 10; and

9.2.5	shall be required only to determine those matters that this Agreement provides should be determined by it and not any additional or separate issues subsequently raised by the parties) and be requested to deliver such determination and any calculation, statement or account required to be provided by it by this Agreement in writing to the parties on or before the date falling 20 Business Days after the submission of final written representations by the parties.

9.3	In the absence of fraud or manifest error, the decision of the Independent Accountant and any calculation, statement or accounts required to be provided by it by this Agreement shall be final and binding on the parties for all purposes. The costs of the Independent Accountant shall be paid by such party or parties as the Independent Accountant shall determine in its sole discretion, having regard to the relative merits of the arguments of each of the parties. In default of a determination by the Independent Accountant on costs they shall be borne as to 50% by the Buyer and 50% by the Seller.

9.4	The Seller and the Buyer shall each use all reasonable endeavours to co-operate with the Independent Accountant and to enable it to reach its determination including by co-operating with any procedure set by the Independent Accountant. In particular, the Seller and Buyer shall each provide each other and the Independent Accountant with or with access to all such documents and information as may be requested by the Independent Accountant in its absolute discretion. In the event that either the Seller or the Buyer does not co-operate with or grant access to or supply any document or information requested within any time specified by the Independent Accountant, the Independent Accountant shall in its absolute discretion, be entitled to make such assumptions for the purposes of making its determination as a result of such failure to grant access or supply information as the Independent Accountant shall in its absolute discretion determine.

10.	COMPLETION

10.1	Completion shall take place at the offices of the Seller's Solicitors immediately after this agreement is signed provided it shall not take place unless the Flowering Shareholders SPAs are completed at the same time.

10.2	At Completion, the Seller shall deliver or (in the case of the documents set out in clauses 10.2.13, 10.2.15, 10.2.17, 10.2.18 and 10.2.25) make available to the Buyer:

10.2.1	a transfer of the Shares in favour of the Buyer or its nominee, duly executed by the Seller;

10.2.2	the share certificate representing the Shares in the name of the Seller;

10.2.3	share certificates representing all of the issued shares held by any Group Company in each Subsidiary (being all of the issued shares in each Subsidiary other than ADS and VDS);

10.2.4	each of the Flowering Shareholders SPAs duly executed by the relevant Flowering Shareholder;

10.2.5	a letter in the agreed form from Paul Creasey executed as a deed resigning as a director and secretary of Euro Garage Solutions Limited and Euro Car Parts (Northern Ireland) Limited and secretary of ECP and acknowledging that he has no claim against any Group Company for compensation for loss of office or otherwise howsoever and waiving such claim as may exist;

10.2.6	a letter in the agreed form from David Beak executed as a deed resigning as a director and secretary of each of Car Parts 4 Less Limited and Seebeck 31 Limited and acknowledging that he has no claim against any Group Company for compensation for loss of office or otherwise howsoever and waiving such claim as may exist;

10.2.7	a letter in the agreed form from Maheshkumar Shah executed as a deed resigning as secretary of the Company and acknowledging that he has no claim against any Group Company for compensation for loss of office or otherwise howsoever and waiving such claim as may exist;

10.2.8	the Compromise Agreement duly executed by the parties thereto together with a copy of the signed certificate thereto executed on behalf of the relevant firm of solicitors, incorporating a letter resigning as a director of the Company and acknowledging that she has no claim against any Group Company for compensation for loss of office or otherwise howsoever and waiving such claim as may exist;

10.2.9	a certified copy of a letter of resignation in the agreed form from the auditors of each Group Company resigning their office with effect from Completion (without any claim for compensation for loss of office or otherwise) and confirming that there are no circumstances of the kind referred to in section 519 of the Companies Act 2006;

10.2.10	a deed of waiver of claims against Group Companies in the agreed form duly executed by the Seller;

10.2.11	a power of attorney in favour of the Buyer in the agreed form executed by the Seller as a deed to enable the Buyer to exercise all voting and other rights attracting to the Shares pending registration of the Buyer as the holder of the Shares;

10.2.12	the seal (if any), statutory registers, certificate of incorporation (and any certificate of incorporation on change of name), minute books and share certificate books of each Group Company written up to date (but not including Completion);

10.2.13	the title deeds and other documents in respect of each Property as listed in document D1 of the Disclosure Bundle;

10.2.14	evidence satisfactory to the Buyer of the release of:

(i)	all Group Companies from all guarantees, indemnities or similar obligations given or undertaken by any of them in respect of the obligations of any person other than any Group Company; and

(ii)	all Restricted Encumbrances over any of the assets of the Group Companies being redeemed, discharged and released except for those set out in schedule 1 and the letter of set off from ECP to Barclays Bank plc dated 23 December 2008:

10.2.15	a copy of each bank mandate of each Group Company;

10.2.16	statement of the balances standing to the credit/debit of all bank accounts of each Group Company as at the close of business on the day falling two Business Days preceding Completion;

10.2.17	to the extent not held by the relevant Group Company all deposit books and all cheque books containing unused cheques relating to all bank accounts of the each Group Company;

10.2.18	all credit and charge cards held by each present director and secretary of each Group Company or by the Seller for the account of each Group Company;

10.2.19	the Employment Agreements duly executed by all parties to them other than the Buyer;

10.2.20	the Appointment Letter duly signed by ECP and David Bevan;

10.2.21	the Appointment Variation executed by ECP and Neil Brown;

10.2.22	the signed minutes of the meetings held pursuant to clause 10.3;

10.2.23	where this Agreement or any document to be delivered to the Buyer pursuant to this clause 10.2 is executed under power of attorney, a copy of the power of attorney certified as a true copy;

10.2.24	where this Agreement or any document to be delivered to the Buyer pursuant to this Agreement is executed on behalf of a company, a copy of the resolution of the board of directors of the company conferring the authority certified by a director or the secretary of the company,

10.2.25	all the papers, books, records (in whatever medium) and all other assets of the Group Companies which are within the possession or under the control of the Seller, the directors of any Group Company, or any Connected Persons of the Seller or such directors;

10.2.26	the Set-Off Escrow Account Instruction Letter signed on behalf of the Seller and the Seller's Solicitors; and

10.2.27	the Wembley Rent Review Memoranda, the Wembley Option Agreement and the Wembley Deed executed on behalf of the parties thereto.

10.3	The Seller shall procure that a board meeting or board meetings of the Company and where necessary, each other Group Company is/are held at or prior to Completion at which:

10.3.1	each of Joseph M. Holsten, Robert L. Wagman and John S. Quinn is appointed as a director of the Company with effect from Completion;

10.3.2	each of Joseph M. Holsten, Robert L. Wagman and John S. Quinn is appointed as a director of ECP with effect from Completion;

10.3.3	each of Sukhpal Singh Ahluwalia, Joseph M. Holsten, Robert L. Wagman and John S. Quinn is appointed as a director of each of Euro Garage Solutions Limited, Car Parts 4 Less Limited and Seebeck 31 Limited), in each case with effect from Completion;

10.3.4	Gravitas Company Secretarial Services Limited is appointed as company secretary of each of the Company, ECP, Euro Garage Solutions Limited, Euro Car Parts (Northern Ireland) Limited (Co. no. 3550844), Car Parts 4 Less Limited and Seebeck 31 Limited, in each case with effect from Completion;

10.3.5	each of Joseph M. Holsten, Robert L. Wagman and John S. Quinn is appointed as a director of Euro Car Parts (Northern Ireland) Limited with effect from Completion;

10.3.6	the resignations referred to in clauses 10.2.5 to 10.2.9 are accepted with effect from Completion;

10.3.7	Deloitte LLP is appointed auditor of the relevant Group Company with effect from Completion;

10.3.8	the registered office of the relevant Group Company is changed to c/o K&L Gates LLP One New Change EC4M 9AF with effect from Completion;

10.3.9	the transfer referred to in clause 10.2.1 is (subject only to Completion and it being duly stamped) approved for registration and the issue of a share certificate to the Buyer is approved; and

10.3.10	the Company's execution of the Employment Agreements is approved.

10.4	At Completion, the Buyer shall:

10.4.1	pay the sums set out in clause 3.3 to the Seller;

10.4.2	deliver to the Seller:

10.4.2.1	a duly executed certificate representing £9,158,000 in nominal amount of Series A Loan Notes; and

10.4.2.2	certified copies of the executed Loan Note Instruments (other than the Series D 2012 Loan Note Instrument and the Series D 2013 Loan Note Instrument);

10.4.2.3	the Deed of Guarantee; and

10.4.2.4	the Set-Off Escrow Account Instruction Letter signed on behalf of the Buyer.

10.5	Upon Completion, the Buyer shall procure that the Company shall pay £102,147,666.54 in cash to the Seller to settle the Draco Loan and the Seller hereby confirms that such payment is accepted in full and final settlement of all amounts due in respect of the Draco Loan.

10.6	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed at the same time in accordance with this Agreement and the Flowering Shareholders SPAs;

10.7	On and with effect from Completion the Buyer will take out the Insurance Policy with an insurance cover limit of £25,000,000 above the Insurance Excess and shall produce evidence reasonably satisfactory to the Seller of the Insurance Policy having been put in place.

10.8	The Buyer will ensure that the Insurance Policy contains a provision under which the insurers waive any rights of subrogation that they may otherwise have had to claim against the Seller save in the case of the Seller's fraud or intentional misrepresentation.

11.	INTELLECTUAL PROPERTY

11.1	In this clause 11, “Intellectual Property” shall have the meaning given in part 9 (Intellectual Property) of schedule 2 (Warranties).

11.1.1	Without prejudice to part 9 (Intellectual Property) of schedule 2 (Warranties), if the Seller or a member of the Seller's Group owns after Completion any Intellectual Property which in the year prior to Completion related exclusively or predominately to the business of any Group Company or to the business of the Group Companies, the Seller shall procure that such Intellectual Property is transferred to the Buyer or a company nominated by the Buyer for nominal consideration as soon as practicable after becoming aware of the ownership of such rights.

11.1.2	Without prejudice to part 9 (Intellectual Property) of schedule 2 (Warranties), the Seller hereby grants, and shall procure the grant by each relevant member of the Seller's Group, (with effect from Completion) to the Buyer a non-exclusive, perpetual, worldwide, assignable, royalty-free licence (with the right to sub-license) of all Intellectual Property owned by the Seller or a member of the Seller's Group which relates (but not exclusively or predominately) to the business of a Group Company or to the business of the Group Companies.

11.1.3	The Seller shall procure that all licences of any Intellectual Property owned by any Group Company (or to be owned by the Buyer or its nominee pursuant to clause 11.1.1) granted to any member of the Seller's Group terminate at Completion.

12.	GUARANTEES AND INDEBTEDNESS

12.1	The Guarantor unconditionally and irrevocably undertakes to the Seller:

12.1.1	to procure that the Buyer will fully and promptly perform and discharge all obligations and liabilities of the Buyer including any costs of enforcement of such obligations and liabilities (referred to in this clause as the “Guaranteed Obligations”) under or in respect of this Agreement;

12.1.2	that it guarantees as a continuing guarantee to the Seller the due and punctual performance and observance by the Buyer of the Guaranteed Obligations;

12.1.3	that, if the Buyer fails to do so, it will itself forthwith perform and discharge the Guaranteed Obligations as primary obligor and indemnify the Seller on demand against all Losses suffered or incurred by or made against the Seller in connection with or arising out of such failure; and

12.1.4	that if and each time the Buyer fails to make any payment to fulfil the Guaranteed Obligations when due, the Guarantor shall on demand (without first requiring the Seller to first take steps against the Buyer or any other person) pay such amount to the Buyer.

12.2	The liability of the Guarantor under this clause 12 shall not be limited, discharged or otherwise affected by the invalidity, unenforceability or frustration of any of the Guaranteed Obligations, by any lack of capacity or lack or misuse of authority on the part of the Buyer or its officers, by the liquidation, administration or dissolution of the Buyer or the disclaimer of any of the Guaranteed Obligations, by any variation or termination of any of the Guaranteed Obligations or by any other fact or circumstance which would or might (but for this provision) limit, discharge or otherwise affect the liability of the Guarantor. Further, the Guarantor hereby expressly waives, to the extent permitted by law, any defence to its obligations under this Agreement by reason of any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor or any other guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor or such other guarantor, or might otherwise constitute a legal or equitable defence available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Buyer or to any collateral in respect of the Guaranteed Obligations.

12.3	The Guarantor hereby waives to the fullest extent permitted by applicable law notice of the following events or occurrences: (i) acceptance of this Agreement; (ii) presentment, demand, default, non-payment, partial payment and protest under this Agreement; and (iii) any other event, condition, or occurrence described in clauses 12.1 to 12.4. The Guarantor agrees that the Seller may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as the Seller, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing the Guarantor from its Guaranteed Obligations, and the Guarantor hereby consents to each and all of the foregoing events or occurrences.

12.4	The Guarantor hereby agrees that payment or performance by the Guarantor of its Guaranteed Obligations under this Agreement may be enforced upon demand by the Seller, such Guarantor expressly waiving to the fullest extent permitted by law any right it may have to require the Seller to (i) prosecute collection or seek to enforce or resort to any remedies against the Buyer or any other guarantor of the Guaranteed Obligations, or (ii) seek to enforce or resort to any remedies with respect to any security interests, or encumbrances granted to the Buyer or any remedies with respect to any other guarantor or any other person on account of the Guaranteed Obligations or any guaranty thereof.

12.5	The obligations of the Guarantor under clause 12.1 are continuing obligations and shall remain in full force and effect so long as any of the Guaranteed Obligations has yet to be fully performed or discharged.

12.6	The Buyer shall use reasonable endeavours to ensure that promptly after Completion the Seller is released from its obligations as surety under the Canterbury Documents and pending that release the Buyer shall indemnify the Seller on demand against all Losses incurred by the Seller arising on or after Completion from or in connection with its obligations as surety under the Canterbury Documents.

12.7	The Seller shall at all times after Completion indemnify the Buyer and each Group Company (and for this purpose the Buyer is acting as agent and trustee of each Group Company) and keep each of them fully indemnified against all Losses incurred by the Buyer or any Group Company under or in connection with:

12.7.1	any guarantee or security interest given by any Group Company on or before Completion in respect of the obligations of any other person (except another Group Company); and

12.7.2	any indemnity given by any Group Company on or before Completion in respect of the obligations of the Seller or any Connected Persons of the Seller (except another Group Company).

12.8	The Seller shall procure that at or before Completion each Group Company is released from any guarantees, security interests and indemnities given by it in favour of the Seller or any member of the Seller's Group or any Connected Person of the Seller.

12.9	The Seller shall procure that immediately following Completion there will be no amounts owing by any Group Company to the Seller or any member of the Sellers’ Group or any Connected Person of the Seller, save for £104,000 outstanding under the quarterly invoice in respect of the Wembley Leases of which £52,000 is payable on 1 November 2011 and £52,000 is payable on 1 December 2011.

12.10	The Seller shall procure that at Completion all monies owing by the Seller and any Connected Person of the Seller to any Group Company are paid in full, whether or not then due for payment.

13.	WARRANTIES AND INDEMNITIES

13.1	The Seller warrants to the Buyer in the terms of the Warranties.

13.2	The Seller acknowledges that the Buyer is entering into this Agreement in reliance upon the Warranties.

13.3	Each of the Warranties shall be construed as a separate and independent warranty and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.

13.4	The Warranties and the ADS/VDS Indemnity are given subject to those matters which are fairly disclosed in the Disclosure Letter. For the purposes of this Agreement, a matter is “fairly disclosed in the Disclosure Letter” if and only if:

13.4.1	it is deemed disclosed in the Disclosure Letter under the heading “General Disclosure“; or

13.4.2	details of the matter are included under the heading “Specific Disclosures” in the Disclosure Letter and in sufficient detail or referring to specific documents or sections in the Data Room sufficiently to enable the Buyer to identify and understand the nature and scope of the matter disclosed and to assess its likely impact.

13.5	The only Warranties given:

13.5.1	in respect of the Properties are those set out in part 6 of schedule 2 and the other Warranties shall be deemed not to be given in relation to the Properties; and

13.5.2	in respect of Taxation are the Tax Warranties, and the other Warranties shall be deemed not to be given in relation to Taxation.

13.6	Except in the case of fraud by any director or employee of any Group Company the Seller waives any rights, remedies or claims it may have in connection with any misrepresentation, inaccuracy, error in or omission from the Disclosure Letter against any Group Company, or any director, employee or agent of any Group Company on whom the Seller has relied, in connection with preparing the Disclosure Letter or in agreeing to any term of this Agreement.

13.7	The Disclosure Letter does not affect the construction of this Agreement (without prejudice to its qualification of the Warranties) and does not vary the terms of this Agreement (except if and in so far as the Disclosure Letter may expressly so state). Nothing in the Disclosure Letter shall exclude or limit any liability or obligation of the Seller except liability under clause 13.1.

13.8	Any obligation which the Buyer may have to mitigate any loss arising out of any breach of the Warranties or any other provision of this Agreement shall not extend to allowing any Group Company to become insolvent.

13.9	Schedule 5 shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might otherwise have in respect of any Warranty Claim or, where stated, any Tax Claim. Part 4 of schedule 3 shall apply to limit or exclude, in accordance with its terms, any liability which the Seller might otherwise have in respect of any Tax Claim.

13.10	Any amount paid in respect of a Warranty Claim and/or a Tax Claim and/or an Indemnity Claim and/or an ADS/VDS Indemnity Claim shall so far as possible and to the extent permissible by law be treated as a reduction to the purchase price payable for the Shares by an equivalent amount.

13.11	Where any Warranty refers to the awareness, knowledge or belief of the Seller or any analogous expression, the awareness, knowledge or belief of the Seller shall be deemed to include the actual knowledge, having made reasonable enquiry, of:

13.11.1	Sukhpal Singh Ahluwalia (in respect of all of the Warranties);

13.11.2	Maheshkumar Shah (in respect of all of the Warranties);

13.11.3	Neil Brown (in respect of all of the Warranties other than those Warranties contained in part 6 of schedule 2);

13.11.4	David Beak (in respect of all of the Warranties other than those Warranties contained in parts 9 and 10 of schedule 2);

13.11.5	Stephen Horne (in respect of the Warranties contained in parts 3, 4 and 6 of schedule 2 only);

13.11.6	Sukhbir Kapoor (in respect of the Warranties contained in parts 3 and 4 of schedule 2 only);

13.11.7	Andrew Hamilton (in respect of all of the Warranties other than those Warranties contained in parts 9 and 10 of schedule 2);

13.11.8	Chris Barella (in respect of the Warranties contained in parts 3 and 4 of schedule 2 only);

13.11.9	Martin Gray (in respect of the Warranties contained in part 7 of schedule 2 only); and

13.11.10	Michael Spalding (in respect of the Warranties contained in part 10 of schedule 2 only).

13.12	Each of the Buyer and the Guarantor severally warrants in respect of itself only that:

13.12.1	it has all necessary power and authority to enter into and perform its obligations under this Agreement and all agreements to be entered into by it pursuant to this Agreement;

13.12.2	this Agreement, and all agreements to be entered into by it under this Agreement, constitute (or will when executed constitute) binding and enforceable obligations on it in accordance with their respective terms;

13.12.3	the entering into and performance by it of its obligations under this Agreement and all agreements to be entered into by it under this Agreement:

13.12.3.1	will not result in a breach of any provision of its constitution;

13.12.3.2	will not result in a breach of, or constitute a default under, any agreement under which it enjoys rights or by which it is bound;

13.12.3.3	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which it is party or by which it is bound; and

13.12.3.4	does not require the consent of any third party that has not been obtained;

13.12.4	it is able to pay its debts as they fall due and has not stopped or suspended payment of its debts;

13.12.5	the value of its assets exceeds the amount of its liabilities, taking into account contingent and prospective liabilities;

13.12.6	no Insolvency Proceedings have commenced in relation to it or (if applicable) any part of its assets or undertaking which have not been dismissed within 90 Business Days; and

13.12.7	there are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to it or (if applicable) any part of its assets or undertaking.

13.13	The Seller shall at all times after Completion indemnify the Buyer and each Group Company (and for this purpose the Buyer is acting as agent and trustee for each Group Company) and keep each of them fully indemnified on demand against all Losses (excluding any liability to Tax) suffered or incurred by the Buyer or any Group Company arising on or after Completion or prior to Completion that remain unsatisfied at Completion out of the 2009 Group Reorganisation, including each of the actions carried out in relation to the 2009 Group Reorganisation, save that any Losses that may be recovered under paragraph 1.1.6 of part 3 of schedule 3 shall be dealt with under that paragraph.

13.14	In recognition that the Seller does not wish to provide Warranties in respect of ADS and VDS as such companies are only 51% subsidiaries of the Company and are not actively managed by the Company, the parties have instead agreed that the Seller will provide an indemnity to the Buyer in the terms set out in clause 13.16.

13.15	Accordingly, notwithstanding any other provisions of this clause 13, the Warranties do not relate to ADS or VDS and for the purposes of clause 13.1, references in schedule 2 and part 2 of schedule 3 to “Group Company”, “Group Companies”, “Active Companies” and “Subsidiaries” shall be deemed to exclude ADS and VDS.

13.16	In relation to ADS and VDS the Seller shall indemnify the Buyer and keep it indemnified, subject only to clause 13.17, to the same measure and quantum (no more and no less) as if the Warranties given by the Seller related to ADS and VDS as if references in schedule 2 and part 2 of schedule 3, to “Group Company”, “Group Companies”, “Active Companies” and “Subsidiaries” included ADS and VDS.

13.17	In determining the measure and quantum of the indemnity provided for in clause 13.16:

13.17.1	all of the provisions of this Agreement relating to Warranties shall apply as if the ADS/VDS Indemnity Claim were a Warranty Claim (including, where applicable, a General Warranty Claim) or a claim under the Tax Warranties (as the case may be) and not a claim for indemnity:

13.17.1.1	including, without limitation, and for the avoidance of doubt all other provisions of this clause 13, the provisions of part 4 of schedule 3 in relation to Tax Warranties and the provisions of schedule 5;

13.17.1.2	but excluding paragraph 2.2 of schedule 5; and

13.17.1.3	but excluding clause 26.4 and paragraphs 1 and 7.3 of schedule 5, insofar as they would prevent limitation or exclusion of liability in the case of warranties or representations but not indemnities; and

13.17.1.4	the Buyer shall have the same duty to mitigate its loss as if the ADS/VDS Indemnity Claim were a Warranty Claim or a claim under the Tax Warranties (as the case may be) and not a claim for indemnity;

13.17.2	the Seller shall not be liable in respect of any ADS/VDS Indemnity Claims or ADS/VDS Tax Covenant Claims unless the Seller has an aggregate liability in respect of all ADS/VDS Indemnity Claims and ADS/VDS Tax Covenant Claims (excluding all claims for which the Seller has no liability by reason of paragraph 2.1 of schedule 5) in excess of £100,000 excluding any liability for costs and interest (in which event, the Seller shall be liable for the full amount (including, in addition, any liability for reasonable costs and interest) and not merely the excess over such amount).

13.18	Any ADS/VDS Indemnity Claim brought by the Buyer shall be for damages for breach of contract and shall not constitute an action for a debt.

13.19	The Seller shall at all times after Completion indemnify the Buyer and each Group Company (and for this purpose the Buyer is acting as agent and trustee for each Group Company) and keep each of them fully indemnified on demand against all Losses suffered or incurred by the Buyer or any Group Company on or after 27 September 2011 arising out of the winding-up petition filed on 9 September 2011 at Leeds District Registry on behalf of Platform Hire Ltd.

13.20	The Seller shall at all times after Completion indemnify the Buyer and each Group Company (and for this purpose the Buyer is acting as agent and trustee for each Group Company) and keep each of them fully indemnified on demand against all Losses suffered or incurred by the Buyer or any Group Company arising out of the UK Border Agency's visit to Wembley and Tamworth (each as defined in part 6 of schedule 2) on 29 September 2011 and the arrest of personnel (including agency workers) on that day.

13.21	The parties agree that:

13.21.1	a claim under clause 13.20 shall be deemed to be a “Claim” for the purposes of clause 7 and in connection therewith shall be deemed to be included in the definition of “Claim” as such term is used in the Loan Note Instruments but not for any other purpose under this Agreement; and

13.21.2	paragraphs 5 and 6.1 of schedule 5 (but not any other paragraphs of schedule 5) shall apply to a claim under clause 13.20.

14.	TAXATION

The provisions of schedule 3 shall apply from the date of this Agreement.

15.	LOAN NOTE INSTRUMENTS AND FLOWERING SHAREHOLDERS SPAS

The Buyer undertakes to the Seller that it shall not make any variation of any provision of the Loan Note Instruments or Flowering Shareholders SPAs (including any acceleration of any payment under any Loan Note Instrument or the Flowering Shareholders SPAs) without the prior written consent of the Seller.

16.	PAYMENTS AND INTEREST

16.1	Subject to clause 16.3, payments to be made to the Seller under this Agreement (other than through the issue of Loan Notes, in relation to which payment shall be as provided in the relevant Loan Note Instrument) shall be made in pounds sterling by telegraphic transfer of immediately available funds to such account as is notified in writing to the Buyer from time to time on at least three Business Days' notice.

16.2	Subject to clause 16.3, payments to be made to the Buyer under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to such account as is notified in writing from time to time to the Seller at least three Business Days' notice.

16.3	Payment of any sum to a party's solicitors will discharge the obligations of the relevant party to pay the sum in question, and that party shall not be concerned to see the application of the monies so paid.

16.4	Interest shall accrue on any amount not paid on the due date for payment pursuant to this Agreement at the rate of 2% above the base rate for the time being of Barclays Bank plc.

16.5	Each payment to be made by the Seller under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

16.6	In the event that:

16.6.1	any deduction or withholding is required by law to be made from any sum payable by the Seller to the Buyer under this Agreement, the Seller shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and

16.6.2	any sum paid or payable to the Buyer under this Agreement (the “original sum”) is or will be chargeable to Tax, the Seller shall be obliged to pay such sum as will ensure that, after payment of the Tax, there shall be left an amount equal to the original sum and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the Buyer;

16.6.3	the Seller makes an increased payment pursuant to paragraph 16.6.1 or 16.6.2 in respect of which the Buyer receives a repayment of Tax or is granted any credit against or relief for any Tax payable by it that it would not otherwise have received or been granted, the Buyer shall reimburse the Seller such amount as will leave the Buyer in no worse position than it would have been had there been no such deduction or withholding. The Buyer shall promptly notify the Seller of such credit, relief or repayment when received or granted (as applicable) and such reimbursement will be made no later than five Business Days after the Buyer receives or is granted such credit, relief or repayment (as applicable).

16.7	In the event that any deduction or withholding is required by any United States legislation to be made from any sum payable by the Buyer or the Guarantor to the Seller under this Agreement, the Buyer shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding.

17.	BOOKS AND RECORDS

17.1	The Buyer shall ensure that all records (whether in electronic or in any other form) of the Buyer relating to the business of any Group Company which are or are likely to be relevant in connection with any Warranty Claim or other claim against the Seller under this Agreement are retained for so long as any actual or threatened Warranty Claim or other claim remains outstanding.

17.2	The Seller shall not use or disclose any Business Information and shall use its best endeavours to ensure that none of its Connected Persons shall do so.

17.3	Clause 17.2 does not apply:

17.3.1	to the disclosure of any Business Information which has entered the public domain otherwise than by reason of a breach of any obligation of the Seller;

17.3.2	to the disclosure of Business Information to a director, officer or employee of the Buyer or any Group Company whose function requires him to have the Business Information; or

17.3.3	to the disclosure of Business Information required to be disclosed by law.

17.4	The Seller agrees that:

17.4.1	all records (whether in electronic or in any other form) of the Seller relating to the business of any Group Company which are or are likely to be relevant in connection with any Warranty Claim or other claim against the Seller under this Agreement or any claims against the Buyer or any Group Company by any third party are retained for so long as any actual or threatened Warranty Claim or other claim remains outstanding; and

17.4.2	without limitation to the foregoing, it will at any time and from time to time after Completion give or disclose to the Buyer on the Buyer's request all Business Information which is within its possession or knowledge.

18.	ASSIGNMENT

18.1	Except as provided in clauses 18.2 and 18.3, no party and no third party referred to in clauses 22.1 or 22.2 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of security or declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

18.2	The benefit of, or any right or interest in or under or arising from this Agreement may be assigned by the Buyer at any time to any member of the Buyer's Group save that any assignment so permitted shall provide that, immediately prior to the assignee ceasing to be a member of the Buyer's Group, the assignee shall re-assign the benefit, or any right or interest assigned, to the Buyer or another member of the Buyer's Group and provided that the liability of the Seller to any assignee shall not be greater than its liability to the Buyer if that assignment had not occurred.

18.3	The benefit of, or any right of interest in or under or arising from, this Agreement may be assigned by the Seller at any time to its shareholders and/or to beneficiaries of its shareholders.

19.	ANNOUNCEMENTS AND CONFIDENTIALITY

19.1	No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it or disclose any of the terms of this Agreement except with the consent of the other party.

19.2	Clause 19.1 shall not apply to:

19.2.1	any disclosure made by a party to a member of its Group or to its professional advisers;

19.2.2	any disclosure made by the Seller to the Flowering Shareholders or by the Seller to its shareholders and/or beneficiaries of its shareholders;

19.2.3	any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that the party required to make such an announcement or disclosure shall to the extent practicable first notify the other parties and shall take into account their reasonable comments save that once the Buyer or the Guarantor has undertaken such notification and taken account of such comments on one occasion, it shall be entitled to include in any other announcement or disclosure required by law or any competent regulatory or governmental body wording in the same or substantially similar form to that included in the first such announcement or disclosure without any further notification being required.

19.3	Each party shall ensure that any member of its Group or professional adviser (and, in the case of the Seller, each of its Connected Persons) to which it discloses information under clause 19.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

19.4	The restrictions contained in this clause 19 shall apply without limit in point of time.

20.	COSTS

Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it

21.	NOTICES

21.1	Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or recognised international courier if sent internationally) as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of: General Counsel

Address: LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, IL 60661 USA

with a copy (which shall not constitute notice) to Jeremy Davis at K&L Gates LLP, One New Change, London EC4M 9AF;

to the Seller:

For the attention of: The Directors, Draco Limited

Address: No. 2, The Forum, Grenville Street, Jersey JE1 4HH

with a copy (which shall not constitute notice) to Fabrizio Carpanini at Olswang, 90 High Holborn, London WC1V 6XX

to the Guarantor:

For the attention of: General Counsel

Address: LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, IL 60661 USA

with a copy (which shall not constitute notice) to Jeremy Davis at K&L Gates LLP, One New Change, London EC4M 9AF.

21.2	A notice delivered or sent in accordance with clause 21.1 shall be deemed to have been given:

21.2.1	if delivered by hand, on the date of delivery;

21.2.2	if sent by prepaid recorded or special delivery post within the same country, on the second Business Day after the date of posting; and

21.2.3	if sent by recognised international courier, on the third Business Day after the date of posting.

21.3	In proving the giving of a notice, it will be sufficient to show:

21.3.1	in the case of a notice delivered by hand, that delivery was made; or

21.3.2	in the case of a notice sent by prepaid recorded or special delivery post, that the envelope containing the notice was properly addressed and posted in accordance with clause 21.1; or

21.3.3	in the case of recognised international courier, that the envelope containing the notice was delivered to the courier and receipt given.

21.4	Any party may from time to time notify the others of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

21.5	Any notice, consent or other communication given in accordance with clause 21.1 and received after 5.30 p.m. (local time) on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

21.6	The provisions of clause 21.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

22.	THIRD PARTY RIGHTS

22.1	Members of the Seller's Group may rely upon and enforce the terms of clause 12.6 (guarantees and indebtedness) and the directors and employees of each Group Company may rely upon and enforce the terms of clause 12.6 (guarantees and indebtedness) and clause 13.6 (waiver of rights in relation to Warranties) and Sukhpal Singh Ahluwalia may rely on and enforce the terms of clause 6.2.

22.2	Notwithstanding any other provision of this clause 22, the parties may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

22.3	Except as otherwise stated in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that act.

23.	FURTHER ASSURANCE

At or after Completion, the Seller shall execute all such documents and do or cause to be done all such other things as the Buyer may from time to time reasonably require in order to vest in the Buyer legal title to and the benefit of the Draco Shares.

24.	NO MERGER

Any provision of this Agreement which has not been fully performed at or before Completion shall, so far as it is capable of having effect and being performed after Completion shall remain in full force and effect notwithstanding Completion.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument and shall not be effective until each of the parties has executed at least one counterpart.

26.	ENTIRE AGREEMENT

26.1	This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement including for the avoidance of doubt (a) the letter of intent from the Buyer to the Seller dated 18 July 2011 and (b) the confidentiality agreement from the Buyer to the Seller dated 16 March 2011.

26.2	The Buyer acknowledges that no provisions are to be regarded as implied into this Agreement, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are excluded for all purposes.

26.3	In entering into this Agreement, and subject to schedule 5, each party accepts that it is not relying on any representation, warranty or on any other information or statement of opinion or belief, including, without limitation, replies to due diligence enquiries, whether written or oral, express or implied, and whether made or given by the Seller or by any of its advisers, which is not expressly comprised within or the subject of any of the Warranties.

26.4	Notwithstanding clause 13.9, nothing in this Agreement shall limit or exclude any liability of the Seller for fraud or intentional misrepresentation.

27.	WAIVER

27.1	No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

27.2	No failure or delay by any party in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver thereof.

27.3	The single or partial exercise by any party of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

27.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

28.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCEEDINGS

28.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

28.2	Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

28.3	The Guarantor appoints K&L Gates LLP of One New Change London EC4M 9AF (or such other person being a firm of solicitors in England as it may from time to time substitute) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by K&L Gates LLP or such substitute). If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Guarantor shall immediately appoint a substitute. In the event of the appointment of a substitute agent, the Guarantor shall give notice to the Seller of the new agent's name and address.

28.4	The Seller appoints Olswang LLP of 90 High Holborn, London WC1V 6XX (or such other person being a firm of solicitors in England as it may from time to time substitute) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by Olswang LLP or such substitute). If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Seller shall immediately appoint a substitute. In the event of the appointment of a substitute agent, the Seller shall give notice to the Buyer and the Guarantor of the new agent's name and address.

28.5	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.

SCHEDULE 1

Part 1: Details of the Company

Date and place of incorporation:	Incorporated in England and Wales on 2 November 2009

Registered number:	7063752

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	2 ordinary shares of £1 each

211,714 ordinary A shares of £1 each

389,594 ordinary B shares of £1 each

Options/warrants:	none

Directors:	Sukhpal Singh Ahluwalia

Neil Brown

Maheshkumar Shah

Secretary:	Maheshkumar Shah

Shareholders:

Shareholder	Number and class of shares held

Draco Limited	2 ordinary shares

Neil Graeme Brown	111,429 ordinary A shares

Minerva Trust Company Limited as trustee of MBNK Trust	100,285 ordinary A shares

Sukhbir Singh Kapoor	65,748 ordinary B shares

Stephen James Horne	65,748 ordinary B shares

David William Beak	51,051 ordinary B shares

Christopher Barella	32,487 ordinary B shares

Martin Kenneth Gray	36,354 ordinary B shares

David John Bevan	20,111 ordinary B shares

Paul Stuart Creasey	17,790 ordinary B shares

Arpana Mangrola	20,111 ordinary B shares

William Kenneth Stimson	14,998 ordinary B shares

Andrew Craig Hamilton	25,198 ordinary B shares

Michael Ronald Spalding	39,998 ordinary B shares

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:	None

Part 2: Details of the Subsidiaries

Euro Car Parts Limited

Date and place of incorporation:	Incorporated in England and Wales on 23 January 1992

Registered number:	02680212

Registered office:	Euro House, Fulton Road, Wembley Industrial Estate, Wembley, Middlesex, HA9 0TF

Issued share capital:	31,900,100 ordinary shares of £1 each

Directors:	Paul Creasey

Parvinder Ahluwalia

Sukhpal Singh Ahluwalia

David Beak

Christopher Barella

Martin Gray

David Bevan

Neil Brown

Andrew Hamilton

Stephen Horne

Sukhbir Singh Kapoor

Arpana Mangrola

Maheshkumar Shah

Michael Spalding

William Stimson

Secretary:	Paul Creasey

Shareholders:	The Company

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:

Description	Person(s) Entitled	Date of Creation

Legal Charge	Barclays Bank plc	6 December 1999

Legal Charge	Barclays Bank plc	1 December 2004

Legal Charge	The Governor and Company of the Bank of Scotland	9 August 2005

Legal Charge	The Governor and Company of the Bank of Scotland	11 November 2005

Legal Charge	Barclays Bank plc	5 January 2007

Legal Charge	Barclays Bank plc	18 May 2007

Legal Charge	Barclays Bank plc	1 June 2007

Legal Charge	Barclays Bank plc	5 October 2007

Legal Charge	Barclays Bank plc	4 March 2008

Legal Charge	Barclays Bank plc	30 September 2008

Euro Garage Solutions Limited

Date and place of incorporation:	Incorporated in England and Wales on 19 April 1993

Registered number:	02810175

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	50 ordinary A shares of £1 each

50 ordinary B shares of £1 each

Directors:	Paul Creasey

Sukhpal Singh Ahluwalia

Secretary:	Paul Creasey

Shareholders:	Euro Car Parts Limited

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:	None

Car Parts 4 Less Limited

Date and place of incorporation:	Incorporated in England and Wales on 7 April 2011

Registered number:	07596462

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	2 ordinary shares of £1 each

Directors:	David Beak

Maheshkumar Shah

Secretary:	David Beak

Shareholders:	Euro Car Parts Limited

Auditors:	n/a

Accounting reference date:	31 December

Charges:	None

Euro Car Parts Limited (Registered in Ireland)

Date and place of incorporation:	Incorporated in Ireland on 29 November 2006

Registered number:	430666

Registered office:	24-26 City Quay Dublin 2

Issued share capital:	1 ordinary share of €1

Directors:	Sukhpal Singh Ahluwalia

John Michael O’Neill

Secretary:	Sukhpal Singh Ahluwalia

Shareholders:	Euro Car Parts Limited (UK Company)

Auditors:	Grant Thornton

Accounting reference date:	31 December

Charges:	None

Seebeck 31 Limited

Date and place of incorporation:	Incorporated in England and Wales on 22 April 2009

Registered number:	06884364

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	1 ordinary share of £1

Directors:	David Beak

Maheshkumar Shah

Secretary:	David Beak

Shareholders:	Euro Car Parts Limited

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:	None

Euro Car Parts (Northern Ireland) Limited

Date and place of incorporation:	Incorporated in England and Wales on 22 April 1998

Registered number:	03550844[1]

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	£153,062 divided into 78,062 A ordinary shares of £1 each and 75,000 B ordinary shares of £1 each.

Directors:	Sukhpal Singh Ahluwalia

Paul Stewart Creasy

Secretary:	Paul Stewart Creasy

Shareholders:	Euro Car Parts Limited

Accountants:	Grant Thornton UK LLP (accounts are not audited)

Accounting reference date:	31 December

Charges:	None

[1]	Company number NF003422 was confirmed by Companies House as being closed on 28 September 2011.

Automotive Data Services Limited

Date and place of incorporation:	Incorporated in England and Wales on 6 December 2005

Registered number:	05645782

Registered office:	1 London Street, Reading, Berkshire, RG1 4QW

Issued share capital:	100 ordinary shares of £1 each

Directors:	David Beak

Richard Leonard

Leslie Elliot

Sukhbir Singh Kapoor

Shareholders:	Euro Car Parts Holdings Limited — 51 ordinary shares of £1 each

Leslie Elliot — 49 ordinary shares of £1 each

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:

Description	Person(s) Entitled	Date of Creation

Debenture	Euro Car Parts Holdings Limited	19 February 2010

Vehicle Data Services Limited

Date and place of incorporation:	Incorporated in Scotland on 10 September 2009

Registered number:	SC365360

Registered office:	26 George Square, Edinburgh, Scotland, EH8 9LD

Issued share capital:	£100 ordinary shares of £1 each

Directors:	David Beak

David Blockley

Leslie Elliot

Sukhbir Singh Kapoor

Shareholders:	David Blockley — 1 ordinary share of £1

Euro Car Parts Holdings Limited — 51 ordinary shares of £1 each

Leslie Elliot — 48 ordinary shares of £1 each

Auditors:	Grant Thornton UK LLP

Accounting reference date:	31 December

Charges:

Description	Person(s) Entitled	Date of Creation

Debenture	Euro Car Parts Holdings Limited	19 February 2010

SCHEDULE 2

Warranties

Part 1 — General

1.	SHARES OF THE COMPANY AND ITS SUBSIDIARIES

1.1	The issued share capital set out in part 1 of schedule 1 constitutes the entire issued and allotted share capital of the Company.

1.2	The Seller is the sole legal and beneficial owner of the Draco Shares shown against its name in schedule 1.

1.3	Each of the Subsidiaries is (directly or by other wholly-owned Subsidiaries) a wholly-owned subsidiary of the Company except for VDS and ADS which are in each case 51% owned by the Company.

1.4	All shares in the capital of each Group Company have been properly allotted and issued and are fully paid.

1.5	Save as set out in schedule 1, there is no Encumbrance over any issued or unissued shares in the capital of any Group Company and there is no subsisting agreement, arrangement or obligation (actual or contingent) to create any such Encumbrance and no person has claimed to be entitled to any such Encumbrance.

1.6	Save as set out in schedule 1, no Group Company has in issue any debenture or any other security.

1.7	No person has the right or has claimed to have a right (whether exercisable now or at a future date and whether contingent or not) to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of any Group Company, including (without limitation) pursuant to an option or warrant.

1.8	No Group Company has at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or entered into any contract or arrangement whereby it might become liable to do so.

1.9	None of the shares in any Group Company were, or represents assets which were, the subject of a transaction at an undervalue (within the meaning of section 238 or 239 of the Insolvency Act 1986) or any other transaction capable of being set aside or varied under any insolvency laws within the past 5 years.

2.	SHADOW DIRECTORS

No person is a shadow director (within the meaning of section 251 Companies Act 2006) of any Group Company.

3.	SUBSIDIARIES AND BRANCHES

3.1	No Group Company has any interest in or is under a subsisting obligation to acquire any interest in any shares, debentures or other securities of any other body corporate other than another Group Company.

3.2	No Group Company has any agency, branch or other place of business or permanent establishment outside the United Kingdom.

4.	COMMISSION AND COSTS IN CONNECTION WITH SALE OF THE SHARES

4.1	No person has received or is entitled to receive from any Group Company any fee or benefit (including (without limitation) any finder's fee, brokerage or other commission) or the reimbursement of any expense in connection with the sale of the Shares to the Buyer.

4.2	No cost or expense of whatever nature incurred in connection with the sale and purchase of the Shares has been or is to be borne by any Group Company.

5.	BUSINESS CONTINUITY

The business of the Group Companies as it is carried on at the date of this Agreement does not require the use of any assets owned or leased by the Seller (or, any member of the Seller’s Group) or the provision of any services by the Seller (or, any member of the Seller’s Group).

6.	CONSTITUTION

6.1	Each Group Company is a company duly incorporated and existing under the laws of the jurisdiction specified in schedule 1 in relation to such company.

6.2	The copies of the memorandum and articles of association of each Group Company included in the Data Room at sections 1.2.3 and 1.2.4 are up to date are complete and accurate in all respects, have embodied in or annexed to them a complete and accurate copy of each resolution and other document required by law to be so embodied or annexed and fully set out all of the rights and restrictions attaching to each class of shares and loan capital.

6.3	Each Group Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

7.	INSOLVENCY

7.1	Each Group Company is able to pay its debts as they fall due and has not stopped payment of its debts.

7.2	Insolvency Proceedings have not been commenced in relation to any Group Company or (if applicable) any part of its assets or undertaking.

7.3	So far as the Seller is aware, none of the directors of any Group Company has had an interim order under the Insolvency Act 1986, become the subject of a bankruptcy petition or a statutory demand, entered into any composition, compromise, deed of arrangement, moratorium, scheme or voluntary arrangement with his creditors, whether under the Insolvency Act 1986 or otherwise, requested or suffered the appointment of a Law of Property Act 1925, court appointed or other receiver and manager or similar officer over or in relation to the whole or any part of its undertaking, property, revenue or assets, or become subject to an administration order under section 112 of the County Courts Act 1984.

8.	AUTHORITY AND CAPACITY OF THE SELLER

8.1	The Seller is a company duly incorporated and existing under the laws of Jersey.

8.2	The Seller has all necessary power and authority, and has taken all necessary action, to enter into and perform its obligations under this Agreement and all other agreements or instruments to be entered into by the Seller pursuant to or in connection with this Agreement.

8.3	This Agreement, and all agreements to be entered into by the Seller under this Agreement, constitute (or will when executed constitute) binding and enforceable obligations on the Seller in accordance with their respective terms.

8.4	The entering into and performance by the Seller of its obligations under this Agreement and all agreements to be entered into by the Seller under this Agreement:

8.4.1	will not result in a breach of any provision of the constitution of the Seller;

8.4.2	will not result in a breach of, or constitute a default under, any agreement under which the Seller enjoys rights or by which it is bound;

8.4.3	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Seller is party or by which it is bound; and

8.4.4	does not require the consent of any third party (save for any consent which has been obtained and full and accurate details of which are set out in the Disclosure Letter).

8.5	The Seller is able to pay its debts as they fall due and has not stopped or suspended payment of its debts.

8.6	The value of the assets of the Seller exceeds the amount of the Seller's liabilities, taking into account contingent and prospective liabilities.

8.7	No Insolvency Proceedings have commenced in relation to the Seller or (if applicable) any part of its assets or undertaking.

8.8	There are no circumstances which entitle or may entitle any person to commence any Insolvency Proceedings in relation to the Seller or (if applicable) any part of its assets or undertaking.

9.	ACCURACY AND ADEQUACY OF INFORMATION

The information set out in schedule 1 is accurate and complete.

Part 2 — Accounts, Financial, Banking and Current Trading

1.	THE ACCOUNTS

1.1	The Company Accounts:

1.1.1	comply with applicable statutory requirements and were prepared in accordance with UK GAAP, save in respect of Euro Car Parts Limited (Irish Registered) which were prepared in accordance with IFRS;

1.1.2	give a true and fair view of the assets, liabilities and state of affairs of the relevant Group Company as at the end of the financial year to which they relate and the profits and losses of the Group Company in question as at the end of the financial year to which they relate;

1.1.3	accord with the accounting records of the relevant Group Company; and

1.1.4	applied bases and policies of accounting which were consistently applied in the audited financial statements of the relevant Group Company for each of the 3 financial years ended on the Accounts Date (a complete and accurate copy of each of which (to the extent they exist) is contained in section 2.1.2 of the Data Room).

1.2	The results shown in the audited financial statements of each Group Company and the audited consolidated financial statements of the Group Companies for each of the 3 financial years ended on the Accounts Date have not (except as disclosed therein) been affected by any extraordinary item.

1.3	The Group Accounts:

1.3.1	comply with all applicable statutory requirements and were prepared in accordance with UK GAAP;

1.3.2	give a true and fair view of the state of affairs of the Group Companies as at the Accounts Date and the profits and losses of the Group Companies for the financial year ended on the Accounts Date; and

1.3.3	applied bases and policies of accounting which were consistently applied in the audited consolidated financial statements of the Group Companies for each of the 3 financial years ended on the Accounts Date (a complete and accurate copy of each of which is attached to the Disclosure Letter).

1.4	Since the date that the Company Accounts and the Group Accounts respectively were approved by the directors of the Company, neither the Company nor any of its directors has become aware of any fact, matter or circumstance which, if known prior to the date of such approval, would have resulted in any change or amendment being made as an adjusting event requiring a prior year adjustment under UK GAAP to the Company Accounts or Group Accounts (as the case may be).

1.5	Each of the July Management Accounts and the August Management Accounts have been prepared in accordance with accounting policies consistent with those used in preparation of the Company Accounts and using reasonable estimates which are normal in the production of management accounts.

1.6	The Business Plan has been properly prepared by ECP in good faith based on assumptions regarded by its directors (at the time of preparation and now) to be reasonable in all the circumstances but on the basis of ECP as a standalone business (therefore excluding the Company and ADS and VDS) and for the purposes of and in the course of ECP's general business and not in contemplation of a sale of the Company. For the avoidance of doubt this Warranty does not imply any assurance that projections contained in the Business Plan will be achieved.

2.	ACCOUNTING AND OTHER RECORDS

2.1	All accounting records of each Group Company:

2.1.1	have been properly maintained in all material respects and are up to date;

2.1.2	are in the possession and control of the relevant Group Company;

2.1.3	do not contain any material inaccuracies or discrepancies;

2.1.4	correctly record the financial, contractual and trading position of each Group Company and the assets and liabilities (actual and contingent) and other matters which ought or would normally be expected to appear therein; and

2.1.5	comply with all statutory requirements in all material respects.

2.2	None of the records or information of any Group Company is recorded, stored, maintained, operated, accessed or is otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access and use) is not under the exclusive ownership and direct control of the relevant Group Company.

2.3	Copies or original of all written agreements which are material to the business of the Group and to which a Group Company is a party and all other documents which are material to the business of the Group owned by or which ought to be in the possession or control of a Group Company are in the possession and control of the relevant Group Company and are free from any Encumbrances.

3.	DIVIDENDS AND DISTRIBUTIONS

All dividends or distributions declared, made or paid by any Group Company since its incorporation have been declared, made or paid in accordance with its articles of association and applicable provisions of the Companies Acts.

4.	DEBTORS

4.1	Not less than 90% of the aggregate debts owed to the Group Companies in respect of all of the Top 30 Debtors will realise within a period of 3 months from their due dates their full value in the ordinary course of collection. For the purposes of this Warranty, “Top 30 Debtors” means the largest 30 debtors of the Group Companies taken as a whole ranked by the aggregate amount owed by each debtor as at the Effective Date.

4.2	There are no debts owing to any Group Company (whether or not due for payment) other than trade debts incurred in the ordinary and proper course of business and debts owing by other Group Companies (complete and accurate details of which are included in the Data Room at section 1.5.3.1 stated as at up to 2 Business Days before the date of this Agreement) nor has any Group Company lent any money which has not been repaid.

4.3	Complete and accurate details stated as at up to 2 Business Days before the date of this Agreement of the trade debtors individually in excess of £20,000 of each Group Company which are more than 60 days overdue for payment are included in the Data Room at document 4.4.3.18.

4.4	No Group Company has factored, sold or discounted any debts owing to it, or has agreed to do so or has engaged in any financing which is not disclosed in the Accounts or the Management Accounts.

5.	CREDITORS AND LIABILITIES

5.1	No Group Company has any material creditors other than other Group Companies or any other liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date.

5.2	Complete and accurate details stated as at up 20 September 2011 of the trade creditors of each Group Company to whom sums in excess of £20,000 remain unpaid at 60 days after invoice due date are included in the Data Room at document 4.4.9.3.

5.3	The document at 4.4.9.4 relating to payment practices of creditors since 1 January 2011 is complete and accurate.

6.	GRANTS

No Group Company has applied for, or received, any grant, subsidy or financial assistance from any person.

7.	BANK ACCOUNTS

7.1	Full and accurate details of all bank accounts of each Group Company and bank statements setting out the credit or debit balances on such accounts as at the close of business on a Business Day not more than 2 Business Days before the date of this Agreement are included in the Data Room at document 4.4.3.16 and 4.4.3.17. Since that date, no payments out of any of the accounts have been made or authorised except for routine payments in the ordinary course of each Group Company’s business.

7.2	The bank accounts of each Group Company are operated separately from the bank accounts of any other person and there is no right of set off against moneys in any Group Company's bank accounts for the liabilities of any other person.

8.	FACILITIES AND BORROWINGS

8.1	No Group Company has outstanding any borrowing or indebtedness in the nature of borrowing including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement, purchase on deferred terms or other transaction having the commercial effect of a borrowing or any factored debts other than:

8.1.1	the term loans full and accurate details of which are included in the Data Room at documents 2.6.4.1.9, 2.6.4.2.1, 2.6.5.1, 4.2.93 and 2.6.5;

8.1.2	moneys borrowed on overdraft (which do not exceed £100,000 in aggregate);

8.1.3	intra-group trading indebtedness (which eliminates to zero on a consolidated basis);

8.1.4	other trade debts incurred in the ordinary and usual course of business since the Accounts Date (none of which exceeds £10,000 and which do not exceed £250,000 in aggregate).

8.2	Full and accurate details of all mortgages, charges and other security interests created by each Group Company or in respect of any Group Company's assets are included in the Disclosure Letter.

8.3	No limitation on borrowing contained in any Group Company's articles of association or in any debenture, loan stock deed or other instrument to which it is a party or applying to it has been exceeded.

8.4	Nothing has occurred (or been alleged to have occurred) which constitutes or might (with the giving of notice, lapse of time or fulfilment of any other condition) constitute an event of default under, or otherwise give rise to an obligation to repay prior to its stated maturity, any banking or financial facility available to any Group Company. No mortgage, charge or other security interest created by any Group Company is enforceable.

8.5	The existing banking and financial facilities available to each Group Company (full and accurate details of which are included in the Data Room at documents 1.6.5.5, 2.2.1.3.1, 2.2.1.5, 2.6.4.1.9, 2.6.4.2.1, 2.6.4.1.12, 2.6.5.1-2.6.5.6 (inclusive), 4.2.9.3, 1.9.1.14.42, 1.9.1.14.37, 1.9.1.8, 1.9.1.3-1.9.1.4 (inclusive), 2.6.4.2.1-2.6.4.2.9 (inclusive), 2.6.4.2.11 to 2.6.4.2.27 (inclusive), 2.6.4.2.30 to 2.6.4.2.36 (inclusive)) provide each Group Company and the Group Companies as a whole with sufficient working capital to enable it to continue to carry on its business in the manner in which it is currently carried on and at its present and reasonably anticipated level of turnover for the foreseeable future and to perform, in accordance with their terms, all its subsisting commitments and obligations.

8.6	None of the financial facilities available to any Group Company is dependent on the guarantee or indemnity of, or any security provided by, a person other than a Group Company.

9.	POSITION SINCE THE ACCOUNTS DATE

9.1	Since the Accounts Date:

9.1.1	the business of each Group Company has been carried on without interruption in its ordinary and usual course and in the same manner (including nature and scope) as prior to the Accounts Date;

9.1.2	there has been no material adverse change in the financial or trading position of any Group Company and, so far as the Seller is aware, no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change (except for facts or matters likely to affect similar businesses in the United Kingdom to similar extent);

9.1.3	there has been no reduction in the net assets of the Group Companies taken as a whole;

9.1.4	each Group Company has paid all of its debts due and collected all of its receivables in each case in the ordinary course and consistent with past practice and without limitation:

9.1.4.1	no Group Company has collected or sought to collects its trade or other debts on shorter terms than in the ordinary course and consistent with past practice; and

9.1.4.2	no Group Company has extended or sought to extend the period of payment of any sums due to any trade or other creditors or otherwise altered its creditor payment practices outside the ordinary course of business and otherwise than consistent with past practice;

and no employee of any Group Company has been given instructions inconsistent with or contrary to any of such matters by a director of a Group Company in the three months prior to Completion;

9.1.5	no direct actions have been taken or instructions communicated to any employee of any Group Company as a consequence of or in contemplation of the transaction the subject of this Agreement to increase cash balances or reduce normal levels of working capital of any Group Company by:

9.1.5.1	changing trade debtor collection practices;

9.1.5.2	altering existing trade creditor payment practices;

9.1.5.3	changing other working capital funding/timing procedures; and/ or

9.1.5.4	delaying inventory purchases in a manner inconsistent with normal practices and procedures;

9.1.6	no person has done or omitted to do any act or thing (other than in the ordinary course of business):

9.1.6.1	with the intention of altering the amount of working capital that is ordinarily available to each Group Company and which will be available to the Company at Completion; or

9.1.6.2	notwithstanding the intention of such act or omission, which has had, will have or may have such effect;

9.1.7	there has been no change to the policy of any Group Company regarding bad and/ or doubtful debts;

9.1.8	no Group Company has (other than in the ordinary course of its business) acquired or disposed of or agreed to acquire or dispose of any asset having a value of greater than £100,000 or assumed or incurred, or agreed to assume or incur, any liability, obligation or expense exceeding £100,000;

9.1.9	no Group Company nor the Seller has done anything, or omitted to do anything, which might prejudicially affect any Group Company's goodwill or the continuation of its business on substantially the same terms as at present;

9.1.10	there has been no change in the accounting reference period of any Group Company nor has any accounting period of any Group Company ended for corporation tax purposes;

9.1.11	no Group Company has created, allotted or issued any share or loan capital or written off or reduced any of its share or loan capital;

9.1.12	no Group Company has declared or paid any dividend or other distribution;

9.1.13	no Group Company has capitalised any reserves;

9.1.14	no resolution has been passed or agreed to by the members of any Group Company or the holders of any class of shares in the capital of any Group Company and there has been no decision or agreement of members having the effect of a members' resolution;

9.1.15	no Group Company has increased the salary of any employee or declared or paid any bonus:

9.1.15.1	to its salaried employees outside of the ordinary course of business; or

9.1.15.2	to any employee whose salary exceeds £75,000 per annum;

9.1.16	no Group Company has entered into any agreement outside the ordinary course of its business;

9.1.17	other than in the ordinary course of business, no Group Company has entered into, terminated or varied the terms of any finance lease, hire purchase or rental or credit sale agreement or any agreement having the same or similar effect;

9.1.18	other than in the ordinary course of business, no material agreement to which any Group Company is or was a party and no agreement between any Group Company and any director of any Group Company or their respective Connected Persons has been entered into, varied or terminated;

9.1.19	other than in the ordinary course of business and other than in respect of debtors in respect of which the Warranties in paragraph 4 of this part 2 apply, no obligations to any Group Company have been written off or written down or assigned to a third party at less than full value or have proved to any extent irrecoverable or are now regarded as irrecoverable;

9.1.20	other than regularly scheduled payments to Barclays Bank plc or other payments in the ordinary course of business no Group Company has borrowed any money (except through fluctuation of its overdraft within pre-existing facility limits) or incurred any indebtedness in the nature of borrowing (including the acquisition of assets on lease or hire purchase) and has not incurred or become committed to any capital expenditure exceeding £100,000 for any one item or £100,000 in aggregate or repaid any debt;

9.1.21	no Restricted Encumbrance has been created over any of the assets of any Group Company; and

9.1.22	no Group Company has offered or agreed (conditionally or unconditionally) to do any of the things referred to in any of the foregoing paragraphs.

9.2	Since 31 August 2011 no Group Company has incurred liabilities outside the ordinary course of business.

10.	INACTIVE COMPANIES

10.1	Each of the Inactive Companies is dormant and does not trade and has not traded during the period of six years ending on the Completion Date.

10.2	None of the Inactive Companies has any assets or liabilities whatsoever (whether actual contingent, prospective or otherwise).

Part 3 — Compliance and Litigation

1.	CONDUCT OF BUSINESS

No Group Company has (and no officer, agent or employee or any other person acting in conjunction with or performing services for or on behalf of a Group Company has) done or omitted to do any act or thing which is in contravention of any applicable legislation to which any Group Company is subject.

2.	LICENCES AND CONSENTS

2.1	For the purposes of this paragraph 2, “Licences” includes licences, consents, permissions, permits, approvals, registrations, notifications and authorisations (whether public or private).

2.2	Each Group Company holds all necessary Licences to enable each Group Company to carry on its business in the places and in the manner in which it is currently carried on and in which it was carried out during the period of 12 months ending on the Completion Date.

2.3	The Licences referred to in paragraph 2.2 above are valid and subsisting, have been complied with by the relevant Group Company in all material respects and the Seller is aware of no reason why any of them should be suspended, cancelled, modified, revoked or not renewed on the same terms.

2.4	Without prejudice to paragraph 2.2, accurate details of all the Licences held or obtained by the Company are contained in the Data Room at sections 1.11.1.1, 1.11.1.2, 1.5.1.2.1, 1.15.4, 1.18.15 and 1.19.2.

2.5	No objection has been made to the renewal of any Licence held by any Group Company or for its benefit at any time during the 3 years prior to the date of this Agreement.

3.	TRADE ASSOCIATIONS

Full and accurate details of all trade associations, institutions, compliance schemes and other unincorporated associations of which each Group Company is a member are contained in the Disclosure Letter (details of certain memberships are included in the Data Room at documents 1.5.1.3.2, 1.19.2.3. 1.19.2.1, 1.5.1.1.12.1, 1.5.1.1.10, 1.15.1.1.36 and 1.5.1.1.63.1), and the relevant Group Company has complied with all rules and regulations thereof.

4.	COMPETITION LAW

4.1	No Group Company is party to an agreement, arrangement, transaction or practice which in any way restricts its freedom to carry on the whole or any part of its business solely as it sees fit or to use or exploit any of its assets in any part of the world in such manner solely as it sees fit.

4.2	No Group Company is or has been directly or indirectly concerned in or a party to any agreement, arrangement, transaction, concerted practice or pursued any course of conduct or omitted to do any act or thing which in whole or in part:

4.2.1	infringes the Competition Act 1998 or is capable of giving rise to an investigation by the Office of Fair Trading under the Competition Act 1998 or a reference to the Competition Commission under the Enterprise Act 2002;

4.2.2	is in breach of any provision of the Treaty on the Functioning of the European Union (“TFEU”), the Treaty of Rome, the Fair Trading Act 1973, the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Consumer Protection Act 1987, the Competition Act 1998, the Financial Services and Markets Act 2000, the Enterprise Act 2002 or any other competition, anti-restrictive, trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or any other jurisdiction in which the Company carries on (or intends to carry on) business or has assets or on which its activities may have an effect; or

4.2.3	is registrable, unenforceable or void (whether in whole or in part) or renders any Group Company (or any officer or employee of any Group Company) liable to civil, criminal or administrative proceedings by virtue of any competition, anti-trust or trade regulation or similar legislation in any country in which any Group Company has assets or carries on or intends to carry on business, or has assets or on which its activities may have an effect.

4.3	No Group Company:

4.3.1	has given any undertaking or assurance (whether or not legally binding) to; or

4.3.2	is subject to any order of or investigation by; or

4.3.3	has received any process, notice, request for information or other communication (formal or informal) from,

any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Serious Fraud Office, the Secretary of State for Business, Innovation & Skills (or the former Secretary of State for Business, Enterprise & Regulatory Reform or Secretary of State for Trade & Industry) or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which any Group Company has assets or carries on or intends to carry on business or where its activities may have an effect.

4.4	No Group Company is or has been a party to or concerned in any agreement or arrangement in respect of which:

4.4.1	an application under Article 101 and/or Article 102 TFEU for negative clearance and/or exemption was made to the European Commission; and/or

4.4.2	an application under Competition Act 1998 was made to the Office of Fair Trading or any sectoral regulator.

4.5	No Group Company has received any aid which could be construed as falling within Article 107(1) TFEU other than aid or any alteration to existing aid falling within Article 107(3) TFEU which has been duly notified to the European Commission pursuant to Article 108(3) TFEU, and no investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by any Group Company of any aid or alleged aid has been made, taken or threatened.

4.6	No revenue of the Seller or any Group Company in the period from 1 September 2009 up to and including Completion has arisen or resulted from or relates to any sale or other transaction in or to any person in the United States of America. None of the assets of any Group Company is within the United States of America.

5.	UNDERTAKINGS, ETC.

No Group Company nor any of its officers or employees in relation to their position with a Group Company is or has been party to any undertaking or assurance given to, or received any request for information, statement of objections or other communication (formal or informal) from, any national or supra-national authority or any court or governmental, administrative or regulatory body or agency, or is the subject of any injunction or court order, which in any case is still in force.

6.	DATA PROTECTION

6.1	In this paragraph 6:

6.1.1	“DPA 1998” means the Data Protection Act 1998

6.1.2	“Personal Data” means data processed by or on behalf of any Group Company which is personal data within the meaning of the DPA 1998;

6.1.3	“data”, “data controller”, “data processor” and “processing” have the meanings given in the DPA 1998.

6.2	Each Group Company has notified registrable particulars of all Personal Data pursuant to section 18 of the DPA 1998 and is duly registered as a data controller for all purposes for which registration is required in respect of the business of that Group Company:

6.3	Each Group Company has at all times complied in all respects with, and has established all procedures necessary to ensure continued compliance with, all relevant requirements of the DPA 1998 (including the data protection principles set out therein).

6.4	No Group Company has received any notice or complaint (including any information, special information, enforcement notice or notice of a warrant issued under Schedule 9 of the DPA 1998) alleging non-compliance with the DPA 1998 or requesting information relating to its data protection policies or practices and there are no circumstances which may give rise to any such notice or complaint being given or made.

6.5	No person has been awarded compensation from any Group Company under the DPA 1998, no claim for such compensation is outstanding and there are no circumstances which may give rise to a claim for such compensation being made.

6.6	No order has been made against any Group Company for the rectification, blocking, erasure or destruction of data under the DPA 1998, no application for such an order is outstanding and there are no circumstances which may give rise to an application for such an order being made.

6.7	Each Group Company has complied in all respects with, and has established all procedures necessary to ensure continued compliance with, all relevant requirements of the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including email, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing.

6.8	The data utilised by each of the Group Companies in their business and/or transferred to any of the Group Companies' customers and/or business partners (including transfers to other companies within the group of companies of which the Group Company are part) has been lawfully obtained and the relevant Group Company is entitled to use the same, transfer the same and grant such rights therein as it grants to its customers and/or business partners in respect of such data.

7.	PRODUCTS AND SERVICES

7.1	No Group Company has sold or supplied goods and has not ordered or has in stock goods or supplied any services or rights which are or were or are likely to become defective or dangerous or the subject of negligence claims or which contain any errors or omissions or which did not or do not comply in any respect with any warranty, indemnity or representation expressly or impliedly made by any Group Company or with any applicable laws, regulations, standards and requirements and which, taken as whole, would be material to the Group Companies as a whole.

7.2	Other than as provided for in their standard terms of business referred to in paragraph 2.1 of part 4 of this schedule or as provided for in customers' terms of business referred to in the Disclosure Letter in respect of this Warranty, no Group Company has given any guarantee, indemnity or warranty or made any representation in respect of any goods or services sold or supplied or contracted to be sold or supplied by it save for any guarantee, indemnity or warranty implied by law nor (save as aforesaid) is subject to any liability or obligation to service, repair, maintain or take back or otherwise do or not do anything in respect of any goods or services that would apply after any such goods or services have been delivered or supplied by it.

7.3	No goods have been provided by any Group Company to any customer on a sale or return or consignment basis which, taken as a whole, are material to the Group Companies.

7.4	There are no outstanding customer claims or complaints made to any Group Company which, taken as a whole, are material to the Group Companies taken as a whole.

7.5	There are no, and there have not been in the period of 12 months immediately preceding Completion any, disputes between any Group Company and any of its customers or suppliers which are material to the Group Companies taken as a whole.

8.	BOOKS, RECORDS AND RETURNS

8.1	The statutory books (including all registers and minute books) to be kept by each Group Company under applicable law and regulation:

8.1.1	are in the possession and ownership or under the control of that Group Company;

8.1.2	are up-to-date and have been properly maintained on a consistent basis; and

8.1.3	contain accurate and complete records of the matters which should be dealt with in those books and registers in accordance with applicable law and regulation.

8.2	No claim or allegation has been received by any Group Company that any of the books, registers and records referred to in paragraph 8.1 of this part 3 is incorrect or should be rectified.

8.3	Each Group Company has duly and punctually made all returns to and filed all documents which it is required to file with the Registrar of Companies or any other authority or person and all such returns and documents were when filed accurate or complete.

9.	LITIGATION

9.1	No Group Company is engaged, or has during the period of two years ending on the date of this Agreement been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or criminal or administrative proceedings (a “Litigation Claim”), whether as claimant or defendant or in any other capacity except for Litigation Claims where the quantum or likely quantum of any such Litigation Claim is in a sum not exceeding £5,000.

9.2	No Group Company has received in the period of two years ending on the Completion Date notice that it or any of its officers or employees is subject to any investigation, inquiry or disciplinary or enforcement proceedings or other process (including any criminal investigation, inquiry, enforcement or other process) by any governmental, administrative, regulatory or law-enforcement body or agency nor is any Group Company in dispute with any such body or agency.

9.3	There are no dispute resolution processes, proceedings and other processes, disputes, investigations or inquiries such as are referred to in paragraphs 9.1 and 9.2 of this part 3 pending or, so far as the Seller is aware, threatened by or against any Group Company.

9.4	There is no dispute or disagreement between any Group Company and any government department or agency or any regulatory body in any jurisdiction and, so far as the Seller is aware, there are no facts or circumstances which might give rise to any such dispute or disagreement.

9.5	There is no outstanding judgment, order, decree, award or decision of a court, tribunal, arbitrator or other person in any jurisdiction against any Group Company or so far as the Seller is aware against a person for whose acts or defaults any Group Company may be liable.

9.6	Paragraph 9.1 does not apply to any claims by or against any person employed or engaged by a Group Company (in respect of which part 7 of this schedule applies).

Part 4 — Contracts

1.	MATERIAL CONTRACTS

1.1	A complete and accurate copy of, or information regarding, each material agreement under which a Group Company enjoys rights or by which a Group Company is bound at the date of this Agreement is included in the Data Room at sections 1.5.1.1.1 to 1.5.1.1.68 (inclusive) and section 4.4.1.2 and document 1.15.4.

1.2	Each agreement referred to in paragraph 1.1 of this part 4 is valid, binding and enforceable in accordance with its terms and none of the parties to any such agreement is in default of any such agreement and, so far as the Seller is aware, there are no grounds for or any allegations that grounds exist for the termination, avoidance, rescission or repudiation of any such agreement.

1.3	There has been no material breach, whether by a Group Company or otherwise, of any of the agreements referred to in paragraph 1.1 of this part 4, and no Group Company has received notice alleging any such material breach.

1.4	No threat or claim of any default has been made by or against any Group Company in relation to any of the agreements referred to in paragraph 1.1 of this part 4.

1.5	There is no subsisting dispute between any Group Company and any other person in relation to any of the agreements referred to in paragraph 1.1 of this part 4.

1.6	No Group Company has given or received notice terminating any of the agreements referred to in paragraph 1.1 of this part 4.

1.7	No Group Company is a party to or liable under any material agreement, and no Group Company has submitted an offer or tender which is capable of being converted into an agreement:

1.7.1	which is not in the ordinary course of business of that Group Company or which is not on arm's length terms;

1.7.2	which provides for any financial commitment of any party to be adjusted with reference to any index of retail prices or other index or exchange;

1.7.3	which is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken;

1.7.4	which cannot be terminated by the relevant Group Company on three months' notice or less without any payment by that Group Company (whether by way of compensation or otherwise);

1.7.5	which limits the ability of any Group Company to carry on any business in any part of the world in such a manner as it thinks fit;

1.7.6	pursuant to which any Group Company has disposed of any shares or business and remains subject to any actual or contingent liability;

1.7.7	which involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual or onerous or exceptional nature or magnitude; or

1.7.8	which requires the Company to pay any commission, finders' fees, royalty or the like.

1.8	No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than the trade associations full and accurate details of which are included Data Room) or a party to any other arrangement for sharing income, profits, losses or expenses.

1.9	Except as disclosed in the Accounts, there are no material capital commitments entered into or proposed by any Group Company. For this purpose a “material” capital commitment is one involving capital expenditure over £100,000.

1.10	For the purposes of this paragraph 1, a “material agreement” is:

1.10.1	any agreement, contract or commitment (save for those with any customer or supplier of any Group Company) which involves a future commitment by the relevant Group Company in excess of £50,000 and which cannot be terminated without liability on 90 days or less notice;

1.10.2	in the case of contracts with suppliers, those agreements with the 60 largest suppliers of the Group Companies (taken as a whole) as identified in the Data Room at document 1.5.1.1.1.1 to 1.5.1.1.1.59 (inclusive) ; and

1.10.3	in the case of contracts with customers, those agreements with the 30 largest customers of the Group Companies (taken as a whole) as identified in the Data Room at document 1.5.1.1.2.1 to 1.5.1.1.2.17 (inclusive)

2.	TRADING

2.1	A complete and accurate copy of the standard terms upon which each Group Company carries on its business or provides goods and services to any person in relation to its business is contained in the Data Room at section 1.4.1 and no Group Company provides nor has provided goods or services to any person on terms which differ in any material respect from these standard terms.

2.2	Neither in the financial year up to the Accounts Date nor since the Accounts Date has any one customer of a Group Company (including, for this purpose, any person in any way connected with such customer) or any one supplier to a Group Company (including, for this purpose, any person in any way connected with such supplier) accounted for more than three per cent of the aggregate amount of purchases from or supplies to that Group Company.

2.3	There is no one customer (including, for this purpose, any person in any way connected with such customer) or supplier (including, for this purpose, any person in any way connected with such supplier):

2.3.1	who accounts for three per cent. or more of the purchases from or supplies to (as applicable) any Group Company;

2.3.2	on whom any Group Company or the Group as a whole is substantially dependent; or

2.3.3	the cessation of dealings with whom would materially and adversely affect the business of that Group Company or the Group Companies as a whole.

2.4	In the 3 years prior to the date of this Agreement, no customer of or supplier who accounts for three per cent. or more of the purchases from or supplies to (as applicable) any Group Company or who is otherwise material to any Group Company has:

2.4.1	ceased purchasing from or supplying the relevant Group Company;

2.4.2	significantly reduced its purchases from or supplies to the relevant Group Company; or

2.4.3	substantially changed the terms on which it is prepared to trade with the relevant Group Company,

and, so far as the Seller is aware, no such customer or supplier is reasonably likely following signature or completion of this Agreement:

2.4.4	to cease purchasing from or supplying the relevant Group Company;

2.4.5	significantly to reduce its purchases from or supplies to the relevant Group Company; or

2.4.6	substantially to change the terms on which it is prepared to trade with the relevant Group Company.

3.	POWERS OF ATTORNEY AND AUTHORITIES

No Group Company has granted authority to any person (except a director of the Group Company in question) to act as agent or attorney for a Group Company or otherwise bind a Group Company, or do or agree to do anything on behalf of any Group Company other than authority to employees employed by any Group Company as at the date of this Agreement to enter into routine trading contracts in the normal course of their duties, full and accurate details of which are included in the Data Room at section 1.2.12.1.

4.	OUTSTANDING OFFERS

No offer, tender or the like is outstanding and is capable of being converted into an obligation binding on any Group Company having a value in excess of £100,000, whether by acceptance or other act of some other person or in any other way.

5.	GUARANTEES AND INDEMNITIES

By reference to the Data Room, the Disclosure Letter sets out against this Warranty full and accurate details of all outstanding guarantees, indemnities, security agreements, comfort letters or other analogous or similar agreements given by any Group Company in respect of the obligations and liabilities of any person other than a Group Company, or by any person other than a Group Company in respect of any obligation or liability of a Group Company. No claim has been made under any such outstanding guarantee, indemnity, surety or other analogous or similar agreement given for the benefit of any Group Company and where such guarantee, indemnity, surety or analogous or similar agreement has been given by a Group Company, no Group Company has received notice of any such claim.

6.	INSIDER CONTRACTS

6.1	No Group Company is a party to, nor have the profits or financial position of any Group Company during the period of six years ending on the Accounts Date been affected by, any agreement, arrangement or understanding (whether legally binding or not) which is not and was not entirely on arm's length terms. No Group Company has transferred any asset to or received any asset from the Seller or any member of the Seller's Group other than by way of sale for market value or by way of lawfully declared dividend.

6.2	Complete and accurate details of all outstanding Borrowings between any Group Company and any Connected Persons of it (including any Borrowings to be released, novated or capitalised by the date of this Agreement) are included Data Room.

6.3	No Group Company has agreed to guarantee or provide any security or indemnity in relation to any debt or obligation of any Connected Person of it nor (without limitation) has any Group Company granted or agreed to grant any qualifying third party indemnity provision or qualifying pension scheme indemnity provision, as defined in the Companies Acts.

6.4	Without limitation, no Group Company has made or agreed to make any loan or quasi loan or entered into a credit transaction (or given or agreed to give a guarantee or provide security in relation to such loan, quasi loan or credit transaction) or entered into a related arrangement or other relevant transaction or arrangement in contravention of the Companies Acts. Without limitation and whether or not permitted under the Companies Acts, no Group Company has made or agreed to provide a director of any Group Company or its holding company with funds to meet or avoid expenditure incurred or to be incurred by him in defending any proceedings or in connection with any application for relief.

6.5	Save for the Borrowings referred to in paragraph 6.2 of this part 4, there is not outstanding, and there has not at any time during the last two years been outstanding, any agreement, arrangement or understanding (whether legally binding or not) to which any Group Company is, or was, a party in which:

6.5.1	the Seller and its respective Connected Persons;

6.5.2	any person who at the time of such agreement, arrangement or understanding was beneficially interested in any Group Company's shares or any Connected Person of such person;

6.5.3	any director, officer, employee or consultant or former director, officer, employee or consultant of any Group Company,

is or was interested, whether directly or indirectly.

6.6	Neither the Seller nor the directors of any Group Company nor any of their respective Connected Persons has any interest, direct or indirect, in any business which competes with that now carried on by a Group Company or intends to acquire any such interest.

6.7	Save in respect of the Properties no Group Company has at any time in the two years prior to the date of this Agreement acquired or leased, licensed or hired any asset from or transferred or leased, licensed or hired any asset to the Seller or the directors of any Group Company or any of their respective Connected Persons.

7.	CONSUMER CONTRACTS

In relation to any agreements formed by any Group Company with consumers the relevant Group Company has complied with all relevant requirements of applicable consumer law.

8.	EFFECT OF AGREEMENT

The sale of the Shares to the Buyer and the entry into, compliance with and completion of this Agreement will not:

8.1	result in a breach of the memorandum or articles of association of any Group Company;

8.2	result in a breach of, or constitute a default under, any agreement, understanding or arrangement under which any Group Company enjoys rights or by which it is bound;

8.3	result in a breach of, or constitute a default under, any law to which any Group Company is bound or subject in any jurisdiction or any order, judgment or decree of any court or agency by which the Company is bound or to which it is subject;

8.4	entitle any person to terminate or vary its rights and obligations under any agreement, understanding or arrangement under which any Group Company enjoys rights or by which it is bound, nor give rise to any obligation to make any payment to any person and which (in all such cases) would not but for such sale, entry into or compliance and completion have existed; and

8.5	create or accelerate any obligation of any Group Company or cause or require any Group Company to lose or dispose of any right or asset or any interest in any asset, including by way of the imposition or crystallisation of any Encumbrance on any asset.

Part 5 — Assets

1.	ASSETS SUFFICIENT FOR THE BUSINESS

The assets and rights owned by each Group Company, together with assets held under any license, finance lease, hire purchase and rental or credit sale agreements contained in the Data Room at sections 1.11.1.1, 1.15.1 and 1.15.4.1 comprise all assets and rights necessary for the continuation of the business of that Group Company as carried on at the date of this Agreement.

2.	OWNERSHIP AND POSSESSION OF ASSETS

2.1	All assets included in the Accounts or acquired by any Group Company since the Accounts Date (other than any asset held under a finance lease, hire purchase and rental or credit sale agreement are solely legally and beneficially owned by that Group Company free from Restricted Encumbrances and no person has claimed to be entitled to a Restricted Encumbrance in respect of any such asset.

2.2	All tangible assets owned by any Group Company, or which any Group Company has the right to use, are situated in the United Kingdom and in the possession and ownership or under the control of that Group Company.

2.3	No Group Company is party to, or liable under, a lease, hire, hire purchase, credit sale, deferred payment or conditional sale or purchase agreement, in any case which is material to the Group Companies as a whole, except for those agreements referred to in the Disclosure Letter by reference to this Warranty and contained in the Data Room.

3.	VULNERABLE ANTECEDENT TRANSACTIONS

3.1	No Group Company has been a party to any transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any Group Company is liable to be transferred or re-transferred to another person, or which gives or may give rise to a right of compensation or other payment in favour of another person.

3.2	Without limiting paragraph 3.1 of this part 5, no Group Company has been a party to any transaction to which the provisions of sections 238 (transactions at an undervalue), 239 (preferences), 339 (transactions at an undervalue), 340 (preferences) or 423 (transactions defrauding creditors) of the Insolvency Act 1986 may still be applicable.

4.	INSURANCE

4.1	Complete copies of all insurance policies maintained by each Group Company are contained in the Data Room.

4.2	Each Group Company maintains, and has at all material times maintained, adequate insurance in respect of all of its assets of an insurable nature against fire, accident, theft, loss, damage and injury in amounts representing their full replacement or reinstatement values, against third party loss (including by way of product liability, employer's liability, and public liability insurance), loss of profits, business interruption and all other risks required by applicable law or regulation to be covered by insurance or normally insured against by persons operating the same type of business as the Group Company in question.

4.3	All premiums due on the subsisting insurance policies of each Group Company have been duly paid.

4.4	No subsisting insurance policy of any Group Company is subject to any special or unusual limits, terms, exclusions or restrictions, and no Group Company has been refused insurance during the period of three years ending on the date of this Agreement.

4.5	The subsisting insurance policies of each Group Company will continue in full force and effect without alteration notwithstanding sale of the Shares to the Buyer under this Agreement.

4.6	So far as the Seller is aware, there are no existing circumstances which could lead to any liability under any Group Company's insurance policy being avoided by the insurers or to any of the policies being revoked or rendered void or voidable.

4.7	The Data Room contains at section 1.10.6.1 details of all insurance claims made by any Group Company during the period of three years ending on the date of this Agreement.

4.8	The Data Room contains:

4.8.1	at document 1.10.6.1.1 — Group Company ERS Claims History as at 11 September 2011 which sets out claims involving motor vehicle accidents involving vehicles used by Group Companies;

4.8.2	at document 4.4.10.2. — Group Company AXA PL Claims Experience and AXA EL Claims Experience 26 September 2011 which sets out public/products liability claims and employers liability claims;

4.8.3	at document 1.10.6.1.6 — Group Company RSA Total Claims as at 2 August 2011 which sets out fire and special perils claims and also includes business interruption claims, money insurance claims and theft claims; and

4.8.4	at document 4.4.10.3 — Group Company ACE Claims as at 26 September 2011 which sets out claims relating to personal accidents, business travel, employers and public liability claims made in relation to the years 2009 and 2010;

4.8.5	at document 1.10.6.1.9 — Maven Underwriters sets out details of historic PA/travel insurance claims.

5.	STOCKS

5.1	The stocks, work-in progress, packaging and promotional materials held or ordered by each Group Company are adequate, but not materially excessive, to satisfy current trading requirements of that Group Company.

5.2	The Group Companies' stock taken as a whole is in good condition and of satisfactory quality and its value is properly provided for in the July Management Accounts and the August Management Accounts net of an appropriate provision for stock which is obsolete, obsolescent, slow-moving, unusable or unsaleable.

6.	CONDITION AND MAINTENANCE OF PLANT

6.1	All plant, machinery, vehicles and office and other equipment owned or used by each Group Company:

6.1.1	are in good repair and condition (subject to fair wear and tear); and

6.1.2	have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation to equipment of the relevant type, the provisions of any applicable finance leases and hire purchase, rental, credit sale and other similar agreements and all applicable statutes and regulations currently in force.

6.2	Maintenance contracts are in full force and effect in respect of all assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which any Group Company is obliged to maintain or repair under any finance lease or hire purchase, rental, credit sale or other similar agreement.

6.3	All vehicles owned or used by a Group Company are roadworthy and duly licensed.

7.	LEASED ASSETS

No Group Company holds any material asset under a finance lease or a hire purchase, rental, credit sale or other similar agreement.

8.	CHARGES

All charges in favour of any Group Company and which require registration under applicable provisions of the Companies Acts have been duly registered and are valid and enforceable.

Part 6 — Property

1.	DEFINITIONS

1.1	The definitions in this paragraph apply in this Schedule 2 Part 6:

“Current Use” means the use identified for each Property as set out in document D1 of the Disclosure Bundle.

“Previously-owned Land and Buildings” means any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of its Subsidiaries, but which are either:

(a)	no longer owned, occupied or used by the Company nor any of its Subsidiaries, or

(b)	are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

“Tamworth” means the Leasehold Property being E4, Pooley Hall Drive, Birch Coppice Business Park, Dordon, Tamworth registered at the Land Registry with title number WK455793.

“Title Documents” means all deeds documents and evidence of title:

(c)	in respect of Wembley and Tamworth:

(i)	revealed by searches at HM Land Registry and HM Land Charges Registry and all matters which would be shown by the following searches: local authority, water and drainage, index map, chancel repair and, in relation to Tamworth, coal authority;

(ii)	contained in the deeds to the Properties which have been made available to the Buyer and a record/index of which is contained in the Data Room at document 4.4.2.9 and 4.4.2.10; and

(iii)	contained in the Data Room at sections 1.18.3.74 and 1.18.3.78.

(d)	in respect of the Leasehold Properties (listed in Part 2 of document D1 of the Disclosure Bundle) those contained in the Data Room at sections 1.18.3.2 to 1.18.3.88 (inclusive) 4.4.2.22.1 and 4.4.2.5 but excluding any schedules of condition referred to in such Leasehold Properties or contained in the Data Room;

“Wembley” means:

(i)	the Leasehold Property being Euro House, Fulton Road, Wembley registered at the Land Registry with title number NGL890009; and

(ii)	the Leasehold Property being land on the north side of Fourth Way, Wembley registered at the Land Registry with title number NGL890012

2.	THE PARTICULARS OF THE PROPERTIES

The particulars of the Properties set out in document D1 of the Disclosure Bundle are true, complete and accurate.

3.	EXTENT OF PROPERTY INTERESTS

3.1	The Properties are the only land and buildings owned, used or occupied by the Company and its Subsidiaries.

3.2	Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

4.	RESIDUAL LIABILITY

4.1	Neither the Company, nor any of its Subsidiaries, has any actual or contingent liability in respect of Previously-owned Land and Buildings

4.2	Save as set out in the Title Documents, neither the Company, nor any company that is or has at any time been a subsidiary of the Company, has given any guarantee or indemnity which is subsisting for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

5.	TITLE

5.1	The Company, or the Subsidiary identified as the proprietor in document D1 of the Disclosure Bundle, is solely legally and beneficially entitled, and save as set out in the Title Documents or disclosed in the Data Room at sections 1.18.2.2 to 1.18.2.7 (inclusive) and 1.18.3.2 to 1.18.3.88 (inclusive) has a good and marketable title, to each of the Properties.

5.2	The Company, or the Subsidiary identified as the proprietor in document D1 of the Disclosure Bundle is in possession actual occupation of the whole of each of the Properties on an exclusive basis, and so far as the Seller is aware, no right of occupation or enjoyment has been acquired by any third party, and neither the Company nor any subsidiary has granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

5.3	Save as where indicated otherwise in document D1 of the Disclosure Bundle, Field Seymour Parkes hold to the order of the Company the originals of all the title deeds and documents necessary to prove good and marketable title to the Properties.

5.4	There is no circumstance that could render any transaction affecting the title of the Company, or any of its Subsidiaries, to any of the Properties liable to be set aside under the Insolvency Act 1986.

5.5	Save as set out in the Title Documents, there are no insurance policies relating to any issue of title affecting the Properties.

6.	LEASEHOLD PROPERTIES

6.1	The unexpired residue of the term granted by each Lease is vested in the Company, or its Subsidiaries, and is valid and subsisting.

6.2	In relation to each Lease, there is no subsisting material breach of any covenants, restrictions, stipulations and other encumbrances.

6.3	In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (Lease Sums) have been paid.

6.4	No premium or principal rent has been taken or accepted from or agreed with any lessee, tenant, licensee or occupier under any Lease beyond what is legally permitted.

7.	ENCUMBRANCES

7.1	Save as set out in the Title Documents or disclosed in documents 1.18.2.2.2, 1.18.2.3.2, 1.18.2.4.3, 1.18.2.6.1, 1.18.2.7.1, 1.18.2.4.3, 1.18.3.27.9.2, 1.18.3.27.10.2, 1.18.3.78.3, and 2.6.4.2.11 to 2.6.4.2.14 (inclusive) of the Data Room, the Properties (and the proceeds of sale from them) are free from:

7.1.1	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

7.1.2	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

7.2	Save as set out in the Title Documents, the Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the Leasehold Properties, principal rent, insurance premiums and service charges).

7.3	So far as the Seller is aware, the Properties are not subject to any matters which are, or (where title to any of the Properties is not registered) would be unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

7.4	No notice which is of continuing relevance of any alleged breach has been received by the Company or the Subsidiaries in respect of any covenants, restrictions, stipulations and other encumbrances affecting the Properties and, so far as the Seller is aware, there is no matter or circumstances which would lead to any such notice.

7.5	No notice of any circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties has been received by the Company or the Subsidiaries and, so far as the Seller is aware, there is no matter or circumstances which would lead to any such notice.

7.6	So far as the Seller is aware, there are no matters of an unusual or onerous nature which are registered as local land charges or, although not registered, are capable of registration as local land charges and no notice of any such matters has been received by the Company or any of the Subsidiaries.

8.	PLANNING AND USE OF PROPERTIES

8.1	The definitions and rules of interpretation in this sub-paragraph apply in this paragraph 8:

“Planning Acts” means the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; the Planning Act 2008; and any other legislation from time to time regulating the use or development of land; and

“Statutory Agreement” means an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

8.2	All of the Properties are actively used by the Company or its Subsidiaries in connection with the Business.

8.3	The Current Use of such of the Properties that were acquired by the Company or its Subsidiaries during the period of seven years prior to the date of this Agreement is the permitted use for the purposes of the Planning Acts.

8.4	No claim or liability (contingent or otherwise) under the Planning Acts in respect of the Properties, or any Statutory Agreement affecting the Properties, is outstanding, nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been received by the Company or the Subsidiaries for the compulsory acquisition, closing, demolition or clearance of the Properties and, so far as the Seller is aware, there is no matter or circumstances which would lead to any such notice, order, resolution or proposal.

8.5	The Company and its Subsidiaries have received no notice of any alleged breach and have no knowledge of any subsisting breach of any planning permissions, orders and regulations issued under the Planning Acts or of any building regulations, consents and byelaws for the time being in force in relation to the Properties.

9.	STATUTORY OBLIGATIONS

9.1	The definition in this sub-paragraph applies in this paragraph 9:

“Property Statutes” means the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Occupiers Liability Act 1984; the Construction (Design and Management) Regulations 1994; the Disability Discrimination Act 1995; the Construction (Design and Management) Regulations 2007; and all regulations, rules and delegated legislation under, or relating to, such statutes.

9.2	The Company and the Subsidiaries have not received any notices of continuing relevance alleging breaches of applicable statutory and bye-law requirements, or regulations, rules and delegated legislation, relating to the Properties and their Current Use, including (without limitation) all requirements under the Property Statutes and, so far as the Seller is aware, there is no matter or circumstance which would lead to any such notice.

10.	CONDITION

10.1	The state of repair and condition of each of the Properties is adequate for the purpose for which the Properties are used.

10.2	Save as disclosed in the Data Room at documents 1.18.1.6 to 1.18.1.8 (inclusive), 1.18.1.11 to 1.18.1.16 (inclusive) and 1.18.3.61.2, there are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

10.3	So far as the Seller is aware, in the period of five years ending on the date of this Agreement, none of the Properties has suffered from any of the following:

10.3.1	flooding;

10.3.2	subsidence;

10.3.3	heave;

10.3.4	landslip; or

10.3.5	mining activities.

10.4	Neither the Company, nor the Subsidiaries, have received any report containing materially adverse findings in the last three years from any engineer, surveyor or other professional relating to any of the Properties.

11.	COMPLAINTS AND DISPUTES

11.1	No subsisting notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them, and, so far as the Seller is aware, there is no matter which could lead to any such notice, complaint or requirement being issued or made.

11.2	There exists no dispute between the Company, and the Subsidiaries, and the owner or occupier of any other premises adjacent to or neighbouring the Properties and neither the Company nor the Subsidiaries expect, nor is the Seller aware of, any circumstances that may give rise to any such dispute after the date of this agreement.

12.	ENVIRONMENT AND HEALTH AND SAFETY

12.1	Definitions

“Environment” the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

“EHS Laws” means all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the Environment or the health and safety of any person;

“EHS Matters” means all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

“EHS Permits” means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the business of the Company and its Subsidiaries or in relation to any of the Properties;

“Harm” means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

“Hazardous Substances” means any material, substance or organism which, alone or in combination with others, are capable of causing Harm, including radioactive substances and asbestos containing materials; and

“Waste” means any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

12.2	The Company and each of its Subsidiaries have obtained and have for the five years prior to the date of this Agreement complied in all material respects with all EHS Permits, all EHS Permits are in full force and effect, and, so far as the Seller is aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of EHS Permits.

12.3	The Company and each of its Subsidiaries have during the period of the five years ending on the date of this Agreement complied in all material respects with all EHS Laws and, so far as the Seller is aware, there are no facts or circumstances which may lead to any breach of or liability under any EHS Laws.

12.4	All information provided by or on behalf of the Company or any of its Subsidiaries to any relevant enforcement authority and all records and data required to be maintained by the Company or any of its Subsidiaries under the provisions of any EHS Laws are complete and accurate in all material respects.

12.5	Other than in the ordinary course of business there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

12.6	So far as the Seller is aware:

12.6.1	there are, and have been, no landfills, underground storage tanks or mining operations, uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Freehold Properties;

12.6.2	there are no polychlorinated biphenyls at, on or under any of the Freehold Properties; and

12.6.3	there are no asbestos containing materials at, on or under any of the Properties.

12.7

Within the five years prior to the date of this Agreement there have been no claims, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of its respective directors, and, so far as the Seller is aware, no investigations in respect of Harm arising from the operation of the business of the

Company or its Subsidiaries or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits, EHS Laws and so far as the Seller is aware, there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings. Within the last three years neither the Company nor any of its Subsidiaries has received any notice, communication or information alleging any liability in relation to any EHS Matters or that any works are required.

12.8	Neither the Company nor any of its Subsidiaries have received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive or the relevant local authority, with regard to any breach or alleged breach of any EHS Laws.

12.9	The employers' liability and public liability insurance cover in respect of the business of the Company and its Subsidiaries and the Properties are disclosed in 1.10.1.1.3, 1.10.1.1.5, 1.10.1.1.10, and 1.10.1.1.11 of the Data Room and details of claims that have been made or are contemplated under any such insurance cover are disclosed in 1.10.6.1.1 to 1.10.6.1.9 of the Data Room.

12.10	Copies of all:

12.10.1	Current EHS Permits;

12.10.2	environmental and health and safety policy statements;

12.10.3	reports in respect of environmental and health and safety audits, investigations or other assessments;

12.10.4	records of accidents, illnesses and reportable diseases;

12.10.5	assessments of substances hazardous to health;

12.10.6	correspondence between the Company or any of its Subsidiaries and any relevant enforcement authority; and

12.10.7	copies or details of all waste disposal contracts

which are material in the context of the business of the Company or its Subsidiaries or any of the Properties and in the possession of the Company or its Subsidiaries or of which the Seller is aware are set out in sections 1.5.1.1.10, 1.5.1.1.12, 1.5.1.1.36, 1.5.1.1.63, 1.19.7.1.1 to 1.19.7.1.93 and 1.19.5.1 to 1.19.5.10 and documents 1.5.1.1.50.1, 1.19.2.1 to 1.19.2.5, 1.19.7.2.1 to 19.7.2.5, 1.19.7.1.1 to 1.19.7.1.93, 1.18.23.1.1 to 1.18.23.1.47, 1.19.13.1 to 1.19.13.8, 1.19.7.3.1 to 1.19.7.3.62 and 1.19.7.4.1 to 1.19.7.4.16, 1.19.5.1 to 1.19.5.10 of the Data Room.

12.11	Neither the Company nor any of the Subsidiaries have given nor so far as the Seller is aware received any warranties or indemnities in respect of (or have otherwise attempted to apportion) any liabilities, duties or obligations that arise under EHS Laws.

Part 7 — Employment

1.	EMPLOYEES, WORKERS, CONSULTANTS AND TERMS OF EMPLOYMENT OR ENGAGEMENT

1.1	In this schedule a “person employed or engaged by a Group Company” means any employee of a Group Company, any director or other officer of a Group Company (whether or not the director or officer is an employee), any worker engaged by a Group Company and any person engaged by a Group Company under a contract for services.

1.2	Full and accurate anonymised details of each person employed by any Group Company are included in the Data Room at document 1.16.22.1 (or, in the case of the Directors, attached to the Disclosure Letter) including which company employs them, dates of commencement of employment, dates of commencement of continuous employment (where appropriate), dates of birth, notice periods, basic annual salaries or fees.

1.3	Copies of all template contracts for each category of person employed by any Group Company are included in the Data Room at documents 1.16.4.2.4 to 1.16.4.2.12 (inclusive).

1.4	Complete and accurate copies of all contracts of employment or documents relating to terms of employment or engagement for each person employed or engaged by a Group Company:

1.4.1	who is not employed or engaged on a template contract; or

1.4.2	whose employment or engagement is terminable by the relevant Group Company on more than three months' notice; or

1.4.3	whose basic rate of remuneration exceeds £75,000 per annum,

are included in the Data Room at section 1.16.5.2 (or, in the case of the Directors, attached to the Disclosure Letter).

1.5	Complete and accurate copies of all current employee handbooks and manuals, benefit plans and all personnel policies, codes of conduct and disciplinary and grievance procedures applicable to any person employed or engaged by any Group Company are included in the Data Room at sections 1.16.8.1, 1.16.1 and documents 1.17.1.1.1 to 1.17.1.1.3 (inclusive) and documents 1.17.1.1.6 to 1.17.1.1.6 (inclusive).

1.6	There are no agreements between any Group Company and any trade union or other body representing employees, nor have any requests for recognition, or arrangements for collective information and consultation, under Schedule A1 Trade Union and Labour Relations (Consolidation) Act 1992 as amended or the Information and Consultation of Employee Regulations 2004, been received by any Group Company, nor are there any works councils, staff associations, negotiated agreements and/or other arrangements with employee representatives in place.

1.7	No person previously employed or engaged by any Group Company has a right to be reinstated to or re-engaged by that Group Company.

1.8	Complete and accurate details of all persons employed by a Group Company who are on secondment, maternity, paternity, adoption or other family-friendly leave are contained in the Disclosure Letter

1.9	Complete and accurate details of all persons employed by a Group Company who have been absent from work due to ill health for three consecutive weeks or more in the 12 month period ending on the date of this Agreement are contained in the Data Room at documents 1.16.22.1 and 1.16.2.2.

1.10	Complete and accurate details of all persons engaged by a Group Company who have failed to provide services for more than 12 consecutive weeks in the 12 month period ending on the date of this Agreement are contained in the Data Room at document 1.16.22.1.

1.11	Complete and accurate details of all persons employed or engaged by a Group Company who are required to or who have stated they intend to retire in the 12 month period commencing on the date of this Agreement are contained in the Data Room at document 1.16.22.1.

1.12	There is no agreement, scheme or policy of insurance for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any Group Company’s employees, officers or workers or any person formerly employed or engaged by any Group Company save as set out in the Disclosure Letter.

1.13	Complete and accurate anonymised copies of all subsisting agreements for the provision of consultancy services or other services of personnel of or to any Group Company and details of the terms applicable to the secondment to or from any Group Company of any person are contained in the Data Room at sections 1.16.21.1.1 and 1.16.21.1.2.

1.14	No Group Company has any obligation to make any payment on redundancy in excess of the statutory redundancy payment.

1.15	No person employed or engaged by any Group Company is subject to a current formal disciplinary warning, proceeding or procedure.

1.16	There is no compulsory retirement age applicable to any person employed or engaged by any Group Company.

1.17	Each Group Company has complied with its obligations under the Employment Equality (Age) Regulations 2006 in relation to those persons employed or engaged by that Group Company who are due to retire in the 12 month period commencing on the date of this Agreement.

1.18	No offer of employment or engagement has been made by any Group Company to any person:

1.18.1	which has not been accepted and which has not lapsed and which therefore remains outstanding at the date of this Agreement; or

1.18.2	which has been accepted but where the employment or engagement has not commenced.

1.19	No Group Company has in the six year period ending on the date of this Agreement operated nor does any Group Company intend to operate any short time working scheme or arrangement.

1.20	No person employed or engaged by a Group Company nor any person who was in the two year period ending on the date of this Agreement a person employed or engaged by a Group Company is entitled to any accrued but unpaid holiday pay in respect of current or any previous holiday years.

1.21	No Group Company has recognised nor done any act in the 12 month period ending on the date of this Agreement which might be construed as recognition of any trade union nor are any steps being taken by any employees or other individuals to procure trade union recognition so far as the Seller is aware.

1.22	No Group Company has, in the 3 years preceding the date of this Agreement, been a party to a relevant transfer within the meaning of the Transfer Regulations.

1.23	Each Group Company has complied with all obligations imposed on it by Regulations 4, 9 (in respect of Regulation 4(1) only), 13, 13A (excluding in respect of Regulations 13(A)(2)(a) to (d)), 14 and 16 of the Working Time Regulations 1998.

2.	BONUS, PROFIT SHARING AND SHARE OPTION SCHEMES

2.1	There are no schemes in operation by or in relation to any Group Company under which any employee, officer or worker of any Group Company is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of any Group Company or to any other form of bonus or commission.

2.2	No Group Company operates any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any person employed or engaged, or formerly employed or engaged, by any Group Company.

3.	REMUNERATION

3.1	No Group Company is bound or accustomed to pay monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any person employed or engaged by a Group Company.

3.2	No amounts due to or in respect of any person employed or engaged, or formerly employed or engaged by any Group Company (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrears or unpaid.

3.3	So far as the Seller is aware no legally binding promise or commitment regarding any future variation in the terms of employment or engagement has been communicated to any person employed or engaged by any Group Company.

4.	TERMINATION OF CONTRACTS OF EMPLOYMENT OR ENGAGEMENT

4.1	All subsisting contracts of service with all persons employed by any Group Company are determinable on three months’ notice or less without giving rise to a claim for damages or compensation, other than a statutory redundancy payment or statutory compensation for unfair dismissal.

4.2	All contracts of engagement with all persons engaged by any Group Company are determinable on one month’s notice or less and the relevant Group Company is not contractually obliged to make any payment as a consequence of the termination of such contract.

4.3	No person employed or engaged by any Group Company:

4.3.1	has given or received notice terminating their employment or engagement which has not yet expired; or

4.3.2	will be entitled to give notice terminating their employment or engagement, receive any payment or benefit, treat themselves as redundant or otherwise dismissed, claim for breach of contract or claim to be released from any obligation as a result of the execution of this Agreement or the sale of the Shares to the Buyer and, so far as the Seller is aware, no person employed or engaged by any Group Company intends to resign or terminate his employment or engagement as a result of the execution of this Agreement or the sale of the Shares to the Buyer.

5.	DISPUTES, EMPLOYEE AND OTHER CLAIMS

5.1	No Group Company is involved in any dispute (including any industrial dispute) with any person employed or engaged by a Group Company (or any person who claims to be so employed or engaged) nor any person who was previously a person employed or engaged by a Group Company (or any person who claims to have been so employed or engaged) or any representative of any such person in relation to their employment or engagement by a Group Company.

5.2	There is no outstanding or threatened claim, legal proceeding or formal grievance against any Group Company by any person who is now (or claims to be) or has been (or claims to have been) employed or engaged by any Group Company or any dispute between any Group Company and a material number or class of its employees.

5.3	No enquiry into or investigation of any Group Company is existing, pending or threatened by the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Equality and Human Rights Commission, any health and safety enforcement body or any other similar authority.

5.4	During the year ending on the date of this Agreement, no Group Company has:

5.4.1	given or been required to give notice of any redundancies to the relevant Secretary of State; or

5.4.2	undertaken consultation with any trade union or employee representatives nor failed to comply with any obligation under Chapter II, Part IV Trade Union and Labour Relations (Consolidation) Act 1992; or

5.4.3	undertaken or been required to undertake consultation with any appropriate representatives under the Transfer of Undertakings (Protection of Employment) Regulations 2006 and/or the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

5.5	So far as the Seller is aware, there is no actual or threatened protected disclosure under section 43A Employment Rights Act 1996.

5.6	So far as the Seller is aware, no employee, officer or worker of any Group Company is suffering from a condition which impairs their ability to perform their duties and/or which requires or might require any adjustment within the work place pursuant to section 4A Disability Discrimination Act 1995 or section 20 Equality Act 2010.

5.7	Every person employed by any Group Company has current and appropriate permission to work in the United Kingdom.

6.	DATA PROTECTION

No subject access requests made to any Group Company pursuant to the Data Protection Act 1998 by any person employed or engaged by any Group Company are outstanding and all Group Companies have materially complied with the provisions of the Data Protection Act 1998 in respect of all data held or processed by them relating to any person employed or engaged or formerly employed or engaged by any Group Company.

7.	LOANS TO EMPLOYEES OR WORKERS

No Group Company has made any loan or advance, or provided any other form of financial assistance which remains unpaid or is still outstanding, to any person employed or engaged or formerly employed or engaged by any Group Company.

8.	EMPLOYER’S LIABILITY INSURANCE

Each Group Company has employer’s liability and public liability insurance cover in place. No claims have been made under such insurance policies.

Part 8 — Pensions

1.	Except for the Pension Schemes, no Group Company is a party to (nor has it at any time been a party to) any agreement, scheme or arrangement (including any scheme or arrangement under which termination has commenced but which has not yet completed) for the provision of any pension, lump sum, or other like benefit provided or to be provided on retirement, death, ill-health, disability, or termination of employment or during periods of sickness for the benefit of any of the employees (or former employees) or directors (or former directors) or their dependants (including on an ex gratia basis) and no undertaking or assurance has been given by a Group Company to any employee (or former employee) or director (or former director) as to the introduction of any such agreement, scheme or arrangement.

2.	Complete and accurate particulars of the Pension Schemes have been disclosed, including:

2.1	details of all employees (and directors) who are members of the Pension Schemes and of all contributions payable to the Pension Schemes by and in respect of such employees (and directors) and the basis on which they are calculated; and

2.2	a list of all employees (and directors) who will become eligible to join or benefit from the Pension Schemes upon the satisfaction of any conditions of eligibility and details of the contributions that will be payable to or in respect of such employees (and directors) and the basis on which they are calculated.

3.	So far as the Seller is aware, each Group Company has at all times complied in all respects with the provisions of the Pension Schemes and of all relevant statutes, regulations and other regulatory requirements which apply to it in relation to the Pension Schemes.

4.	So far as the Seller is aware, no part-time or temporary employees or former employees (or directors or former directors) have ever been excluded from membership of the Pension Schemes and no employees or former employees (or directors or former directors) have ever been excluded or treated less favourably by reason of their sex, race, sexual orientation, disability, religious belief or age.

5.	The benefits under the Pension Schemes are provided on a money purchase basis within the meaning of section 181(1) of the Pension Schemes Act 1993. No assurance, promise or guarantee has been given to any person as to the level or amount of benefits to be provided under the Pension Schemes.

6.	Each Group Company complies and has at all times complied with any duty to facilitate access to a stakeholder pension scheme (under part 1 of the Welfare Reform and Pensions Act 1999 and its associated regulations) and there are no circumstances which could result in any penalty for failure to comply with those requirements becoming payable by any Group Company.

7.	All amounts (including contributions, premiums and expenses) payable by each Group Company to and/or in respect of the Pension Schemes that have fallen due for payment have been paid within the statutory or other legal time limits for payment and each Group Company has maintained a direct payment record.

8.	There are no claims or actions (other than routine claims for benefits) in respect of the Pension Schemes in progress, pending or threatened and no circumstances exist which might give rise to any such claim or action.

9.	All premiums payable under contracts of insurance relating to the payment of benefits on death in service in respect of any employee or director have been paid. The premiums payable for such insurance are calculated at the normal rates and on the normal terms of the insurer for a person in good health.

10.	In relation to each employee (or former employee) whose contract of employment transferred to any Group Company from another employer under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006:

10.1	the Group Company has complied with its obligations (if any) under sections 257 and 258 of the Pensions Act 2004 and under the Transfer of Employment (Pension Protection) Regulations 2005; and

10.2	no such employee (or former employee) was entitled to occupational pension scheme rights in respect of any period of employment prior to such transfer, other than rights relating solely to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006).

11.	The Group Company is not, and has never been, an associate of (as defined in section 435 of the Insolvency Act 1986) or connected with (as defined in section 249 of the Insolvency Act 1986) any person who is or has been an employer in relation to an occupational pension scheme which is not a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993) and there are no facts or circumstances which could give rise to the Pensions Regulator taking action against any Group Company under sections 38 and 51 of the Pensions Act 2004.

Part 9 — Intellectual Property

1.	DEFINITIONS

In this part 9:

“Applications” means applications for Registered Intellectual Property owned by any Group Company;

“Business Intellectual Property” means the Intellectual Property which is used in and material to the business of any Group Company;

“Intellectual Property” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, Trade Marks, rights in designs, copyrights, database rights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

“Licence” means any licence, permission or consent in respect of the use of any Intellectual Property (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part;

“Registered Intellectual Property” means all registered Intellectual Property, including without limitation, patents, certificates of addition, supplementary certificates of addition, supplementary protection certificates, petty patents, utility models, registered copyrights, registered trade marks, domain names, registered designs, and all other registered intellectual or industrial property rights in any part of the world; and

“Trade Marks” means business names, domain names, registered and unregistered trade marks and applications for registration of any of the above.

2.	OWNERSHIP

2.1	The Business Intellectual Property is all the Intellectual Property necessary for the continuation of the business of the Group Companies as carried on at the date of this Agreement and is either legally and beneficially owned by one or more of the Group Companies or each relevant Group Company has a Licence to use it. The foregoing warranty is not a warranty as to non-infringement of Intellectual Property to any greater extent than the warranties set out in paragraph 5 (Infringements).

2.2	The Intellectual Property owned by any Group Company is subsisting and, so far as the Seller is aware, nothing has been done or omitted to be done by the Seller which has caused any of it to cease to be so.

2.3	Details of all of the Registered Intellectual Property owned by any Group Company and all of the Applications which are proceeding in the name of any Group Company are included in the Data Room at section 1.14.2 and the relevant Group Company is the sole legal and beneficial owner of such rights free from all Encumbrances

3.	MAINTENANCE

3.1	To the Seller’s knowledge, all documents material to the ownership of the Business Intellectual Property and to the Licences of Business Intellectual Property granted to any Group Company and, to the Seller’s knowledge, all documents and materials reasonably anticipated by the Seller to be necessary for the maintenance of all applications and registrations in relation to the Business Intellectual Property owned by any Group Company form part of the records or materials in the possession, ownership or under the control of the relevant Group Company.

3.2	To the Seller’s knowledge, all reasonable steps necessary for the maintenance of the Business Intellectual Property owned by any Group Company have been taken.

3.3	All application and renewal fees and other costs and charges in relation to the maintenance of all registrations and the prosecution of all applications in relation to the Intellectual Property owned by any Group Company have been paid and all steps required therefor have been taken.

3.4	There are no outstanding deadlines of the Patent Office or Trade Mark Registry (or any analogous office or registry anywhere in the world) in relation to the Intellectual Property owned by any Group Company which expire within three months of the date of this Agreement.

4.	DEALINGS AND LICENCES

4.1	No Group Company has knowingly authorised or otherwise expressly permitted or knowingly acquiesced in any use by any third party of Business Intellectual Property it owns nor granted to any third party any right or interest in respect of the Business Intellectual Property it owns other than under a Licence disclosed pursuant to paragraph 4.2.

4.2	Save for Licences to any Group Company of commercially available off-the-shelf software (referred to in paragraph 1.1 of Part 10 (Information Technology), copies of all material licences and agreements in relation to Intellectual Property to which any Group Company is a party or pursuant to which it enjoys rights (whether as licensor or licensee) are contained in the Data Room, or complete and accurate details of them (including as to term, termination, territory, restriction on scope of rights granted and on sub-licensing and assignment) are contained in the Data Room.

4.3	No Group Company, nor so far as the Seller is aware, any third party, is in breach of any Intellectual Property licence or agreement required to be disclosed pursuant to paragraph 4.2. No such licence or agreement is subject to termination by any third party by virtue of the transactions contemplated by this Agreement.

5.	INFRINGEMENTS

5.1	So far as the Seller is aware, no products or activities of any Group Company infringe or have infringed any Intellectual Property of a third party.

5.2	To the Seller’s knowledge, no third party has made or is making any unauthorised use or exploitation of any Business Intellectual Property owned by a Group Company or has infringed or is infringing any Business Intellectual Property owned by a Group Company and so far as the Seller is aware no Business Intellectual Property owned by a Group Company is subject of any claim, challenge or opposition.

5.3	No Group Company is on notice of or subject to any order or injunction in relation to Business Intellectual Property (including, without limitation, any prohibition or restriction on use) and none of the Business Intellectual Property is the subject of any litigation or proceedings.

6.	CONFIDENTIAL INFORMATION AND KNOW-HOW

6.1	As far as the Seller is aware, each Group Company has at all times taken reasonable steps to keep confidential all confidential information of the Group Company that is material to its business and the disclosure of which would cause material loss or damage to that Group Company, and no Group Company has disclosed any material confidential information to any third party other than under an obligation of confidentiality where such disclosure had a material adverse effect on the Group Companies.

6.2	Each Group Company uses its reasonable efforts to enforce and operate normal commercial procedures designed to maintain the confidentiality of its confidential information.

7.	CREATION OF INTELLECTUAL PROPERTY

All parties (whether individual, partnership or limited company) retained, commissioned, employed or otherwise engaged by any Group Company from time to time and who, in the course of such engagement solely created, discovered, conceived or developed work in which Intellectual Property subsists or arose are bound by agreements with the relevant Group Company whereby all such new and arising Intellectual Property vests or will vest in that Group Company. So far as the Seller is aware, no such party has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to any compensation or remuneration in relation to such Intellectual Property under section 40 Patents Act 1977.

Part 10 — Information Technology

1.	IT SYSTEM

1.1	The software used in the business of each of the Group Companies consists entirely of generally commercially available off-the-shelf software and each Group Company is licensed (on standard terms) to use all of the software which is used in its business. A list of software which is material to the business of each of the Group Companies is included in the Data Room. The sale of the Shares to the Buyer and the entry into, compliance with and completion of this Agreement will not entitle any person to terminate any agreement in respect of software used in the business of any Group Company.

1.2	Details of all material IT Contracts (other than licences of commercially available off-the-shelf software and licences of software disclosed pursuant to paragraph 4.2 of Part 9 (Intellectual Property) are included in the Data Room.

1.3	All computer hardware and computer software necessary for the continuation of the business of each Group Company is either legally and beneficially owned, free from Encumbrances, by or is licensed to that Group Company and is in the possession of that Group Company.

1.4	No Group Company and, so far as the Seller is aware, no third party, has committed any act or omission in the last twelve (12) months that would constitute a breach of any of the IT Contracts.

1.5	During the past twelve (12) months, the Seller has not received any written claims, disputes or proceedings in respect of any of the IT Contracts.

1.6	There have been no failures or defects in or security breaches of the IT System which have, in the last twelve (12) months, caused a material disruption to the business of any Group Company.

1.7	By reference to the Data Room, the Disclosure Letter contains details of the Group Companies’:

1.7.1	procedures for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it; and

1.7.2	high-level disaster recovery plans,

as at Completion. Each Group Company complies with and has implemented such procedures and plans in all material respects.

1.8	Details of any current plans, proposals and uncompleted projects in relation to the IT System are set out in the Disclosure Letter.

1.9	To the extent that the IT System processes currency data, it complies with all applicable legal requirements for the processing of the euro.

1.10	The IT System does not incorporate any source code where this imposes on any Group Company any obligation to disclose or license any software or code to any third party.

1.11	The IT System is sufficient for the continuation of the business of each Group Company as carried on at, and, subject to the relevant items of capital expenditure as provided for in the Business Plan, for the fulfilment of existing plans as set out in the Business Plan as at, the date of this Agreement.

1.12	In this Part 10 (Information Technology):

“IT System” means the computer hardware and software used in the business of the Group Companies; and

“IT Contracts” means all agreements to which a Group Company is a party: (a) related to software; and (b) related to hardware.

Part 11 — Compliance

1.	COMPLIANCE WITH THE LAW

Each Group Company has conducted its affairs and dealt with its assets and liabilities in accordance with all applicable legal and administrative requirements.

2.	ANTI-CORRUPTION

2.1	No Group Company is, nor has at any time, engaged in any activity, practice or conduct which constitutes an offence under the Bribery Act 2010 (the “Bribery Act”).

2.2	No person associated with any Group Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act) intending to obtain or retain business for that Group Company or to obtain or retain an advantage in the conduct of business for that Group Company.

2.3	Each Group Company has, and since 1 July 2011 has had, in place a bribery prevention programme comprising policies, systems and procedures designed to prevent persons associated with the Company from engaging in bribery (the “Anti-Bribery Programme”). Accurate details of the Anti-Bribery Programme are included in the Data Room at section 1.20.

2.4	In its implementation and operation of the Anti-Bribery Programme, each Group Company applies the principles set out in the guidance published by the Secretary of State pursuant to section 9 of the Bribery Act and the bribery prevention policies and procedures set out in the Anti-Bribery Programme are consistent with the suggested procedures set out in such guidance.

2.5	No Group Company nor any person associated with any Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence under the Bribery Act, no such investigation, inquiry or proceedings have been threatened or and, so far as the Seller is aware, no such investigation, inquiry or proceedings is pending nor are there any circumstances likely to give rise to any such investigation, inquiry or proceedings.

2.6	For the purposes of this paragraph 2 of Part 11, a person is “associated” with a Group Company if that person performs or has performed services in any capacity whatsoever for or on behalf of that Group Company.

3.	ETHICAL BUSINESS PRACTICES

3.1	Each Group Company and its shareholders, officers, directors, employees, and Agents have used only legitimate business and ethical practices in its commercial operations and in promoting the Company’s position on issues before governmental authorities.

3.2	No Group Company, nor any of its shareholders, officers, directors, employees or Agents, has given, offered, promised or authorised any Prohibited Payment.

3.3	No Group Company, nor any of its shareholders, officers, directors, employees, or Agents, has given, offered, promised or authorised the giving of money or anything of value, directly or indirectly, to any person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment.

3.4	Each Group Company and its Agents have complied in all respects with all applicable Anti-Corruption Laws.

3.5	Each Group Company has established, implemented and, if and as appropriate, enforced policies and procedures to:

3.5.1	require its Agents to abide by all applicable Anti-Corruption Laws; and

3.5.2	prohibit its Agents from making, receiving, providing or offering any Prohibited Payment in connection with the relevant Group Company’s business.

3.6	With respect to all current and prospective projects and current and prospective Agent contracts, each Group Company has paid and/or agreed to pay to Agents only commissions or other sums that:

3.6.1	reflect the amount and level of work actually performed by the Agent;

3.6.2	are within the standard range of compensation paid for Agent services on such projects in the country in which the services are/were provided;

3.6.3	comply with all applicable Anti-Corruption Laws;

3.6.4	do not include reimbursement for improper entertainment; and

3.6.5	were paid in the country in which services are/were provided or the country of the Agent’s primary residence.

3.7	Each Group Company has conducted due diligence with respect to each of its Agents to validate their compliance with the policies and procedures described in paragraph 3.5 of Part 11 and has written certifications from such Agents of their compliance with such policies and procedures.

3.8	No individual shareholder, officer, director, or employee of any Group Company, or any close relative of any of these, is a Government Official of any country in which the relevant Group Company does business.

3.9	Each Group Company has maintained and kept its books, records and accounts in reasonable detail, following recognised accounting principles, and such books, records and accounts accurately and fairly reflect the transactions and dispositions of the assets of that Group Company.

3.10	Each Group Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that:

3.10.1	transactions have been executed and access to assets given only in accordance with management’s general or specific authorisation;

3.10.2	transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and

3.10.3	the recorded accountability for assets has been compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

3.11	The Disclosure Letter includes accurate details of each Group Company’s Agents, consultants and joint venture partners, and payment details for such Agents, consultants, and venture partners. For the avoidance of doubt, except as set out in the Disclosure Letter, no Group Company currently has any obligations or commitments to or with respect to any existing or prospective Agent, consultant, joint venture partner or any individual or entity acting in a similar capacity.

4.	U.S. TRADE LAWS WARRANTIES

4.1	No Agent has, in connection with any of the business and/or activities of the Group, and no Group Company nor its shareholders, directors, officers or employees have, in any connection, violated any applicable provisions of, or been subject to any sanctions under, the U.S. Trade Laws during the past five years. Each Group Company is currently in compliance with applicable provisions of, and is not subject to or engaging in activities that may cause it to become subject to any sanctions under, the U.S. Trade Laws. The Seller is not currently and during the last five years has not been sanctioned or restricted under the U.S. Trade Laws, including specifically, but without limitation, by being placed on the OFAC SDN list (or by being owned or controlled or deemed to be acting on behalf of any person on the SDN list), and has not engaged and is not engaging in any activities that may result in the imposition of such a sanction or restriction.

4.2	During the past five years, neither the Seller nor the Group nor any Group Company has violated, or engaged in any activities that may result in sanctions under, any applicable U.S. Trade Laws (and the Seller, the Group and each Group Company currently are in compliance with such Laws)

4.3	During the past five years, neither the Group nor any Group Company has engaged in any activities with, in, involving, or related to: (i) Cuba; (ii) Iran; (iii) Myanmar (f/k/a Burma); (iv) North Korea; (v) Sudan or (vi) Syria, including, without limitation: (i) providing services to entities located in such countries; (ii) making investments in such countries; (iii) selling or delivering products to such countries; (iv) or entering into any contract or other obligation to invest in or provide services or products to such countries or to purchase goods or services from such countries; or (v) purchasing goods or services from such countries.

4.4	The assets of the Group and the Group Companies at Completion do not include any assets procured from or that have ever been located in or owned by Cuba or persons in Cuba.

SCHEDULE 3

Tax

Part 1: Tax definitions and interpretation

1.	Tax definitions

In this schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

“Accounts Relief”	has the meaning ascribed to it in paragraph 2.1.2 of this part;

“CAA”	the Capital Allowances Act 2001;

“CTA 2009”	the Corporation Tax Act 2009;

“CTA 2010”	the Corporation Tax Act 2010;

“Event”	any act, omission, arrangement, transaction or other event whatsoever;

“ICTA 1988”	the Income and Corporation Taxes Act 1988;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Relevant Company”

the Company, any member of the Buyer’s Group or any other company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Buyer or any member of the Buyer’s Group or as being associated with the Buyer or any member of the Buyer’s Group;

“Relevant Relief”	the meaning ascribed to it in paragraph 1.1.1 of part 4;

“Relevant Returns”	the meaning ascribed to it in paragraph 5.1 of part 4;

“Relief”

any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax and any right to repayment of Tax and:

1.    any reference to the “use or set-off” of a Relief shall be construed accordingly;

2.    any reference to the “loss” of Relief includes the absence, non-existence, reduction or cancellation of any such Relief or such Relief being wholly or partly unavailable; and

3. any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax;

“Seller’s Relief”	any Relief arising to the Company pursuant to an Event which occurred prior to Completion, other than an Accounts Relief;

“Straddle Return”	the meaning ascribed to it in paragraph 5.4 of part 4;

“Tax” or “Taxation”

all forms of taxation, duties, imposts, contributions, levies, charges and withholdings and amounts in respect or on account of taxation imposed in the United Kingdom, Ireland or elsewhere (including, without limitation, instalments required to be made under the Corporation Tax (Instalment Payments) Regulations 1998), whether or not directly or primarily chargeable against or attributable to the Company or any other person and whether or not the Company has or may have a right of reimbursement against any other person and all interest, penalties, charges and fines in respect of them;

“Tax Authority”

HM Revenue & Customs and any other authority, body or official (whether in the United Kingdom, Ireland or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and any other person who has a right to demand or recover amounts of, or in respect of, Tax or a Tax Liability;

“Tax Demand”

any notice, demand, assessment, letter or other document issued (or any return or other document prepared or to be prepared by or on behalf of the Company) or other action taken by or on behalf of any person including a Tax Authority indicating that the Company or the Buyer has or may have, or will in the future have, a Tax Liability and in respect of which a Tax Claim may be made;

“Tax Liability”	the meaning ascribed to it in paragraph 2.1 of this part;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“TIOPA”	the Taxation (International and Other Provisions) Act 2010; and

“TMA”	the Taxes Management Act 1970.

2.	Tax interpretation

2.1	In this schedule “Tax Liability” means:

2.1.1	a liability to make any actual payment or increased payment of or in respect of, or on account of, Tax;

2.1.2	the loss of any Relief which is reflected or shown as an asset in the Accounts (an “Accounts Relief”); and

2.1.3	the use or set off of any Accounts Relief or any Relief which arises in respect of an Event occurring after Completion where the use or set off of that Relief has the effect of reducing or eliminating any Tax Liability of the Company which would otherwise have given rise to a Tax Claim for which the Seller would have been liable;

provided that:

2.1.4	in any case falling within paragraph 2.1.2 of this part where the Relief lost:

2.1.4.1	is a right to a repayment of Tax, the Tax Liability shall be treated as being equal to the amount of Tax which would have been repaid but for such loss; or

2.1.4.2	is any other Relief, the Tax Liability shall be treated as being an amount equal to the liability of the Company to make an actual payment of Tax which could have been avoided by the use or set off of that Relief had it not been lost (and assuming the Company had sufficient profits to utilise the Relief in full) provided that the Tax Liability shall not be greater than the amount of the Relief lost multiplied by the rate of corporation tax payable by the Company at the date of Completion; and

2.1.5	in any case falling within paragraph 2.1.3 of this part, the Tax Liability shall be treated as being equal to the amount of Tax which has been reduced or eliminated in consequence of the use or set off of the Relief in question.

2.2	In interpreting and applying this schedule:

2.2.1	references to a part are references to one of parts 1 to 4 of this schedule;

2.2.2	references in this schedule to the Company are to the Company and also (unless the context requires otherwise) to each other Group Company;

2.2.3	any reference to any Event occurring includes any Event which is deemed to occur for Tax purposes;

2.2.4	any reference to income or profits earned, accrued or received or gains earned or received includes income or profits deemed to be earned, accrued or received or gains deemed to be earned or received for any Tax purposes;

2.2.5	any reference to any form of Tax or Relief which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax or Relief in any other relevant country or jurisdiction;

2.2.6	any reference to an Event occurring “in the ordinary course of the Company’s business” in this schedule shall not include:

2.2.6.1	any transaction or arrangement or series of transactions or arrangements which is not entered into on arm’s length terms but (in the case of an acquisition of an asset or the receipt of services) only to the extent of the excess (if any) of the consideration actually paid over the consideration deemed to have been paid and (in the case of a disposal of an asset or the supply of services) only to the extent of the excess (if any) of the consideration deemed to have been received over the consideration actually received;

2.2.6.2	any transaction or arrangement or series of transactions or arrangements which involves any company becoming or ceasing to be treated as a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for Tax purposes;

2.2.6.3	anything which involves, or leads directly or indirectly to, the receipt by a Company of any demand in respect of any Tax Liability of, or properly attributable to, another person (other than another Group Company);

2.2.6.4	any transaction or arrangement or series of transactions or arrangements which includes any step or steps having no commercial or business purpose other than the reduction, avoidance or deferral of a Tax Liability; and

2.2.6.5	the sale or disposal by any means or the agreement to sell or dispose by any means of the whole or part of any interest in any capital asset; and

2.2.7	any reference to the last date on which a payment of Tax can be made or to the last date on which the Company is liable to make an actual payment of Tax (and cognate expressions) shall be interpreted as meaning the last date on which a payment in respect of Tax can be made to the appropriate Tax Authority without incurring a liability (contingent or otherwise) to interest or a charge or penalty in respect of late payment of such Tax.

Part 2: Tax Warranties

1.	Payments of Tax

1.1	The Company:

1.1.1	has in all material respects in the last five years duly and punctually paid all Tax which it has become liable to pay;

1.1.2	has in all material respects in the last five years duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority; and

1.1.3	is not, and has not at any time within the last five years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

1.2	The Company is not, nor, so far as the Seller is aware, will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than another Group Company).

1.3	The Company has not entered into a Managed Payment Plan within the provisions of section 111 of the Finance Act 2009 (paragraph 80 of Schedule 7 to TIOPA) nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

1.4	The Company is a qualifying company within the meaning given to that term in paragraph 15 of Schedule 46 to the Finance Act 2009.

2.	Tax returns

All Tax returns which are or have been required to be made or given by the Company in the last five years have been made or given within the requisite periods and were when made and remain in all material respects true and accurate and none of them is the subject of any enquiry, query or dispute with any Tax Authority.

3.	Tax records

3.1	The Company has in all material respects obtained, maintained and preserved complete, accurate and up to date records as required for all Tax purposes.

3.2	Such records form part of tax accounting arrangements that enable the Tax liabilities of the Company to be calculated accurately in all material respects.

4.	Tax disputes

The Company is not, nor has it been at any time within the last five years, involved in any dispute with or investigation, audit or discovery by any Tax Authority or any enquiry into any Tax return nor, so far as the Seller is aware, will any such dispute, investigation, audit, discovery or enquiry arise.

5.	Position since the Accounts Date

5.1	In respect of the period starting immediately after the Accounts Date, the Company has no liabilities for Tax other than:

5.1.1	corporation tax payable in respect of normal trading profits;

5.1.2	income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Company is contractually obliged to pay to its employees and directors; and

5.1.3	VAT on supplies of goods and services made by the Company in the ordinary course of its business.

5.2	No accounting period of the Company for corporation tax purposes has ended, and the Company has not made any distribution since the Accounts Date.

5.3	No liability to Tax (other than VAT) would arise if the Company were to dispose of an asset acquired since the Accounts Date for a consideration equal to that actually given for the acquisition.

6.	Special Arrangements

No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of the Company, the Company has not taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor will any transaction carried out pursuant to this Agreement have such an effect.

7.	Corporation Tax Instalments

The Company is liable to pay corporation tax in accordance with the provisions of the Corporation Tax (Instalment Payments) Regulations 1998.

8.	Clearances and consents

All clearances and consents obtained by the Company from any Tax Authority were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority. The Company has complied in all respects with any conditions to which any such consents or clearances are subject.

9.	Stamp Duty

9.1	All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped. The Company does not own any interest in UK land or buildings which is evidenced by an uncompleted contract.

9.2	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after Completion.

10.	Stamp Taxes — groups

The Company has not made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last six years.

11.	VAT

11.1	ECP is the representative member of a VAT group registered for the purposes of VAT under VAT registration number 765 436 989 and its registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs or any other relevant Tax Authority and the Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

11.2	All supplies made by the Company in the ordinary course of its business are taxable supplies. Details of any supplies with a value in excess of €5,000 which are not taxable supplies or not made in the course of the business of the Company since the last accounting period are set out in the Disclosure Letter. All VAT paid or payable by the Company is input tax as defined in section 24 of VATA and regulations made under it.

11.3	No direction has been given nor will be given by HM Revenue & Customs under Schedule 9A to VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

11.4	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

11.5	The Company has not made any claim for any bad debt relief under section 36 of VATA. So far as the Seller is aware, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

11.6	The Company:

11.6.1	has not agreed any special method of attributing, accounting or otherwise in relation to VAT with HM Revenue & Customs; and

11.6.2	does not own any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA) of it has exercised an option to tax pursuant to paragraph 2 Schedule 10 to VATA.

12.	Jurisdiction

12.1	Each Group Company (other than Euro Car Parts Limited) has, throughout the past five years, been resident in the UK for corporation tax purposes and has not, at any time in the past five years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of CTA 2009, section 2 of TIOPA or for any other Tax purpose.

12.2	ECP does not hold shares in a company other than Euro Car Parts Limited (registered in Ireland) which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company pursuant to section 13 of TCGA.

12.3	ECP does not hold, nor has held in the past five years, any interest in a controlled foreign company other than Euro Car Parts Limited (registered in Ireland) within section 747 of ICTA 1988. The Company does not have any material interest in an offshore fund as defined in Part 1 of Schedule 22 to the Finance Act 2009.

12.4	No Group Company (other than Euro Car Parts Limited) has, nor within the last five years has had, a permanent establishment outside the UK.

12.5	The Company is not an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing the company, person, business or enterprise to Taxation in the country of residence of the Company.

13.	Capital allowances

13.1	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account, by the Company under CAA (or any other legislation relating to capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside the UK.

13.2	The Disclosure Letter contains full details of:

13.2.1	all capital allowances to which the Company is entitled under Chapter 14 of Part 2 of CAA (Fixtures);

13.2.2	any claim for first-year tax credits within the meaning of Schedule 1A of CAA or for business renovation allowances under Part 3A of CAA; and

13.2.3	all expenditure incurred on the provision of or replacement of integral features within the meaning of section 33A of CAA.

14.	Distributions and other payments

14.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution.

14.2	The Company has not, within the period of five years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in section 1086 of CTA 2010.

14.3	The Company has not received, nor are there any arrangements in place as a result of which the Company will receive, a dividend which is not exempt within the provisions set out in chapters 2 and 3 of Part 9A of CTA 2009.

15.	Loan relationships

All interests, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

16.	Close companies

16.1	The Company is not a close investment-holding company as defined in section 34 of CTA 2010.

16.2	No expenses which would be treated as a distribution within section 1064 of CTA 2010 have been incurred by the Company during the last five years.

16.3	Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

17.	Group relief

Except as provided in the Accounts, the Company is not, nor will be, obliged to make or be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by the Company in respect of any period ending on or before Completion.

18.	Groups of companies

18.1	The Group Companies together comprise a group for the purposes of Part 5 of CTA 2010 and, so far as the Seller is aware, there are no circumstances or arrangements as a result of which the Company will cease to form part of such group.

18.2	The Company has not entered into, nor agreed to enter into, an election pursuant to sections 171A or 179A of TCGA, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

18.3	Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes or to the clawback of any relief previously given.

18.4	The Company has never been party to any arrangements pursuant to sections 59F-G of TMA (group payment arrangements).

19.	Anti-avoidance

19.1	All transactions or arrangements made between the Company and any associated enterprise within the last five years have been made on fully arm’s length terms for the purposes of transfer pricing legislation contained in part 4 TIOPA and previously in Schedule 28AA to ICTA 1988 or the equivalent in any other jurisdiction.

19.2	The Company has not been involved in any transaction or series of transactions the sole purpose of which was the avoidance of tax.

20.	Inheritance tax

20.1	The Company has not:

20.1.1	made any transfer of value within sections 94 and 202 of Inheritance Tax Act 1984 (“IHTA 1984”); or

20.1.2	received any value such that liability might arise under section 199 of IHTA 1984; or

20.1.3	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

20.2	There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. None of them is subject to any Inland Revenue charge as mentioned in section 237 and 238 of IHTA 1984.

20.3	No asset owned by the Company, nor the Shares, is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

21.	Share Incentives and Employee Benefits

21.1	No share incentive scheme, share option scheme (or individual arrangement), profit sharing scheme or other bonus or incentive scheme or arrangement has been established by the Seller or the Company for the benefit of all or any employees, former employees, directors or former directors of the Company, nor is there any proposal to establish any such scheme, and no employee, former employee, director or former director of the Company owns shares or securities in the Seller or in the Company which may be subject to Tax on disposal under Part 7 of ITEPA or similar legislation of any foreign jurisdiction.

21.2	The Disclosure Letter contains details of any benefits provided to employees or former employees in respect of which the Company has been or could following Completion be subject to Tax under Part 7A of ITEPA.

21.3	All acquisitions of restricted securities or restricted interests in securities within the meaning of section 423 of ITEPA by employees or officers of the Company since 15 April 2003 have been the subject of a valid election under section 431(1) of ITEPA and all such elections have been retained by the Company.

22.	Tax sharing

The Company is not bound by or party to any Taxation indemnity or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

23.	Intangible assets

The Company does not own any intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009.

Part 3: Tax Covenant

1.	Seller’s covenants

1.1	Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to:

1.1.1	any Tax Liability of the Company arising in consequence of or by reference to any of the following:

1.1.1.1	any Event which occurred on or before Completion; or

1.1.1.2	any income or profits which were earned, accrued or received on or before Completion or any gains which were earned or received on or before Completion; or

1.1.1.3	a failure to discharge Tax by any company (for the avoidance of doubt, other than the Company):

(i)	which was, prior to Completion, a member of a group (as defined for any relevant Tax purpose) of which the Company was, prior to Completion, a member; or

(ii)	which was, prior to Completion, under the control of any person or persons that directly or indirectly controlled the Company prior to Completion; or

1.1.2	any Tax Liability falling under paragraph 2.1.2 or 2.1.3 of the definition of Tax Liability in part 1 of this schedule;

1.1.3	any Tax Liability of the Company arising as a consequence of or in connection with the acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA) by the Seller where the acquisition of or right to acquire the shares occurred on or before Completion; or

1.1.4	any liability to Class 1 secondary ’employer’s’ national insurance contributions of the Company arising as a result of or in connection with any payments to the Seller or to any Flowering Shareholder under this Agreement or any Flowering Shareholders SPA, which shall include for the avoidance of doubt any payments in the nature of deferred consideration (whether and without limitation satisfied in cash, shares or loan notes) or by way of loan notes or the redemption of loan notes or the Contingent Consideration; or

1.1.5	any Tax Liability of the Company arising as a result of or in connection with the operation of or payments made pursuant to any growth securities ownership plan of the Company before Completion; or

1.1.6	any Tax Liability which arises as a result of or in consequence of or in connection with the 2009 Group Reorganisation; or

1.1.7	any liability to Class 1 secondary ’employer’s’ national insurance contributions of the Company arising as a result of or in connection with the acquisition, holding or disposal of shares in the share capital of the Seller that are employment related securities (as defined for the purposes of Part 7 of ITEPA) where the acquisition of the shares occurred on or before Completion.

1.2	Subject as provided in this schedule, the Seller covenants with the Buyer to pay to the Buyer an amount equal to all out of pocket costs and expenses reasonably and properly incurred by the Buyer or the Company in connection with any Tax Liability for which the Seller is liable to make a payment under this schedule or where the Buyer successfully defends an action pursuant to this schedule.

1.3	Any payment made by the Seller to the Buyer pursuant to this schedule shall, so far as possible, be a reduction in or refund of the consideration payable or paid by the Buyer to the Seller pursuant to this Agreement, to the extent permissible by law.

2.	Buyer’s covenants and warranties

2.1	The Buyer warrants to the Seller that it is not entering into this Agreement or any transaction in connection with this Agreement on the assumption that any potential Tax liability (as defined in section 714(4) CTA 2010) of the Company relating to an accounting period ending on or after the Completion Date is unlikely to be met either in part or in full.

2.2	The Buyer covenants with the Seller to pay to the Seller an amount equal to any liability or increased liability to Tax of the Seller which arises as a consequence of or by reference to any Relevant Company failing to pay any amount of Tax for which it is liable.

2.3	The covenant contained in paragraph 2.2 shall not apply to Tax:

2.3.1	to the extent the Buyer could make a claim against the Seller pursuant to this schedule or for a breach of any of the Tax Warranties in respect of that Tax (save where the Buyer has received payment from the Seller in respect of that Tax pursuant to such a claim but the Relevant Company has not paid the Tax to the relevant Tax Authority); or

2.3.2	which the Seller has already recovered under any relevant statutory provision (and the Seller shall procure that no such recovery is sought by it to the extent payment is made hereunder).

2.4	If the Seller uses a Relief so as to reduce or eliminate a liability to Tax for which the Buyer would otherwise have been liable to make a payment pursuant to paragraph 2.2, the Buyer shall be liable to make a payment to the Seller pursuant to paragraph 2.2 as if that liability to Tax had not been so reduced or eliminated.

2.5	Subject as provided in this schedule, the Buyer covenants to the Seller to pay to the Seller an amount equal to all costs or expenses reasonably and properly incurred by the Seller in connection with or in consequence of any liability to Tax or increased liability to Tax for which the Buyer is liable pursuant to paragraph 2.2 or in successfully taking any action under this paragraph 2.

2.6	Paragraphs 2, 3 and 4 of part 4 (third party recovery, due date for payment and conduct of Tax Demands) shall apply to the Buyer’s covenant contained in paragraph 2.2 replacing references to the Seller with references to the Buyer (and vice versa) and making any other necessary modifications.

Part 4: Miscellaneous: including exclusions and limitations, conduct of claims and payments

1.	Corresponding benefit

1.1	Where:

1.1.1	subject to paragraph 1.2, a Tax Liability of the Company gives rise to a Relief or any Relief arises as a result of the Event which gave rise to a Tax Liability (including, without limitation, where a Tax Liability arises because a deduction or other Relief assumed to be available in a period or periods prior to Completion is in fact available only in a subsequent period or periods) (a “Relevant Relief”); and

1.1.2	the Seller has made or is liable to make a payment to the Buyer in respect of such Tax Liability pursuant to a Tax Claim (including by way of set-off pursuant to Clause 7),

then, an amount equivalent to the lesser of:

1.1.3	the amount of Tax which the Company would have been liable to pay but for the availability of the Relevant Relief; and

1.1.4	the amount paid, or to be paid, by the Seller in respect of the Tax Liability giving rise to the Relevant Relief,

shall first be set off against any payment then due from the Seller, secondly, to the extent there is an excess, be refunded to the Seller to the extent of any payments previously made by the Seller under this Agreement and, thirdly, to the extent of any further excess, be carried forward and set off against any payment becoming due from the Seller under this Agreement.

1.2	A Relief shall not be a Relevant Relief to the extent that:

1.2.1	it arises or is increased as a result of any change to the rates of Tax announced after the date of this Agreement; or

1.2.2	it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation, applicable law or the published practice of, or concessions made by, any Tax Authority announced or published after the date of this Agreement; or

1.2.3	it would not have arisen but for a transaction entered into or other voluntary act on the part of the Company or the Buyer after Completion which is not in the ordinary course of the Company’s business, as carried on at the date of this Agreement, is not required by law or is not pursuant to a legally binding obligation entered into before the date of this Agreement; or

1.2.4	it arises as a result of any change after Completion of the bases, methods, policies or practice of taxation or accounting of the Company (including a change in accounting reference date or the period in respect of which accounts are made up) save where such change is required to comply with generally accepted accounting standards or policies which were announced or in force prior to Completion.

1.3	The Buyer shall notify the Seller as soon as reasonably practicable after it or the Company becomes aware that a Relevant Relief has arisen.

1.4	Any amount which becomes payable pursuant to this paragraph 1 shall be paid three Business Days before the date on which the Company would have been liable to make a payment of Tax but for the Relevant Relief or, in the case of a Relevant Relief consisting of or giving rise to a right of repayment of Tax, within five Business Days of obtaining the repayment.

1.5	The Seller shall be entitled to require no later than the later of the second anniversary of the Completion Date and the date on which the 2013 EBITDA is agreed or determined, and if so requested the Buyer shall procure, that the Company’s auditors shall (at the Seller’s cost) certify the amount of any Relevant Relief and the date payment is due pursuant to paragraph 1.4.

2.	Third party recovery

2.1	If the Seller has paid an amount to the Buyer in respect of a Tax Liability pursuant to a Tax Claim (including by way of set-off pursuant to Clause 7) and the Company or the Buyer has:

2.1.1	received a payment or obtained a reimbursement, refund, credit or set-off from any person (other than the Buyer or the Company) in respect of the Tax Liability; or

2.1.2	(whether by operation of law, contract or otherwise) a right of reimbursement or refund against any other person or persons (other than the Buyer, the Company or under the Insurance Policy) in respect of the Tax, the Buyer shall:

2.1.3	notify the Seller as soon as reasonably practicable after having received any such amount referred to in paragraph 2.1.1 or becoming aware of any right as referred to in paragraph 2.1.2; and

2.1.4	in the case of a right of reimbursement or refund, if requested by the Seller, procure that the Company shall (at the Seller’s reasonable cost) take all appropriate steps to enforce the right, keeping the Seller fully informed of any material progress.

2.2	Where paragraph 2.1 of this part applies and the Buyer or the Company has received or receives an amount from a third party, an amount equal to the lesser of:

2.2.1	the amount paid by the Seller pursuant to a Tax Claim in respect of the Tax Liability in question; and

2.2.2	the amount received by the Buyer or the Company from the third party,

shall first be set off against any payment then due from the Seller under this Agreement, secondly, to the extent there is an excess, be refunded to the Seller to the extent of any payments previously made by the Seller under this Agreement (such refund to be paid within five Business Days following the date on which the Buyer or the Company receives the payment from the third party) and, thirdly, to the extent of any further excess, be carried forward and set off against any payment becoming due from the Seller under this Agreement.

3.	Due date for payment

3.1	Where the Seller becomes liable to make any payment pursuant to a Tax Claim, the due date for the making of the payment shall be:

3.1.1	where the payment relates to a liability of the Company to make an actual payment of Tax or a payment in respect of, or on account of, Tax, the day which is the later of three Business Days prior to the last date on which that payment of Tax can be made to the relevant Tax Authority (after taking into account any postponement of the due date for payment which is obtained) and five Business Days after service of a notice of the Tax Claim on the Seller by the Buyer;

3.1.2	where the payment relates to the loss of a Relief which would have operated as a deduction from gross income, profits or gains, the day which is the later of three Business Days prior to the last date on which the Company is liable to make the first actual payment of Tax to the relevant Tax Authority which could have been avoided by the use or set off of that Relief had it not been lost and five Business Days after service of a notice of the Tax Claim on the Seller by the Buyer;

3.1.3	where the payment relates to the use or set off of a Relief, the day which is the later of three Business Days prior to the last date on which the Company would have been liable to make a payment of Tax to the relevant Tax Authority but for such use or set off and five Business Days after service of a notice of the Tax Claim on the Seller by the Buyer; and

3.1.4	in any other case, the date falling five Business Days after service of a notice of the Tax Claim on the Seller by the Buyer.

4.	Conduct of Tax Demands

4.1	If any Tax Demand is received by or comes to the notice of the Buyer or the Company the Buyer shall, as soon as reasonably practicable (and, in any event within ten Business Days of the Tax Demand coming to its or the Company’s attention), give or procure to be given to the Seller written notice of the Tax Demand, provided that the giving of notice is not a condition precedent to the Seller’s liability under this schedule or for a breach of any of the Tax Warranties.

4.2	If so requested in writing by the Seller, the Seller shall be entitled to take over the conduct of all proceedings relating to the Tax Demand in question and, if necessary, the Buyer shall take, or shall procure that the Company takes, such action and gives such information and assistance in connection with the affairs of the Company as the Seller may reasonably request to dispute, resist, appeal or compromise the Tax Liability or to postpone (so far as legally possible) the payment of the Tax provided that and the Seller hereby agrees to indemnify the Buyer and the Company in respect of any reasonable costs and expenses and additional Tax it may incur as a result of any such action, information and assistance:

4.2.1	the Seller shall keep the Buyer and the Company informed as to the progress and consequences of such action where the Seller becomes directly aware of any such progress or consequences;

4.2.2	no material communication (written or otherwise) pertaining to the Tax Demand shall be sent or, communicated otherwise to the relevant Tax Authority without having first been approved by the Buyer (such approval not to be unreasonably withheld or delayed); and

4.2.3	neither the Buyer nor the Company shall be required to make a formal appeal to any tribunal or court unless the Seller, at its expense, obtains an opinion from tax counsel of at least ten years standing with relevant experience that the appeal has a reasonable prospect of success.

4.3	The Buyer or the Company shall, without reference to the Seller, be entitled to admit, compromise, settle, discharge or otherwise deal with a Tax Demand on such terms as it may, in its absolute discretion, think fit and without prejudice to any right or remedy under this schedule or this Agreement:

4.3.1	if the Seller has not made the request referred to in paragraph 4.2 by the earlier of the following dates:

4.3.1.1	the date being 25 Business Days after the date on which notice of the Tax Demand, served pursuant to paragraph 4.1, is received by the Seller; and

4.3.1.2	the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Tax Demand relates or, in the event that this date falls less than ten

Business Days after the Seller has received notice of the Tax Demand, then the date ten Business Days after the Seller has received notice of the Tax Demand; or

4.3.2	if written notice is served on the Company or the Buyer by the Seller to the effect that they consider the Tax Demand should no longer be resisted; or

4.3.3	upon the expiry of any period prescribed by applicable legislation for the making of an appeal against either the Tax Demand in question or the decision of any court or tribunal in respect of any such Tax Demand, as the case may be; or

4.3.4	if a Tax Authority alleges in writing that the Seller (or the Company before Completion) has been fraudulent in respect of the Tax Liability which is the subject of the Tax Demand.

5.	Filing of tax returns

5.1	The Seller (or its duly authorised agents) shall, at the expense of the Company, prepare the Company’s corporation tax returns for accounting periods ended on or prior to Completion (“Relevant Returns”), to the extent they have not been prepared before Completion, and deal with all matters and correspondence relating thereto and the Buyer shall procure that the Company shall provide it with such assistance (including affording the Seller (and its duly authorised agents) access to books, accounts and records) as is reasonable and necessary for the Relevant Returns to be prepared and for the Seller to deal with such all matters and correspondence.

5.2	All Relevant Returns shall be submitted in draft form to the Buyer (or its duly authorised agents) for comment at least 20 Business Days before it is due to be submitted to the Tax Authority. The Buyer (or its duly authorised agents) shall comment within ten Business Days of such submission and the Seller shall not unreasonably refuse to adopt all such reasonable comments. The Buyer shall procure that the Company shall cause the finalised Relevant Returns to be authorised, signed and submitted to the appropriate Tax Authority promptly following receipt of the same from the Seller provided that the Relevant Returns are true and accurate in all material respects. No material communication (written or otherwise) pertaining to the Relevant Returns shall be sent (or otherwise communicated) to a Tax Authority without first having been approved by the Buyer (such approval not to be unreasonably withheld or delayed).

5.3	The Buyer shall procure that the Company makes or gives such claims, elections, surrenders and consents in relation to Tax for all accounting periods of the Company ended on or prior to Completion as the Seller requests as soon as reasonably practicable following any such request (provided done within the time limits required by law) and generally takes any reasonable action as may be necessary to give effect to such claims, elections, surrenders or consents.

5.4

The Buyer (or its duly authorised agents) shall prepare the Company’s corporation tax return for the accounting period in which Completion falls (“Straddle Return”) and deal with all matters and correspondence relating thereto (including, for the avoidance of doubt, the calculation of any corporation tax instalments). The Straddle Return shall be submitted in draft form to the Seller, or its duly authorised agents, for comment at least 20 Business Days before it is due to be submitted to the Tax Authority. The Seller (or its duly authorised agents) shall comment within ten Business Days of such submission and the Buyer shall not unreasonably refuse to adopt all such reasonable comments (so far as they relate to the period or a Tax matter prior to Completion). The Buyer shall procure that the Company shall cause the finalised Straddle Return to be authorised, signed and submitted to the appropriate Tax Authority without amendment (or with such amendments as the Seller shall agree, such agreement not to be unreasonably withheld or delayed).

5.5	No material communication (written or otherwise) pertaining to the Straddle Return (so far as it relates to the period or a Tax matter prior to Completion and including, for the avoidance of doubt, the calculation of any corporation tax instalment) shall be sent (or otherwise communicated) to a Tax Authority without first having been approved by the Seller (such approval not to be unreasonably withheld or delayed). The Buyer shall afford the Seller (or its duly authorised agents) such access to their books, accounts and records and provide such information as they may reasonably require to enable the Seller to properly review, comment and approve the Straddle Return or communication relating thereto.

6.	Exclusions and limitations

6.1	For the avoidance of doubt, the provisions of Schedule 5 which are expressed to apply to a Tax Claim shall apply to this Schedule to the extent set out therein

6.2	The Seller shall not be liable in respect of any Tax Claim unless written notice of such claim is given to the Seller prior to the expiry of the period of ten Business Days following the date which is the later of the second anniversary of the Completion Date and the date on which the 2013 EBITDA is agreed or determined.

6.3	The Seller shall not be liable in respect of any Tax Claim in respect of any Tax Liability (or in respect of any costs or expenses relating thereto (and references in this paragraph 6.3 to Tax Liability shall be deemed to include a reference to costs or expenses relating to the Tax Liability)) to the extent that:

6.3.1	provision or reserve for such Tax Liability was included in the Accounts (excluding any provision or reserve for (i) deferred taxation, and (ii) corporation tax (as taken into account in clause 4.7)); or

6.3.2	such Tax Liability (excluding any Tax Liability in respect of corporation tax (as taken into account in clause 4.7)) was paid or discharged on or before Completion and such discharge or payment was recognised or taken into account in the Accounts; or

6.3.3	such Tax Liability (excluding any Tax Liability in respect of corporation tax (as taken into account in clause 4.7)) arises pursuant to an Event occurring, or in respect of income, profits or gains earned, accrued or received, in the ordinary course of the Company’s business, in respect of the period after the Accounts Date and on or before Completion; or

6.3.4	such Tax Liability is Actual Tax Paid (as defined in clause 4.7) or the Seller’s Estimated CT Liability as adjusted by any Shortfall or Excess (as those terms are defined in clause 4.7);

6.3.5	it has been discharged or made good without cost or loss to the Buyer; or

6.3.6	it arises or is increased as a result of any increase in the rates of Tax announced after the date of this Agreement; or

6.3.7	it arises or is increased as a result of any imposition of new Tax or the introduction of or change in any legislation, applicable law or the published practice of, or concessions made by, any Tax Authority announced or published after the date of this Agreement; or

6.3.8	it would not have arisen but for a transaction entered into or other voluntary act on the part of the Company or the Buyer after Completion which is not in the ordinary course of the Company’s business, as carried on at the date of this Agreement, is not required by law or is not pursuant to a legally binding obligation entered into before the date of this Agreement; or

6.3.9	it arises or is increased by virtue of the failure or omission by the Company or the Buyer to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion (otherwise than at the written request of the Seller), the making, giving or doing of which was taken into account or assumed in computing the Seller’s Estimated CT Liability (as defined in clause 4.7) and which has been notified to the Buyer in writing; or

6.3.10	such Tax Liability would not have arisen but for some Event occurring at the written request, or with the prior written approval, of the Buyer or its representatives other than the entering into this Agreement or any Flowering Shareholder SPA; or

6.3.11	recovery has already been made in respect of the Tax Liability by the Buyer or the Company under the Tax Warranties, the Tax Covenant, any other provision of this Agreement or under any statutory provision imposing liability on the Seller or any other person for tax primarily chargeable against the Company; or

6.3.12	it arises as a result of any change after Completion of the bases, methods, policies or practice of taxation or accounting of the Company (including a change in accounting reference date or the period in respect of which accounts are made up) save where such change is required to comply with generally accepted accounting standards or policies which were announced or in force prior to Completion; or

6.3.13	it constitutes interest, penalties, a fine or a charge arising from a failure to pay Tax to a Tax Authority promptly after the Seller has made a payment of an amount to the Buyer in respect of that Tax Liability pursuant to a Tax Claim; or

6.3.14	it arises or is increased as a consequence of any claim, election, surrender, disclaimer, withdrawal or amendment made or notice or consent given after Completion by the Buyer, the Company or any member of the Buyer’s Group under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, withdrawal or amendment, notice or consent assumed to have been made, given or done in computing the Seller’s Estimated CT Liability (as defined in clause 4.7); or

6.3.15	it would not have arisen but for a cessation, or change in the nature or conduct, in each case after Completion, of any trade or business carried on by the Company at Completion; or

6.3.16	any Seller’s Relief is available (or would have been so available had it not already been used to mitigate one or more Tax Liabilities of Company which arose in relation to a period after Completion and in respect of which the Seller would have no liability under this schedule or for breach of any of the Tax Warranties) and the Seller does not prevent the utilisation of that Seller’s Relief to reduce or eliminate such Tax Liability and for these purposes it shall be assumed that the Company has made all such claims and elections and done all other things required for the Relief to be so available; or

6.3.17	it arises or is increased by virtue of the Company’s average rate of corporation tax increasing as a result of becoming a member of the Buyer’s Group; or

6.3.18	it arises or is increased as a consequence of any failure by the Buyer to comply with any of its obligations under this schedule; or

6.3.19	it is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement; or

6.3.20	it is in respect of stamp duty other than stamp duty which the Company is obliged to pay in order to prove its title to any property, to have ownership of any property entered in any register or to advance any documentation as evidence in court; or

6.3.21	it is in respect of any Tax Liability which arises in connection with any election made by Leslie Elliot to treat VDS or ADS as a partnership for US Tax purposes; or

6.3.22	it is in respect of Class 1 secondary ‘employer’s’ national insurance contributions payable as a result of the payment of any bonuses to the Bonus Recipients for the calendar year 2011.

6.4	Save in respect of a claim for breach of the Tax Warranties, the Seller shall only be liable for 51% of any Tax Claim which is made in connection with a liability of VDS and ADS.

6.5	None of the exclusions or limitations in this paragraph shall apply in the event of fraud of any Group Company or any of its directors or agents, in each case, before Completion.

6.6	The exclusions and limitations in paragraphs 6.3.6, 6.3.7, 6.3.10, 6.3.12, 6.3.15 and 6.3.17 shall not apply to a Tax Claim in respect of a matter referred to in paragraphs 1.1 3, 1.1.5, 1.1.6 or 1.1.7 of part 3.

7.	Insurance Policy

Notwithstanding any other provision of this part 4, in the event that the Buyer recovers under the Insurance Policy in respect of any claim for breach of the Tax Warranties or for any Tax Covenant Claim, the provisions of paragraph 2 (third party recovery), 4 (conduct of Tax Demands) and 6.2 (time limit) will not apply in respect of any such claim but in the case of paragraph 6.2 this exclusion only applies to the extent of such recovery.

SCHEDULE 4

Not used

SCHEDULE 5

Limitations on Seller’s Liability

1.	General

Nothing in this schedule shall limit or exclude any liability of the Seller for fraud or intentional misrepresentation.

2.	Financial Limits

2.1	The Seller shall not be liable in respect of any General Warranty Claim or any Tax Claim or any Indemnity Claim unless the Seller would, but for this paragraph 2.1, have a liability in respect of that General Warranty Claim or Tax Claim or Indemnity Claim, as the case may be, in excess of £1,000, excluding any liability for costs and interest. Where the same facts or circumstances give rise to more than one Claim, such Claims shall be aggregated for the purpose of determining whether such £1,000 sum has been exceeded.

2.2	The Seller shall not be liable in respect of any General Warranty Claim, Tax Claim (other than an ADS/VDS Tax Covenant Claim) or Indemnity Claim unless the Seller has an aggregate liability in respect of all Warranty Claims, Tax Claims and Indemnity Claims (excluding all Warranty Claims, Tax Claims and Indemnity Claims for which the Seller has no liability by reason of paragraph 2.1 and excluding any ADS/VDS Tax Covenant Claims) in excess of £1,200,000, excluding any liability for costs and interest (in which event, the Seller shall be liable for the full amount (including, in addition, any liability for reasonable costs and interest) and not merely the excess over such amount).

2.3	The aggregate liability of the Seller for all General Warranty Claims, Tax Claims and Indemnity Claims shall not exceed the total of:

2.3.1	the sum of all and any amounts payable by LKQ under the Series A Loan Notes held by the Seller and the Flowering Shareholders less the amount of any sums that the Buyer has set-off against and deducted from the Adjustments to be paid to the Seller pursuant to clause 7;

2.3.2	the Contingent Consideration payable to the Seller and to the Flowering Shareholders including the sum of all and any amounts payable pursuant to the 2012 Earn-out Loan Notes and the 2013 Earn-out Loan Notes; and

2.3.3	the proceeds of the Insurance Policy.

2.4	Subject to clause 7 and paragraph 2.7, the Buyer agrees that any liability of the Seller for all Warranty Claims, Tax Claims and Indemnity Claims shall be satisfied as follows:

2.4.1	first by cancellation by the Buyer of Series A Loan Notes held by the Seller and, in respect of General Warranty Claims, Tax Claims and Indemnity Claims only, by the cancellation by the Buyer of Series A Loan Notes held by the Flowering Shareholders up to an amount which is equal to the Insurance Excess;

2.4.2	secondly, by the Buyer seeking to recover under the Insurance Policy up to an amount equal to the amount of the Insurance Cap;

2.4.3	subject to paragraph 2.7, thirdly and only to the extent that the aggregate amount of any Warranty Claims, Tax Claims and Indemnity Claims is greater than the Insurance Excess plus the amount actually recovered by the Buyer under the Insurance Policy, by set-off against the amount of Contingent Consideration payable to the Seller pursuant to clause 5 and in respect of General Warranty Claims, Tax Claims and Indemnity Claims only, against the amount of Contingent Consideration payable to the Flowering Shareholders and/ or the 2012 Earn-out Loan Notes and/ or the 2013 Earn-out Loan Notes; and

2.4.4	subject to paragraph 2.7, fourthly and only to the extent that the aggregate amount of any Warranty Claims, Tax Claims and Indemnity Claims is greater than the sum of the Insurance Excess plus the amount actually recovered by the Buyer under the Insurance Policy plus the aggregate amount set off by the Buyer pursuant to paragraph 2.4.3 in accordance with this Agreement, by the cancellation by the Buyer of any outstanding Series A Loan Notes held by the Seller and in respect of General Warranty Claims, Tax Claims and Indemnity Claims only, of any outstanding Series A Loan Notes held by the Flowering Shareholders.

2.5	Under no circumstances shall the Seller be liable to make any payment to the Buyer in respect of General Warranty Claims or Tax Claims or Indemnity Claims except by way of set off against amounts payable under the Loan Notes, the Adjustments and/or the Contingent Consideration under clause 7 and paragraphs 2.4.1, 2.4.3, and 2.4.4. The Seller shall be liable to make payment to the Buyer in respect of any Claims in respect of the Title Warranties which are not satisfied in full pursuant to paragraph 2.4 save that the aggregate liability of the Seller in respect of all Warranty Claims and Tax Claims and Indemnity Claims shall not exceed the aggregate of (i) the total consideration payable under this Agreement and the Flowering Shareholders SPAs and (ii) the amount of the Draco Loan.

2.6	Any cancellation of Loan Notes and/ or set off against amounts payable under the Loan Notes and/ or the Contingent Consideration pursuant to this Agreement, shall be pro-rata to:

2.6.1	in the case of Series A Loan Notes, the amount of such Loan Notes issued to the Seller and each Flowering Shareholder; and

2.6.2	in the case of the Contingent Consideration, the amount of Contingent Consideration due to the Seller and each Flowering Shareholder including pursuant to the 2012 Earn-out Loan Notes and the 2013 Earn-out Loan Notes,

in each case save in relation to Claims in respect of the Title Warranties in which case the set off shall be against the Series A Loan Notes issued to the Seller or the Contingent Consideration payable to the Seller only.

2.7	Notwithstanding the provisions of paragraph 2.4, in the event that the Buyer would be entitled to deduct the amount of any Claim from any amount of Contingent Consideration prior to the time when the amount of such Contingent Consideration has been agreed or determined pursuant to clause 5:

2.7.1	the Buyer may set off against the relevant amount of Series A Loan Notes up to the full amount of the Series A Loan Notes; and

2.7.2	in the event that the amount of amount of any General Warranty Claims and Tax Claims exceeds the amount of the Series A Loan Notes, the excess shall be set-off against the Contingent Consideration and the 2012 Earn-out Loan Notes and the 2013 Earn-out Loan Notes.

2.8	For the avoidance of doubt, the Seller and Flowering Shareholders shall not have any liability to the Buyer (by way of set off against Loan Notes or Contingent Consideration or otherwise) howsoever in respect any Warranty Claim, Tax Claim or Indemnity Claim if and to the extent that the Buyer recovers under the Insurance Policy in respect of such claim.

2.9	For the avoidance of doubt the Flowering Shareholders shall not have any liability to the Buyer (by way of set off against Loan Notes, Contingent Consideration or otherwise) in respect of any Warranty Claim under the Title Warranties.

3.	Time Limits

3.1	The Seller shall not be liable in respect of any Warranty Claim or Indemnity Claim unless notice of that Warranty Claim or Indemnity Claim (as the case may be) specifying the matter in reasonable detail, the Warranties or indemnity which have or which have likely to have been breached and, to the extent practicable, its best estimate of the amount of the Warranty Claim or Indemnity Claim or likely claim is given to the Seller on or before the later of the second anniversary of the Completion Date and the date on which the 2013 EBITDA is agreed or determined (the “Cut-off Date”).

3.2	The Seller shall not be liable in respect of any Warranty Claim or Indemnity Claim if, on or before the date falling 20 Business Days after the date on which notice of that Warranty Claim is received by the Seller, the Seller has remedied the relevant breach or prevented the Buyer from suffering any loss in respect of the subject matter of that Warranty Claim or Indemnity Claim or caused any loss so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Seller during that period for the purposes of so remedying any such breach or preventing any such loss.

3.3	The Seller shall not be liable in respect of any Warranty Claim, Tax Claim or Indemnity Claim (if not previously satisfied, settled or withdrawn) unless legal proceedings have been issued and served on the Seller on or before the date falling nine months after the date on which notice of that Warranty Claim, Tax Claim or Indemnity Claim was served under paragraph 3.1 or paragraph 6.2 of part 4 of schedule 3 (as the case may be) save:-

3.3.1	in the case of a Warranty Claim, Tax Claim or Indemnity Claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case such nine month period shall commence on the date that the contingent liability becomes an actual liability; or

3.3.2	in the case of a Warranty Claim, Tax Claim or Indemnity Claim where a Group Company or the Buyer has made a corresponding claim against an insurer (other than in respect of the Insurance Policy) or has a corresponding entitlement to recovery from some other person, in which case such nine month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined; or

3.3.3	in the case of any Warranty Claim, Tax Claim or Indemnity Claim which, under any other provision of this Agreement, a Group Company or the Buyer has taken any action to avoid, dispute, resist, compromise, defend or appeal any matter related to the Warranty Claim, Tax Claim or Indemnity Claim in which case such nine month period shall commence on the date that such action is concluded or terminated, provided in each case that, the Seller shall not be liable in respect of any Warranty Claim, Tax Claim or Indemnity Claim if notice has not been served and/or legal proceedings issued before 30 September 2014.

4.	Exclusion of liability: general

4.1	The Seller shall not be liable in respect of a Warranty Claim if at the time of entry by the Buyer into this Agreement any of Walter Hanley, Robert Deitch and Vaughn Hooks had actual knowledge of the matter giving rise to such Warranty Claim and he appreciated or ought reasonably to have appreciated that it would entitle the Buyer after Completion to make a claim for breach of such Warranty. For the purposes of this clause:

4.1.1	neither Walter Hanley nor Robert Deitch nor Vaughn Hooks shall be deemed to have actual knowledge of any matter solely by virtue of the fact that he had access to or viewed any particular document in the Data Room; or

4.1.2	Walter Hanley, Robert Deitch and Vaughn Hooks shall be deemed not to have actual knowledge of any document included in the Data Room after 5.00pm on 28 September 2011 or any matter included therein save in respect of documents that are specifically referred to by document number in disclosures made under the heading “Specific Disclosures” in the Disclosure Letter sufficiently to enable the Buyer to identify and understand the nature and scope of the matter disclosed and to assess its likely impact.

4.2	The Seller shall not be liable in respect of a Warranty Claim to the extent that such claim relates to any matter specifically provided for in the Accounts.

4.3	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim results from:

4.3.1	any act or omission before Completion carried out or omitted at the express written request of the Buyer or any other member of the Buyer’s Group; or

4.3.2	any breach by the Buyer of its obligations under this Agreement; or

4.3.3	any change after Completion in the accounting policies or practices used in preparing the Accounts otherwise than to comply with UK GAAP or applicable law in effect as at Completion or in the accounting reference date of any Group Company; or

4.3.4	any reorganisation of the Buyer’s Group after Completion or change after Completion in the ownership of the Company; or

4.3.5	any act, event, occurrence or omission after the date of this Agreement compelled by law, or from the enactment, amendment or change in the interpretation after that date, of any statute, regulation or practice of any governmental, regulatory or other body, including a Tax Authority, whether or not having retrospective effect, or any change after the date of this Agreement in the rates of Taxation.

4.4	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim would not have arisen but for any act or omission on or after Completion carried out or omitted by or on behalf of the Buyer or any member of the Buyer’s Group (including any Group Company) otherwise than in the ordinary course of business provided that such act or omission was not carried out by or under direction of the Seller or as a necessary consequence of any act or omission before Completion of the Seller or a Group Company or was required as a consequence of any law, regulation or statute in effect as at Completion or contractual obligation entered into prior to Completion by the Seller or a Group Company.

4.5	The Seller shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to the Warranty Claim constitutes a contingent liability of any Group Company or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of that Group Company or becomes capable of being quantified. This paragraph shall not relieve the Buyer from any obligation to give notice under paragraph 3.1 in respect of any matter which constitutes a contingent liability on the Buyer or relates to a liability which is not capable of being quantified.

5.	Recovery from third parties

5.1	Subject to the Buyer’s obligations under the terms of the Insurance Policy, if the Buyer or a Group Company becomes aware of any matter which would or is likely to give rise to a Warranty Claim or Indemnity Claim and the Buyer or a Group Company has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance other than the Insurance Policy) in relation to that matter, then the Buyer shall promptly notify the Seller of the right, and shall (without prejudice to its ability to claim against the Seller) take reasonable steps to seek recovery or claim indemnity from such third party.

5.2	If any sum is paid by or on behalf of the Seller or the Flowering Shareholders in satisfaction of a Warranty Claim or Indemnity Claim, and the Buyer or a Group Company subsequently makes recovery from any third party (including under any policy of insurance other than the Insurance Policy) in respect of the matter giving rise to that Warranty Claim or Indemnity Claim, subject to the terms of the Insurance Policy, the Buyer shall promptly repay to the Seller’s Solicitors (on behalf of the Seller):

5.2.1	an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred in recovering the same, the amount of any increase in the premium payable for the relevant insurance in respect of the next two following annual insurance periods and less any Tax suffered on the receipt; or

5.2.2	if the figure resulting under paragraph 5.2.1 above is greater than the amount paid by the Seller to the Buyer in respect of the Claim, such lesser amount as shall have been so paid by the Seller.

5.3	The Buyer shall:

5.3.1	consult with the Seller as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Seller with copies of all correspondence and documents in relation to that matter and (on request from time to time) with a status report with regard to the matter; and

5.3.2	where reasonably practicable, not admit liability in respect of or settle or compromise the matter in question (or offer to do so) without prior consultation with the Seller.

6.	Conduct of third party claims

6.1	Where the Buyer gives the Seller notice under paragraph 3.1 or where any such matter arises and notice has not been given, the Buyer shall:

6.1.1	consult with the Seller as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Seller with copies of all correspondence and documents in relation to that matter;

6.1.2	where practicable, not admit liability in respect of or settle or compromise the matter in question (or offer to do so) without prior consultation with the Seller;

6.1.3	consult with the Seller as to any ways in which the matter might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed; and

6.1.4	take such action, at the written request of the Seller, as the Seller may reasonably require, to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the third party claim,

provided that the provisions of paragraph 6 shall not apply:

6.1.4.1	if the relevant actions or steps required by the Seller would in the opinion of the Buyer (acting reasonably) materially prejudice the business and/or goodwill of any of the Group Companies or the ability of the Buyer’s Group to conduct the business of the Company or where the subject matter of the relevant third party claim involves a material customer or supplier of the business of the Group Companies;

6.1.4.2	to any matters which would require the Buyer or any Group Company to breach a contractual or legal obligation existing at the date hereof or waive any legal privilege;

6.1.4.3	if the relevant actions or steps required by the Seller would conflict with the Buyer’s obligations under the terms of the Insurance Policy;

and further provided that

6.1.4.3.1	the Seller shall in advance provide the Buyer with such funds as shall be reasonably necessary to meet all costs and expenses incurred as a result of the request by the Seller; and

6.1.4.3.2	the Seller shall indemnify and keep indemnified the Buyer against all Losses suffered or incurred as a result of any action taken in accordance with this paragraph 6.

6.2	Subject to the Buyer’s obligations under the terms of the Insurance Policy, if there is any dispute between the Seller and the Buyer as to whether liability in respect of any third party claim should be admitted or whether that claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Seller and the Buyer or in default of agreement on or before the date falling five Business Days after the date on which an individual is first proposed for the purpose by either the Seller or the Buyer by the President for the time being of the Law Society of England and Wales on the application of either the Seller or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Seller is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Seller but bearing in mind the matters set out in paragraphs 6.1.4.1, 6.1.4.2. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Seller for all purposes. Counsel’s fees and expenses shall be borne by the Seller and the Buyer as counsel may determine in his sole discretion or, if no such determination is made by the Seller and the Buyer in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable.

6.3	References in this paragraph 6 to any claim, action or demand against the Buyer or a Group Company include the assertion of any right to the same, including a right of termination.

7.	Remedies

7.1	The Buyer irrevocably and unconditionally waives any right it may have to rescind this Agreement for any misrepresentation, whether or not contained in this Agreement, and whether or not relating to any Tax matter, or to terminate this Agreement for any other reason other than in accordance with its express terms.

7.2	The Buyer irrevocably and unconditionally waives any right it may have to sue the Seller or any of the Seller’s advisers for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any misrepresentation, whether or not contained in this Agreement. The Buyer’s sole remedy in respect of any such misrepresentation shall be an action for breach of contract under the terms of this Agreement if and to the extent that the misrepresentation in question constitutes a breach of the Warranties (including the Tax Warranties).

7.3	Without limiting clause 26.4 of this Agreement, nothing in this paragraph 7 shall limit the Seller’s liability for fraudulent misrepresentation or the remedies available to the Buyer for fraudulent misrepresentation.

8.	General

The Buyer shall not be entitled to recover any loss or amount more than once under this Agreement. For this purpose, recovery by the Buyer or any Group Company shall be deemed to be a recovery by each of them.

9.	Insurance Policy

Notwithstanding any other provision of this schedule 5, in the event that the Buyer recovers under the Insurance Policy in respect of any Claim, the provisions of paragraphs 3, 5, 6 shall not apply in respect of such Claim but in the case of paragraph 3 this exclusion only applies to the extent of such recovery.

SCHEDULE 6

The Earn-out Periods

1.	Save as provided in paragraph 3 of this schedule, during the Earn-out Periods, the Buyer shall:

1.1	ensure that Sukhpal Singh Ahluwalia in his capacity as managing director of ECP has sole responsibility for the day-to-day running and management of the operations of ECP and its subsidiaries, to the extent consistent with the Business Plan;

1.2	ensure that ECP shall not terminate the employment of Sukhpal Singh Ahluwalia other than for Cause. For the purposes of this schedule 6 “Cause” shall mean termination in accordance with clause 17 of the Employment Agreement between ECP and Sukhpal Singh Ahluwalia;

1.3	ensure that no member of the Buyer’s Group in any other way competes with any Group Company as regards its business as carried on at Completion;

1.4	ensure that the resources reasonably requested by any Group Company (including but not limited to financial, marketing, production, sales and personnel resources) to enable it to maximise its profits in accordance with the Business Plan are promptly made available to it;

1.5	not undertake any event which would cause any Group Company to cease to be a subsidiary of the Buyer or any other Group Company, to the extent that such event would be effected primarily to reduce the 2012 EBITDA or the 2013 EBITDA;

1.6	ensure that no officer, employee or consultant of any Group Company (other than any officer, employee or consultant appointed by the Guarantor) as at the Completion Date is seconded to or required to provide services to the Buyer’s Group or (in any material respects) to any other Group Company other than on an arm’s length financial basis;

1.7	ensure that no Group Company shall enter into any agreement or transaction with a member of the Buyer’s Group which is not at arms’ length or on normal commercial terms or is otherwise than in the ordinary course of business or which provides for any payment for goods or services at any rate other than one which might reasonably be charged by an independent third party;

1.8	conduct the business of the Group Companies in accordance with and otherwise adhere to the Business Plan in all material respects;

1.9	ensure that any alteration to the terms and conditions of employment of the directors of the Group Company or any alteration to their pay or any agreement to pay any bonus or commission to any of their directors (other than as already set out in this Agreement or their existing employment contracts) shall be determined in good faith;

1.10	not change the accounting reference date of any Group Company;

1.11	not take any steps or allow any steps to be taken for the winding-up, receivership, administrative receivership or administration of any Group Company;

1.12	not change or allow to be changed the name of ECP or its trading name, save that it shall be designated ECP, an LKQ Corporation affiliate (or company);

1.13	subject to paragraph 1.4, not sell the shares of the Company or all or a substantial part of the business and assets of the Group Companies without the prior written consent of the Seller.

2.	The Seller and the Buyer shall each endeavour to procure that Sukhpal Singh Ahluwalia, Maheshkumar Shah and Neil Brown shall disclose to the Seller and the Buyer as soon as reasonably practicable any proposals for the events referred to in paragraph 1 above to take place and/or any such events actually taking place.

3.	Save in relation to paragraphs 1.1, 1.2 and 1.3, the Buyer may do or allow anything to be done (the “Proposed Activity”) which would otherwise contravene paragraph 1 of this schedule provided that before it does so an adjustment is agreed or determined as set out in this paragraph to take account of the effect of the Proposed Activity on the 2012 EBITDA and 2013 EBITDA (as the case may be) for the year in which Proposed Activity is to be carried out or the parties agree that no adjustment is required. Any such adjustment shall be:

3.1	agreed between the Seller and the Buyer on or before the date falling 15 Business Days after the date on which the Buyer notifies the Seller of the Proposed Activity and its proposal for the adjustment; or

3.2	in the event the parties are not able to agree upon the adjustment within such period, determined by Independent Accountant appointed in accordance with this Agreement and each party shall promptly provide to the other or the other’s accountants or professional advisers (and to the Independent Accountant) all such documents and information as may reasonably be requested for the purpose of agreeing or determining the adjustment.

4.	The Buyer may sell the shares of the Company and/ or all or a substantial part of the business and assets of the Group Companies without the prior written consent of the Seller provided that, in such circumstances:

4.1	in the event that EBITDA Statement in respect of the 2012 Earn-out Period has not been agreed or determined prior to the date of such sale, the 2012 EBITDA shall be deemed to be equal to the 2012 EBITDA Target; and

4.2	in the event that EBITDA Statement in respect of the 2013 Earn-out Period has not been agreed or determined prior to the date of such sale, the 2013 EBITDA shall be deemed to be equal to the 2013 EBITDA Target.

5.	In the event that the actual capital expenditure incurred during the 2012 Earn-out Period exceeds the capital expenditure planned to be incurred during such period as stated in the Business Plan (the amount of such excess being “Excess Capital Expenditure”), the 2013 EBITDA Target shall be increased by the sum of £200 for every £1,000 of Excess Capital Expenditure.

6.	In the event that the Buyer acts in breach of paragraph 1 then the Seller shall be entitled by written notice to the Buyer giving reasonable details of such breach to require an adjustment to be made (such notice to be received no later than the earlier of 45 days after the Seller becomes aware of such breach) and can elect that the process set out in paragraph 3 be followed in order to determine such adjustment, provided that:

6.1	in the event that the Buyer takes adequate steps to remedy such breach within 45 Business Days of receipt of such notice or the Seller and the Buyer agree on an adjustment to the 2012 EBITDA Target or the 2013 EBITDA Target (as the case may be) or that no such adjustment is required to be made, no adjustment shall be made pursuant to paragraph 3; and

6.2	in the event that the Seller fails to give such a notice by the earlier of:

6.2.1	the last day of the period of 45 days referred to in paragraph 1.5; and

6.2.2	the date that the EBITDA Statement for the relevant year is agreed or determined,

the Seller shall not be entitled to require such adjustment.

7.	In relation to any act by the Buyer which would constitute a breach of paragraph 1, paragraph 6 shall not apply to the extent that Sukhpal Singh Ahluwalia has given his prior written consent (which may be given by electronic mail) to such act.

SCHEDULE 7

EBITDA Policies

The following policies shall be used in the calculation of EBITDA

1.	Calculation of EBITDA

1.1	EBITDA shall be calculated:

1.1.1	in accordance with the specific accounting principles, practices and policies and the specific accounting bases and treatments set out in this schedule 7 and consistently applied; and

1.1.2	on the same basis and using the same accounting principles, practices and policies applied in the preparation of the Completion Financial Statements as adjusted by the Post-Completion Adjustments. UK GAAP shall be consistently applied. For example, the Group Companies have historically accounted for its Peugeot vehicle leases as operating leases and that practice shall continue when calculating EBITDA despite the fact that Buyer may account for such Peugeot leases as finance leases after Completion.

1.2	In the event of any conflict between the application of sub-paragraphs 1.1.1 and 1.1.2, the application of sub-paragraph 1.1.1 shall take precedence over the application of sub paragraph 1.1.2.

2.	General

2.1	Results will be calculated excluding the reversal of excess accruals/provisions from prior periods.

2.2	Any unusual one-off gains exceeding £500,000 per annum in the aggregate (net of one-off losses described in the following sentence) resulting from events that took place prior to Completion (e.g. legal settlements, etc.) will be excluded from the calculation of EBITDA. Any unusual one-off losses exceeding £500,000 per annum in the aggregate (net of one-time gains described in the preceding sentence) resulting from events that took place prior to Completion will be excluded from the calculation of EBITDA only to the extent that these were fairly disclosed in the Disclosure Letter and provided for in the Completion Financial Statements.

2.3	The calculation of EBITDA will exclude any general charges (e.g. management fees) from other members of the Buyer’s Group unless they relate to reimbursement of direct costs that benefit the Group Companies. In the event that the Buyer’s Group causes the Group Companies to replace any provider of services (e.g., insurance), the Group Companies shall be charged for such services on an arm’s length third party basis; in good faith or EBITDA shall be adjusted in good faith on such basis, provided however, the combined fees that will be charged relating to the preparation and filing of the Group Companies’ statutory accounts and the corporation tax returns shall be £85,000 for 2012 and £100,000 for 2013.

2.4	Gains/losses on the sale of fixed assets will be excluded from the calculation of EBITDA.

3.	Sales/Trade debtors

3.1	All sales and related trade debtor accounts to be recorded on a UK GAAP basis. In particular, all sales will be recorded only when the corresponding goods have been delivered.

3.2	The Bad Debt Provision in the Management Accounts will be re-valued in the Post-Completion Adjustments, and year-end adjustments will be made after Completion to the profit and loss accounts; both according to existing accounting policies of the Guarantor.

4.	Inventory/COGS

4.1	Inventory invoice cost will continue to be maintained on a moving average basis and will include freight in and import duties.

4.2	The Stock in the Management Accounts will be re-valued as a Post-Completion Adjustment.

4.3	Stock Provisions in the Management Accounts for missing/damage (account #31050) and excess & obsolete (account #31500) will be re-valued as a Post-Completion Adjustment, and year-end adjustments will be made to the profit and loss accounts in accordance with the accounting policies of the Buyer’s Group existing at Completion.

5.	Trade Creditors and Sundry Creditors

5.1	All amounts owed to Trade Creditors and Sundry Creditors for goods effectively received (either received or shipped when FOB shipping point) will be fully provided for at each year end.

5.2	Vendor rebates related to parts purchases and reimbursement of marketing costs will be accounted for according to UK GAAP on an accrual basis. A provision for such rebates will be made as a Post-Completion Adjustment. Annual adjustments will be made to the profit and loss accounts to reflect the ongoing recording of these items on a UK GAAP basis. Notwithstanding the above, rebates from ATR International AG (“ATR”) will continue to be recorded on a cash received basis; provided however (a) in no event shall any ATR rebates relate to more than the one immediately preceding calendar year of parts purchased by the Group Companies, and (b) in the event ATR is replaced with an alternative vendor rebate program, an adjustment shall be made to EBITDA as of the date of such replacement to (i) cause the ATR rebate to be accounted for on an accrual basis (instead of a cash received basis) during the year of such replacement; and (ii) the alternative vendor rebate program shall be accounted for on an accrual basis during such year.

6.	Accruals

6.1	Accruals — Rent in the Management Accounts will be re-valued as a Post-Completion Adjustment, and annual adjustments will be made to the profit and loss accounts to reflect the revised provisions.

6.2	All other Accruals at each year-end will reflect a provision for expenses incurred but not yet paid that can be specifically identified as a future cash commitment and reasonably quantified on a UK GAAP basis.

7.	Finance Leases

7.1	To the extent any new or replacement assets are purchased outright as a tangible (fixed) asset (or leased under a finance lease) where such class of asset had previously been acquired under an operating lease, an adjustment to EBITDA will be made to account for the asset as if it had been acquired under an operating lease, and conversely, to the extent any new or replacement assets are acquired under an operating lease, where such class of asset had previously been purchased outright as a tangible (fixed) asset (or leased under a finance lease), an adjustment to EBITDA will be made to account for the asset as if it had been acquired as a tangible (fixed) asset; provided however, to the extent any changes in purchasing and leasing practices are contemplated by the Business Plan, no adjustment shall be made.

8.	Foreign Exchange Hedges

Realised and unrealised foreign exchange hedge gains and losses will be calculated at the end of each year and included in the calculation of EBITDA.

9.	Future projects/acquisitions

In evaluating future capital projects, acquisitions, or investments, a financial model will be prepared and presented for approval first by the boards of the Company and ECP, and then by executive management of the Guarantor (and the board of directors of the Guarantor when required). Upon agreement, the project or acquisition EBITDA agreed in the financial model will be used to adjust the earn-out EBITDA targets for the relevant periods (90% of the pro forma EBITDA to be used for acquisitions).

SCHEDULE 8

Finance leases

Barclays	35010

75/8253 1282-5	Lease Purchase	Office Refurbishment
	Linked Qtrly Interest	Equipment

75/8253 4112-4	Lease Purchase	Refurbishment
Linked Qtrly Interest

75/8254 2006-7	Lease Purchase	Peugeot Car x 3
Linked Qtrly Interest

75/8254 7123-0	Lease Purchase	Mercedes KY56GCO
Linked Qtrly Interest

75/8254 7109-5	Lease Purchase	FLTs
Linked Qtrly Interest

8255 2004	Lease Purchase	Matiz x 3
Linked Qtrly Interest

8256 33125	FP10MVR A3 Audi	FP10MVR A3 Audi

Lombard	35040

Agreement Number	Agreement Type	Description

AD55000984	Asset Finance	Various assets

AD61000521	Unsecured	Various assets
Commercial Loan

AU91000103	Lease Purchase	NDC Racking
Shelving/Mezz Floor

AU91000106	Lease Purchase	Branch Racking
Shelving/Mezz Floors

91000111	Lease Purchase	13 Combos

91000112	Lease Purchase	13 Combos

G00000009	Lease Purchase	20 Combos

91000123	Lease Purchase	6 Combos

LloydsTSB	35050

Agreement Number	Agreement Type	Description

8688444960	HP	50 Combos

8688446930	HP	20 Combos

8688453600	HP	9 Combos

8688455840	HP	10 Combos

8688472000	HP	92 Combos

8688478860	HP	27 Combos
2 Astras

8688479960	HP	9 Combos
3 Corsas
3 Insignia
10 Astra
7 Movanos

8688494000	HP	31 Combos
2 Astras
3 Corsa

8688528460	HP	Linde FLTs

8688528430	HP	3 Combos

8688530520	HP	20 Combos

8688532640	HP	7 Combos

8688517750	HP	Linde FLTs

8688553600	HP	12 Combos

86885554080	HP	14 Combos

8688557030	HP	14 Combos

8688557970	HP	14 Combos

8688588440	HP	12 Combos

8688591950	HP	12 Combos

HSBC	35060

Agreement Number	Agreement Type	Description

207110	HP Agreement	20 Combos

208205	Asset Purchase	20 Combos

208713	Asset Purchase	10 Combos

208914	Asset Purchase	14 Combos

208949	Asset Purchase	15 Combos

Barclays	36010

08/08253 6796-4/27	Loan Agreement	Refurbishment &
	Linked Qtrly Interest	Office Equipment
Unregulated

08/8254 2001-6	Loan Agreement	Refit
Linked Qtrly Interest
Unregulated

08/8254 7125-7	Loan Agreement	Refit
	Linked Qtrly Interest
	Unregulated

08/8255 2014-2	Loan Agreement	Fixtures and fittings
	Linked Qtrly Interest
	Unregulated
Property Mortgage

Property	Agreement No.

Newcastle	44974131
Guildford	24740734
Aylesbury	74865456
Hemel Hempstead	84924053
Leicester	14806883
Flat # 115	4253922
Flats # 128	24391322
Flat # 102	54989821
Flat # 97	54655729

Bank of Scotland	36020

Property	Agreement No.

Flat 17 Willow Tree Court	6138999
Crawford Avenue
Middlesex HA0 2RB

Bank of Scotland	36030

Property	Agreement No.

Plot 5 Viewpont Court	6147406
Pinner Green
Middlesex
HA5

SCHEDULE 9

Proportion

Name	Proportion (%)
Draco Limited	89.78

Minerva Trust Company Limited (as trustee of MBNK Trust)	1.80

Neil Graeme Brown	2.00

Paul Stuart Creasey	0.29

Stephen James Horne	1.08

David John Bevan	0.33

Christopher Barella	0.54

David William Beak	0.84

Arpana Mangrola	0.33

Sukhbir Singh Kapoor	1.08

Martin Kenneth Gray	0.60

William Kenneth Stimson	0.25

Andrew Craig Hamilton	0.42

Michael Ronald Spalding	0.66

Total	100

SCHEDULE 10

Completion Financial Statements

The terms “Control-Cash”, “Sales”, “Trade Debtors”, “Trade Creditors” and “Sundry Creditors” in this schedule 10 refer to the corresponding captions in the Management Accounts.

1.	Accounting Treatment — General

1.1	The Completion Financial Statements shall be prepared:

1.1.1	in accordance with the specific accounting principles, practices and policies and the specific accounting bases and treatments set out in this schedule 10; and

1.1.2	on the same basis and using same the accounting principles, practices and policies applied in the preparation of the Accounts. UK GAAP shall be consistently applied.

1.2	In the event of any conflict between the application of sub-paragraphs 1.1.1 and 1.1.2, the application of sub-paragraph 1.1.1 shall take precedence over the application of sub-paragraph 1.1.2.

1.3	The Completion Financial Statements shall be prepared on the basis that they relate to the Group Companies as a going concern and shall exclude any effect of the change of control or ownership of the Group Companies contemplated by this Agreement or any other effect of this Agreement, including the Post-Closing Adjustments.

1.4	The Completion Financial Statements shall be prepared not on an interim basis, but on the same basis as the Accounts. All other Accruals at each year-end will reflect a provision for expenses incurred but not yet paid that can be specifically identified as a future cash commitment and reasonably quantified on a UK GAAP basis.

2.	Accounting Treatment — Cash

2.1	Cash shall mean:

2.1.1	all cash at bank and in hand;

2.1.2	any credit card payments made in favour of a Group Company prior to Completion:

2.1.2.1	which are not received prior to Completion; and

2.1.2.2	which are received after Completion but prior to preparation by the Buyer of the Draft Completion Financial Statements pursuant to clause 4.1;

but shall be adjusted to reflect the other items in this schedule.

2.2	There shall be excluded from Cash any amounts of cash of ADS and/ or VDS.

2.3	Otherwise than as specified in this schedule, Cash shall be reported and reconciled in accordance with UK GAAP.

2.4	Control-Cash accounts shall be reported as Trade Debtors and any amounts standing to the credit of such accounts shall not be treated as Cash.

2.5	An amount equal to the aggregate of the following items shall be deducted from the amount of Cash:

2.5.1	the aggregate of any accounts payable due as of month-end September and for which payments would normally have been made, but have not been made for whatever reason;

2.5.2	in the event that the actual capital expenditure of the Company for the period from 1 January 2011 to 30 September 2011 as shown in the Completion Financial Statements is less than £5,572,000, an amount equal to the shortfall;

2.5.3	to the extent that the same has not otherwise been paid and deducted from Cash, an amount equal to (a) the payroll (excluding PAYE and employer’s national insurance contributions in respect of the calendar month to 30 September 2011); (b) rents payable prior to Completion under applicable lease terms with respect to all Leasehold Properties; (c) VAT payable prior to Completion under applicable laws; and (d) statement amounts owed to suppliers prior to Completion pursuant to the green highlighted entries in document 4.4.9.4 in the Data Room only as adjusted for legitimate deductions made in the ordinary course of business.

2.5.4	the sum of £262,000;

2.5.5	£20,000 (exclusive of VAT) or such other amount as is due to Merrill Corporation in respect of services provided in connection with the transaction the subject of this Agreement;

2.5.6	the cost over £12,000 (exclusive of VAT) of acquiring the software licences required as at Completion;

2.5.7	an amount equal to the gross amounts payable by ECP to those persons identified as Person A, Person B, Company 1 and Company 2 in the Disclosure Letter in the disclosure made in relation to Warranty 4.1 and Warranty 4.1, together with an amount equal to any employer’s national insurance contributions chargeable in respect of any such amounts; and

2.5.8	£1,750 (which represents 50% of the costs of pre-payment of facilities due to Barclays Bank plc).

3.	Sales/Trade Debtors

All Sales and related Trade Debtor accounts shall be recorded on a UK GAAP basis. In particular, all sales will be recorded only when the corresponding goods have been delivered.

4.	Trade Creditors and Sundry Creditors

All amounts owed to Trade Creditors and Sundry Creditors for goods effectively received (either received or shipped when FOB shipping point) will be fully provided for at the end of each period.

5.	Peugeot leases

The Peugeot vehicle leases will be treated as operating leases (not financing leases or debt) on the Completion Financial Statements.

SIGNED by duly authorised on behalf of DRACO LIMITED	) ) )
FOR BEAUMONT (DIRECTORS) LIMITED SOLE CORPORATE DIRECTOR

SIGNED by duly authorised on behalf of LKQ EURO LIMITED	) ) )

SIGNED by duly authorised on behalf of LKQ CORPORATION	) ) )